Exhibit 10.1.6

Execution Version

LETTER OF CREDIT AGREEMENT Among
THE HERTZ CORPORATION, as Applicant,

THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO,

BARCLAYS BANK PLC,
as Administrative Agent and Collateral Agent

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Syndication Agent

BANK OF MONTREAL, BNP PARIBAS,
CITIBANK, N.A., GOLDMAN SACHS BANK USA, and ROYAL BANK OF CANADA, as Co-Documentation Agents

and

DEUTSCHE BANK SECURITIES INC., MIZUHO BANK, LTD., and NATIXIS SECURITIES AMERICAS LLC,
as Senior Managing Agents

Dated as of November 2, 2017

BARCLAYS BANK PLC, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, BMO CAPITAL MARKETS CORP., BNP PARIBAS, CITIGROUP GLOBAL MARKETS INC., GOLDMAN SACHS & CO., and RBC CAPITAL MARKETS1
as Joint Lead Arrangers and Joint Bookrunning Managers

––––––––––––––––––––––––––––

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

Table of Contents

i

5.12	Federal Regulations .............................................................................................. 86

10.8    The Administrative Agent and Other Representatives in Their Individual

SCHEDULES
A    Commitments
B    Unrestricted Subsidiary
1.1(d)    Designated Foreign Currency Centers
5.2    Material Adverse Effect Disclosure
5.4    Consents Required
5.6    Litigation
5.8    Real Property
5.9    Intellectual Property Claims
5.16    Subsidiaries
5.18    Environmental Matters
5.21    Insurance
6.1(e)    Lien Searches
6.1(f)    Local Counsel
6.1(j)    Title Insurance Policies
7.2    SEC Filings Website Address
7.10    Surveys
7.12    Post-Closing Actions

EXHIBITS
A [Reserved]
B Form of L/C Request
C-1 Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not
Partnerships For U.S. Federal Income Tax Purposes)
C-2 Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not
Partnerships For U.S. Federal Income Tax Purposes)
C-3 Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are
Partnerships For U.S. Federal Income Tax Purposes)
C-4 Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships
For U.S. Federal Income Tax Purposes) D    [Reserved]
E Form of Closing Certificate
F Form of Assignment and Acceptance
G [Reserved] H [Reserved] I [Reserved]
J Form of Guarantee and Collateral Agreement
K Form of Mortgage
L [Reserved] M [Reserved] N [Reserved] O [Reserved]
P Form of Collateral Agency and Intercreditor Agreement
Q    [Reserved] R    [Reserved]
U Form of Compliance Certificate

LETTER OF CREDIT AGREEMENT, dated as of November 2, 2017 among THE HERTZ CORPORATION, a Delaware corporation (together with its successors and assigns, the “Applicant”), the several banks and other financial institutions from time to time parties to this Agreement (as further defined in Section 1.1, the “Lenders”), the issuing lenders from time to time parties to this Agreement (as further defined in Section 1.1, the “Issuing Lenders”) and Barclays Bank PLC, as administrative agent and collateral agent for the Lenders hereunder (in such capacities, respectively, and as further defined in Section 1.1, the “Administrative Agent” and the “Collateral Agent”); with Credit Agricole Corporate and Investment Bank, as syndication agent (in such capacity, the “Syndication Agent”), and Bank of Montreal, BNP Paribas, Citibank, N.A., Goldman Sachs Bank USA, and Royal Bank of Canada, each as a co-documentation agent (in such capacity, the “Co-Documentation Agents”). Capitalized terms are used herein as defined in Section 1.1.

The parties hereto hereby agree as follows:

WHEREAS, the Applicant is entering into this Agreement to provide for a letter of credit facility for letters of credit initially up to an aggregate face amount of $400.0 million on a Dollar Equivalent basis upon the terms and conditions set forth herein;

WHEREAS, reference is made to the Credit Agreement (the “Senior Credit Agreement”), dated as of June 30, 2016, by and among the Applicant, the subsidiary borrowers party thereto, the several lenders from time to time party thereto, Barclays Bank PLC, as administrative agent and collateral agent and the other agents party thereto, as the same may be amended, amended and restated, restated, waived, supplemented or otherwise modified from time to time;

WHEREAS, the aggregate amount of letters of credit available to be issued under this Agreement shall not be greater than the aggregate amount of permanent reduction of the Tranche B-1 Revolving Commitments (as defined in the Senior Credit Agreement) or the L/C Commitment Amount (as defined in the Senior Credit Agreement), in each case, reduced pursuant to Section 4.4(e) of the Senior Credit Agreement after the date hereof;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

1.1    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next
1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurocurrency Rate for an interest period of one month commencing on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) plus 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). “Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the New York Fed based on such day’s federal funds transactions by depository institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as the federal funds effective rate, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. “New York Fed” means the Federal Reserve Bank of New York. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, respectively. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Eurocurrency Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the ABR shall be determined without regard to clause (b) or (c) above, as the case may be, of the first sentence hereof until the circumstances giving rise to such inability no longer exist.

“Acceleration”: as defined in Section 9(e).

“Accounts”: as defined in the UCC; and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all guarantees or collateral for any of the foregoing and (f) all rights relating to any of the foregoing.

“Acquired Indebtedness”: Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Additional Assets”: (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Applicant or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted

Subsidiary as a result of the acquisition of such Capital Stock by the Applicant or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Indebtedness”: as defined in the Intercreditor Agreements or any Other Intercreditor Agreement, as applicable, or, if no such Intercreditor Agreements are in effect, any Indebtedness that is secured by a Lien on Collateral and is permitted to be so secured by Section 8.2, and is designated as “Additional Indebtedness” by the Applicant in writing to the Administrative Agent.

“Additional Obligations”: senior or subordinated Indebtedness (which Indebtedness may be (x) secured by the Collateral on a pari passu basis with the Obligations under the Credit Documents, (y) secured by a Lien ranking junior to the Lien securing the Obligations under the Credit Documents or (z) unsecured), including customary bridge financings; provided that (a) the maturity date of such Additional Obligations shall be no earlier than the Maturity Date (other than an earlier maturity date for customary bridge financings, which, subject to customary conditions (as determined by the Applicant in good faith), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the Maturity Date), (b) such Additional Obligations shall not be secured by any Lien on any asset of any Credit Party that does not also secure the Obligations under the Credit Documents, or guaranteed by any Subsidiary of the Applicant other than the Subsidiary Guarantors, (c) if secured by Collateral, such Additional Obligations shall be subject to the terms of the Intercreditor Agreements or Other Intercreditor Agreement and (d) to the extent such Additional Obligations are subordinated in right of payment to the Obligations under the Credit Documents, provide for customary payment subordination to the Obligations under the Credit Documents as determined by the Applicant in good faith.

“Additional Obligations Documents”: any document or instrument (including any guarantee, security agreement or mortgage) issued or executed and delivered with respect to any Additional Obligations by the Applicant or any Restricted Subsidiary.

“Adjustment Date”: (i) for purpose of determining whether the Applicable Commitment Fee Percentage and Applicable Margin in clause (a) or clause (b) of the definition of “Pricing Grid” is applicable, the date on which S&P or Moody’s effects the change in the Specified Rating requiring such a change and (ii) for purpose of determining the Applicable Commitment Fee Percentage and Applicable Margin that corresponds to the level of “Consolidated Total Corporate Leverage Ratio” on the Pricing Grid each date on or after the last day of the Applicant’s first fiscal quarter ended after the Closing Date that is the second Business Day following receipt by the Lenders of both (a) the financial statements required to be delivered pursuant to Section 7.1(a) or Section 7.1(b), as applicable, for the most recently completed fiscal period and (b) the related Compliance Certificate required to be delivered pursuant to Section
7.2(a) with respect to such fiscal period.

“Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Section 10.10.

“Affiliate”: with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction”: as defined in Section 8.6(a).

“Agents”:    the collective reference to the Administrative Agent, the Collateral
Agent, the Syndication Agent and the Co-Documentation Agents.

“Aggregate Outstanding Credit”: as to any Lender at any time, an amount equal to such Lender’s Commitment Percentage of the L/C Obligations then outstanding.

“Agreement”:    this Letter of Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Amendment”: as defined in Section 8.8(c).

“Anti-Corruption Laws”: the Foreign Corrupt Practices Act of 1977, as amended, and all laws, rules and regulations of the European Union and United Kingdom applicable to the Applicant or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Percentage”: during the period from the Closing Date until the first Adjustment Date, the Applicable Commitment Fee Percentage shall at all times equal 0.45% per annum. The Applicable Commitment Fee Percentage will be adjusted on each Adjustment Date to the applicable rate per annum set forth under clause (a) or (b) of the definition of “Pricing Grid”, as applicable, under the heading “Applicable Commitment Fee Percentage” on the Pricing Grid which corresponds to the Consolidated Total Corporate Leverage Ratio determined from the financial statements and Compliance Certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date. If it is subsequently determined before the date on which all L/C Obligations have been repaid and all Commitments have been terminated that the Consolidated Total Corporate Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Commitment Fee Percentage that is less than that which would have been applicable had the Consolidated Total Corporate Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Commitment Fee Percentage” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Consolidated Total Corporate Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Applicant for the relevant period as a result of the miscalculation of the Consolidated Total Corporate Leverage Ratio shall be deemed to be (and shall be) due and payable by the Applicant upon the date that is five Business Days after notice by the Administrative Agent to the Applicant of such miscalculation. During or prior to such five Business Day period and thereafter, if the preceding sentence is complied with, the failure to previously pay such interest and fees at the correct Applicable Commitment Fee Percentage and the delivery of such inaccurate certificate shall not in and of themselves constitute a Default or Event of Default and no amounts shall be payable at the Default Rate in respect of any such interest or fees.

“Applicable Margin”: in the case of (a) Letter of Credit Commissions, 3.25% per annum during the period from the Closing Date until the first Adjustment Date and (b) any L/C Participant Default Interest Amount, 2.25% per annum during the period from the Closing Date until the first Adjustment Date. The Applicable Margins with respect to the Letter of Credit Commissions will be adjusted on each Adjustment Date to the applicable rate per annum set forth under clause (a) or (b) of the definition of “Pricing Grid”, as applicable, under the heading “Letter of Credit Commissions” on the Pricing Grid which corresponds to the Consolidated Total Corporate Leverage Ratio determined from the financial statements and Compliance Certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date. The Applicable Margins with respect to the L/C Participant Default Interest Amount will be adjusted on each Adjustment Date to the applicable rate per annum set forth under the heading “L/C Participant Default Interest Amount” on the Pricing Grid which corresponds to the Consolidated Total Corporate Leverage Ratio determined from the financial statements and Compliance Certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date. If it is subsequently determined before the date on which all L/C Obligations then outstanding have been repaid and all Commitments have been terminated, that the Consolidated Total Corporate Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders, received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had the Consolidated Total Corporate Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Consolidated Total Corporate Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Applicant for the relevant period as a result of the miscalculation of the Consolidated Total Corporate Leverage Ratio shall be deemed to be (and shall be) due and payable by the Applicant upon the date that is five Business Days after notice by the Administrative Agent to the Applicant of such miscalculation. During or prior to such five Business Day period and thereafter, if the preceding sentence is complied with, the failure to previously pay such interest and fees at the correct Applicable Margin and the delivery of such inaccurate certificate shall not in and of themselves constitute a Default or Event of Default and no amounts shall be payable at the Default Rate in respect of any such interest or fees.

“Applicable Rating Threshold”: as defined in the definition of “Pricing Grid” in this Section 1.1.

“Applicant”: as defined in the Preamble hereto.

“Approved Fund”: as defined in Section 11.6(b).

“Arrangers”: Barclays Bank PLC, Credit Agricole Corporate and Investment
Bank, Bank of Montreal, BNP Paribas Securities Corp., Citibank, N.A., Goldman Sachs Bank

USA, and Royal Bank of Canada, each in its capacity as a joint lead arranger of the
Commitments.

“Asset Disposition”: any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or, in the case of a Foreign Subsidiary, to the extent required by applicable law), property or other assets (each referred to for purposes of this definition as a “disposition”) by the Applicant or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Applicant or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms, as determined by the Applicant in good faith) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by Section 8.3, (vii) any Financing Disposition, (viii) any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Applicant or any Restricted Subsidiary, so long as the Applicant or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, including pursuant to any Rental Car LKE Program, (x) any financing transaction with respect to property built or acquired by the Applicant or any Restricted Subsidiary, including any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation, eminent domain or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or necessary or advisable (as determined by the Applicant in good faith) in order to consummate any acquisition of any Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, or of non- core assets acquired in connection with any acquisition of any Person, business or assets or any Investment, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Applicant or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $75.0 million, (xvi) any disposition of all or any part of the Capital Stock or business or assets of (a) Car Rental System do Brasil Locacão de Veículos Ltda or any successor in interest thereto, (b) any other Subsidiary engaged in, or Special Purpose Entity otherwise supporting or relating to, the business of leasing or renting Vehicles in Brazil or (c) CAR Inc. or any successor in interest thereto, (xvii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the good faith determination of the Applicant, no longer economically practicable to maintain or useful in the conduct of the business of the Applicant and its Subsidiaries taken as a whole, (xviii) any license, sublicense or other grant of rights in or to any trademark, copyright, patent or other intellectual property, (xix) any lease or sublease of real or other property, (xx) any disposition for Fair Market Value to any Franchisee or any Franchise Special

Purpose Entity, (xxi) any disposition of securities pursuant to an agreement entered into in connection with any securities lending or other securities financing transaction to the extent such securities were otherwise permitted to be disposed of at the time of entering into the agreement for such securities lending or other securities financing transaction or (xxii) so long as no Event of Default under Section 9(a) or 9(f) shall have occurred and be continuing (or would result therefrom), any other disposition if on a pro forma basis after giving effect to such disposition (including any application of proceeds therefrom) the Consolidated Total Corporate Leverage Ratio would be equal to or less than 4.00:1.00.

“Assignee”: as defined in Section 11.6(b).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit F.
“Australian Dollars”: the lawful currency of the Commonwealth of Australia. “Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) the aggregate amount of such Lender’s Commitment at such time over (b) the sum of (i) an amount equal to such Lender’s Commitment Percentage of the Blocked Commitment Amount plus (ii) an amount equal to such Lender’s Commitment Percentage of the outstanding L/C Obligations at such time; collectively, as to all the Lenders, the “Available Commitments.”

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by the Applicant or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Obligations”:    of any Person means the obligations of such
Person pursuant to any Bank Products Agreement.

“Base Intercreditor Agreement”: the Intercreditor Agreement, dated as of June 6,
2017, by and among the Note Collateral Agent (as defined therein) and the Original Senior Lien

Agent (as defined therein), and acknowledged by the Credit Parties, as amended, supplemented, waived or otherwise modified from time to time.

“Benefited Lender”: as defined in Section 11.7(a).

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Commitment Amount”: at any time, an amount equal to the excess of (i)
$400,000,000 minus (ii) the aggregate face amount of letters of credit under the Senior Credit Agreement that are cancelled or terminated or have expired, and, in each case, substantially concurrently with such termination, cancellation or expiration, re-issued hereunder as Letters of Credit of an equal aggregate amount (such amount, the “Shifted Commitment Amount”); provided that for the purposes of calculation of the Blocked Commitment Amount, the Shifted Commitment Amount shall not be greater than the aggregate amount of permanent reduction of the Tranche B-1 Revolving Commitments (as defined in the Senior Credit Agreement) or the L/C Commitment Amount (as defined in the Senior Credit Agreement), in each case, reduced pursuant to Section 4.4(e) of the Senior Credit Agreement after the date hereof as a result of the issuance of such Letters of Credit; provided, further, that (x) once the amount of the Blocked Commitment Amount is equal to zero, it shall thereafter remain at zero for all purposes of this Agreement and (y) once the Blocked Commitment Amount has been reduced by the Shifted Commitment Amount pursuant to clause (ii) above, such reduction to the Blocked Commitment Amount shall remain a permanent reduction.

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Applicant.

“Borrowing Date”: any Business Day specified in a notice pursuant to Section
3.2 as a date on which the Applicant requests an Issuing Lender to issue one or more Letters of
Credit hereunder.

“Brazilian Indebtedness”: Indebtedness of (a) Car Rental System do Brasil Locacão de Veículos Ltda or any successor in interest thereto and/or (b) any other Subsidiary engaged in, or Special Purpose Entity otherwise supporting or relating to, the business of leasing or renting Vehicles in Brazil.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York (or, with respect only to Letters of Credit issued by an Issuing Lender not located in the City of New York, the location of such Issuing Lender) are authorized or required by law to close.

“Canadian Dollars” and “C$”: the lawful currency of Canada.

“Capital Stock”: of any Person, any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation”: an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Captive Insurance Subsidiary”: any Subsidiary of the Applicant that is subject to regulation as an insurance company (and any Subsidiary thereof).

“Cash Equivalents”: (1) money and (2)(a) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union or any agency or instrumentality of any thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any Lender or Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b)(i) or (b)(ii) above, (d) money market instruments, commercial paper or other short term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency), (e) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act, (f) investment funds investing at least 95% of their assets in cash equivalents of the types described in clauses (1) and (2)(a) through (e) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors, and (h) solely with respect to any Captive Insurance Subsidiary, any investment that such Person is permitted to make in accordance with applicable law.

“Change in Law”: as defined in Section 4.11(a).

“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent Entity, shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Relevant Parent Entity or (b) Holdings shall cease to own, directly or indirectly, 100%

of the Capital Stock of the Applicant (or any successor to the Applicant permitted pursuant to Section 8.3).

“Change of Control Offer”: (a) an offer by the Applicant to terminate the Commitments and to cancel, backstop or cash collateralize (in each case on terms satisfactory to each Issuing Lender) any Letters of Credit issued by the applicable Issuing Lender and to pay any amounts then due and owing to each Lender, each Issuing Lender and the Administrative Agent hereunder and (b) payment by the Applicant in full of the amounts referred to in the preceding clause (a) to (and termination of any related applicable Commitment of) each such Lender, Issuing Lender or the Administrative Agent which has accepted such offer (and to the extent the amount of all L/C Obligations would exceed the remaining Commitments (such excess amount, the “Overdrawn Amount”), provision to the Administrative Agent for the benefit of the applicable Issuing Lender of cash collateral in an amount equal to 101% of such Overdrawn Amount).

“Closing Date”:    the date on which all the conditions precedent set forth in
Section 6.1 shall be satisfied or waived.
“Code”: the Internal Revenue Code of 1986, as amended from time to time. “Co-Documentation Agents”: as defined in the Preamble hereto.

“Collateral”: all assets of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”:    as defined in the Preamble hereto and shall include any successor to the Collateral Agent appointed pursuant to Section 10.10.

“Collateral Reinstatement Date”: as defined in Section 7.9(f).

“Collateral Suspension Date”: as defined in Section 7.9(f).

“Collateral Suspension Period”: the period of time commencing on the Collateral
Suspension Date and ending on the Collateral Reinstatement Date.

“Collateral Suspension Rating Level Condition”: as defined in Section 7.9(f).

“Collateral Suspension”: as defined in Section 7.9(f).

“Commercial L/C”: as defined in Section 3.1(b).

“Commitment”: as to any Lender, its obligation to issue (in the case of a Lender that is an Issuing Lender) or participate in Letters of Credit issued on behalf of, the Applicant in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A under the heading “Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Commitment assigned to such Assignee pursuant to Section 11.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Lenders, the “Commitments.” The original amount of the aggregate Commitments of the Lenders is $400.0 million.

“Commitment Percentage”: as to any Lender, the percentage of the aggregate Commitments constituted by its Commitment (or, if the Commitments have terminated or expired, the percentage which (a) such Lender’s interests in the aggregate L/C Obligations then outstanding then constitutes of (b) the aggregate L/C Obligations then outstanding); provided that for purposes of Sections 4.14(d) and (e), “Commitment Percentage” shall mean the percentage of the aggregate Commitments (disregarding the Commitment of any Defaulting Lender to the extent its L/C Obligations are reallocated to the Non-Defaulting Lenders) constituted by such Lender’s Commitment.

“Commitment Period”: the period from and including the Closing Date to but not including the Maturity Date, or such earlier date as the Commitments shall terminate as provided herein.

“Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which (a) is under “common control” (within the meaning of Section 4001 of ERISA) with the Applicant or (b) is part of a group of entities (whether or not incorporated), which includes the Applicant, which (i) is treated as a “single employer” under Section 414(b) or (c) of the Code or (ii) solely for the purpose of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a “single employer” under Sections 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”: as defined in Section 7.2(a).

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of participating in any Letters of Credit otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Applicant on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to participate in any Letter of Credit if, for any reason, its Conduit Lender fails to fund any such participation, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including Section 4.10, 4.11 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of the issuance of any Letter of Credit to the Applicant.

“Consolidated EBITDA”: for any period, the Consolidated Net Income for such period, plus (x) the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), (ii) Consolidated Interest Expense, all items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (iii)(u) through (iii)(z) thereof and any Special Purpose Financing Fees, and to the extent not reflected in Consolidated Interest Expense, costs of surety bonds in connection with financing activities, (iii) depreciation (excluding Consolidated Vehicle Depreciation), amortization (including amortization of goodwill and intangibles and amortization and write-off of financing costs), (iv) all other noncash charges or noncash losses, (v) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by this Agreement (whether or not consummated or incurred, and including any offering or sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Applicant or its Restricted Subsidiaries), (vi) the amount of any minority interest expense, (vii) the amount of loss on any Financing Disposition, (viii) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any equity subscription or equityholder agreement, to the extent funded with cash proceeds contributed to the capital of the Applicant or an issuance of Capital Stock of the Applicant (other than Disqualified Stock) and (ix) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Applicant and its Restricted Subsidiaries, plus (y) solely when pro forma effect is to be given to Sales, Purchases or other related transactions for purposes of calculation of the “Consolidated First Lien Leverage Ratio,” “Consolidated Gross Total Corporate Leverage Ratio” and/or “Consolidated Total Leverage Ratio” as applicable, the amount of net cost savings projected by the Applicant in good faith to be realized as the result of actions taken or to be taken on or prior to the date that is 24 months after the Closing Date, or 24 months after the consummation of any such Sale, Purchase or other related transaction, respectively (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions (provided that the aggregate amount of such net cost savings included in Consolidated EBITDA pursuant to this clause (y) for any four consecutive quarter period shall not exceed 20% of Consolidated EBITDA for such period (calculated after giving effect to any adjustment pursuant to this clause (y) (which adjustments may be incremental to pro forma adjustments made pursuant to the proviso to the definition of “Consolidated First Lien Leverage Ratio” or “Consolidated Total Corporate Leverage Ratio”) and such cost savings shall be reasonably identifiable and factually supportable as determined in good faith by the Applicant)).

“Consolidated First Lien Indebtedness”: as of any date of determination, an amount equal to (a) the Consolidated Total Corporate Indebtedness (for purposes of this definition, (i) without regard to clause (4) of the definition thereof and (ii) with respect to clause (2) of the definition thereof, without any deduction in respect of any Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on Customer Receivables or otherwise Incurred in connection with a Financing Disposition of Customer Receivables or (B) otherwise Incurred in connection with a Special Purpose Financing consisting of Customer Receivables) as of such date that is then either (1) secured by Liens on the Collateral securing the Obligations under the Credit Documents or (2) consists of Indebtedness of the type referenced in clause (ii) of the parenthetical above (other than in the case of each of the foregoing clauses (1) and (2), (x) Indebtedness secured by a Lien ranking junior to or subordinated to the Lien securing the Obligations under the Credit Documents and (y) property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) minus (b) Unrestricted Cash.

“Consolidated First Lien Leverage Ratio”: as of any date of determination, the ratio of (x) Consolidated First Lien Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date; provided that for purposes of this definition, (i) Consolidated First Lien Indebtedness shall be calculated, without duplication, after giving pro forma effect to the entire amount of the Outstanding Commitments and the entire committed amount of any other corporate revolving credit facility (less the aggregate then undrawn and unexpired amount of the then outstanding letters of credit under such revolving credit facility) of the Applicant and its Restricted Subsidiaries that is secured on a pari passu basis by the same Collateral securing the Obligations (as defined in the Guarantee and Collateral Agreement) and (ii) until the Netting Cap Fall-Away Date, the amount of Unrestricted Cash deducted pursuant to clause (b) of the definition of “Consolidated First Lien Indebtedness” shall not exceed $500.0 million) to (y) the aggregate amount of Consolidated EBITDA for the period of the Most Recent Four Quarter Period ending prior to the date of such determination for which consolidated financial statements of the Applicant are available (in each of the foregoing clauses (x) and (y), determined for any four fiscal quarter period (or portion thereof) ending immediately prior to the Closing Date, on a pro forma basis to give effect to the Spin-Off Transactions as if they had occurred at the beginning of such four quarter period), provided, that:

(1) if since the beginning of such period the Applicant or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Applicant or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Applicant or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Applicant or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other related transaction (subject, in each case, to the provisions and limitations set forth in the definition of “Consolidated EBITDA”)) shall be as determined in good faith by the Applicant. For the avoidance of doubt, the cap on netting of Unrestricted Cash specified in clause (ii) of the proviso to clause (x) above shall terminate and be of no further effect after the Netting Cap Fall-Away Date.

“Consolidated Gross Total Corporate Leverage Ratio”: as of any date of determination, the ratio of (x) Consolidated Total Corporate Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date; provided that for purposes of this definition, Consolidated Total Corporate Indebtedness shall be calculated without giving effect to the deduction for Unrestricted Cash in clause (4) of the definition of “Consolidated Total Corporate Indebtedness”) to (y) the aggregate amount of Consolidated EBITDA for the period of the Most Recent Four Quarter Period ending prior to the date of such determination for which consolidated financial statements of the Applicant are available (in each of the foregoing clauses (x) and (y), determined for any four fiscal quarter period (or portion thereof) ending immediately prior to the Closing Date, on a pro forma basis to give effect to the Spin-Off Transactions as if they had occurred at the beginning of such four quarter period), provided, that:

(1) if since the beginning of such period the Applicant or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Applicant or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Applicant or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Applicant or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other related transaction (subject, in each case, to the provisions and limitations set forth in the definition of “Consolidated EBITDA”)) shall be as determined in good faith by the Applicant.

“Consolidated Interest Expense”: for any period, (i) the total interest expense of the Applicant and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Applicant and its Restricted Subsidiaries, including any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Applicant or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Applicant or any Restricted Subsidiary, (d) noncash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Applicant held by Persons other than the Applicant or a Restricted Subsidiary, or in respect of Designated Preferred Stock of the Applicant pursuant to Section 8.5(b)(xiii)(A), minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, (t) Consolidated Vehicle Interest Expense and (u) amortization or write-off of financing costs, (v) accretion or accrual of discounted liabilities not constituting Indebtedness, (w) any expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, (x) any “additional interest” in respect of registration rights arrangements for any securities, (y) any expensing of bridge, commitment and other financing fees and (z) interest with respect to Indebtedness of any Parent appearing upon the balance sheet of the Applicant solely by reason of push-down accounting under GAAP, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP (to the extent applicable, in the case of Consolidated Vehicle Interest Expense); provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Applicant and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income”: for any period, the net income (loss) of the Applicant and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that, without duplication, there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person if such Person is not the Applicant or a Restricted Subsidiary, except that (A) the Applicant’s or any Restricted Subsidiary’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by or that (as determined by the Applicant in good faith) could have been distributed by such Person during such period to the Applicant or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Applicant’s or any Restricted Subsidiary’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Applicant or any of its Restricted Subsidiaries in such Person,

(ii) solely for purposes of determining the amount available for Restricted Payments under Section 8.5(b)(vii)(y), any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Applicant by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Credit Documents, the Senior Credit Agreement, the Senior Notes or the Indentures and (z) restrictions in effect on the Closing Date with respect to any Restricted Subsidiary and other restrictions with respect to any Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date as determined by the Applicant in good faith), except that (A) the Applicant’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that (as determined by the Applicant in good faith) could have been made by such Restricted Subsidiary during such period to the Applicant or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Applicant or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

(iii) (x) any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Applicant or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Applicant) and (y) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of the Applicant or any Restricted Subsidiary, and any income (loss) from disposed, abandoned or discontinued operations (but if such operations are classified as discontinued because they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), including in each case any closure of any branch,

(iv) any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Spin-Off Transactions and any acquisition, merger or consolidation after the Closing Date or any accounting change),

(v)    the cumulative effect of a change in accounting principles,

(vi) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(vii) any unrealized gains or losses in respect of Hedge Agreements, or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations,

(viii) any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix) (x) any noncash compensation charge arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (y) income (loss) attributable to deferred compensation plans or trusts,

(x) to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness or other obligations of the Applicant or any Restricted Subsidiary owing to the Applicant or any Restricted Subsidiary,

(xi) any noncash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other noncash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances and non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP,

(xii) the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost (including charges related to the implementation of strategic or cost-savings initiatives), including any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, future lease commitments, and costs related to the opening and closure and/or consolidation of facilities and to existing lines of business, and

(xiii) to the extent covered by insurance and actually reimbursed (or the Applicant has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption, provided, further, that the exclusion of any item pursuant to the foregoing clauses (i)
through (xiii) shall also exclude the tax impact of any such item, if applicable.

“Consolidated Quarterly Tangible Assets”: as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Applicant and its Restricted Subsidiaries as at the end of any

fiscal quarter of the Applicant for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Tangible Assets”: as of any date of determination, the amount equal to (x) the sum of Consolidated Quarterly Tangible Assets as at the end of each of the most recently ended four fiscal quarters of the Applicant for which a calculation thereof is available, divided by (y) four.

“Consolidated Total Corporate Indebtedness”: as of any date of determination, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Applicant and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock; and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (2) the amount of such Indebtedness consisting of Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing, in each case to the extent not Incurred to finance or refinance the acquisition of Rental Car Vehicles; provided that such Indebtedness is not recourse to the Applicant or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), minus (3) the aggregate principal amount of outstanding Consolidated Vehicle Indebtedness as of such date and minus (4) Unrestricted Cash.

“Consolidated Total Corporate Leverage Ratio”: as of any date of determination, the ratio of (x) Consolidated Total Corporate Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the Most Recent Four Quarter Period ending prior to the date of such determination for which consolidated financial statements of the Applicant are available (in each of the foregoing clauses (x) and (y), determined for any four fiscal quarter period (or portion thereof) ending immediately prior to the Closing Date, on a pro forma basis to give effect to the Spin-Off Transactions as if they had occurred at the beginning of such four quarter period), provided, that:

(1) if since the beginning of such period the Applicant or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Applicant or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Applicant or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Applicant or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other related transaction (subject, in each case, to the provisions and limitations set forth in the definition of “Consolidated EBITDA”)) shall be as determined in good faith by the Applicant.

“Consolidated Vehicle Depreciation”: for any period, depreciation on all Rental Car Vehicles (after adjustments thereto), to the extent deducted in calculating Consolidated Net Income for such period.

“Consolidated Vehicle Indebtedness”: Indebtedness of the Applicant and its Restricted Subsidiaries Incurred in connection with the acquisition, sale, leasing, financing or refinancing of, or secured by, Vehicles and/or related rights (including under leases, manufacturer warranties and buy-back programs and insurance policies) and/or assets, as determined in good faith by the Applicant. For the avoidance of doubt, any Indebtedness incurred under this Agreement shall not constitute Consolidated Vehicle Indebtedness.

“Consolidated Vehicle Interest Expense”: the aggregate interest expense for such period on any Consolidated Vehicle Indebtedness, as determined in good faith by the Applicant.

“Consolidation”: the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Applicant in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Applicant or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Core Intellectual Property”: any U.S. federal, state or common law trademarks or service marks or other indicia of origin that are comprised of or include any of the words “Hertz,” “Dollar,” or “Thrifty,” in each case, whether alone, as part of a composite mark or logo, or otherwise in combination with any other words, designs or marks, together with any U.S. registrations of or other U.S. applications to register any of the foregoing, in each case, owned by a Credit Party.

“Corporate Indebtedness”:    any    Indebtedness    that    does    not    constitute
Consolidated Vehicle Indebtedness.

“Covered Liability”: as defined in Section 1.4.

“Credit Documents”: this Agreement, the L/C Requests, the Intercreditor Agreements, any Other Intercreditor Agreement (on and after the execution thereof), the Guarantee and Collateral Agreement and any other Security Documents (in the case of the Guarantee and Collateral Agreement and any other Security Document, other than during a Collateral Suspension Period), each as amended, supplemented, waived or otherwise modified from time to time.

“Credit Facilities”: one or more of (i) the Senior Credit Facility and (ii) any other facilities or arrangements designated by the Applicant, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables, fleet, inventory, real estate or other financings (including through the sale of receivables, fleet, inventory, real estate and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, fleet, inventory, real estate and/or other assets or the creation of any Liens in respect of such receivables, fleet, inventory, real estate and/ or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, trademark or copyright security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing or decreasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Parties”: Holdings, the Applicant and each Subsidiary of the Applicant that is a party to a Credit Document; individually, a “Credit Party”. For the avoidance of doubt, no Excluded Subsidiary shall be a Credit Party.

“Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Customer Receivable”: any Receivable relating to rental of Vehicles by the rental car business to customers; provided for the avoidance of doubt that Customer Receivables shall not include Receivables arising from or otherwise relating to fleet leasing services or fleet management services.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of Section 9(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 9, has been satisfied.

“Default Notice”: as defined in Section 9(e).

“Defaulting Lender”: subject to Section 4.14(g), any Lender or Agent whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Deposit Account”: any deposit account (as such term is defined in Article 9 of the UCC).

“Designated Foreign Currency”: Euro, Sterling, Australian Dollars, Canadian Dollars or any other freely available currency reasonably requested by the Applicant and reasonably acceptable to the Administrative Agent, any applicable Issuing Lender and each Lender.

“Designated Noncash Consideration”: the Fair Market Value of non-cash consideration received by the Applicant or any of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to a certificate signed by a Responsible Officer of the Applicant setting forth the basis of such valuation.

“Designated Preferred Stock”: Preferred Stock of the Applicant (other than Disqualified Stock) or any Parent that is issued after the Closing Date for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to a certificate signed by a Responsible Officer of the Applicant.

“Discharge”: any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of any Indebtedness or any Designated Preferred Stock of the Applicant that is no longer outstanding on such date of determination. Without limiting the foregoing, the issuance of an irrevocable notice of repayment, repurchase or redemption and deposit of related funds with a trustee, agent or other representative of the applicable creditor shall be deemed a Discharge.

“Disinterested Directors”: with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Applicant, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Applicant or any Parent or any options, warrants or other rights in respect of such Capital Stock or by reason of such member receiving any compensation in respect of such member’s role as director.

“Disqualified Lender”: any competitor of the Applicant and its Restricted Subsidiaries that is in the same or a similar line of business as the Applicant and its Restricted Subsidiaries or any controlled affiliate of such competitor, in each case designated in writing by the Applicant to the Administrative Agent from time to time; provided that (i) no designation of any Person as a “Disqualified Lender” shall apply retroactively to disqualify a Person that has previously acquired an assignment or participation interest in a Commitment in L/C Participations to the extent such Person (or its Affiliates) was not a Disqualified Lender at the time of the applicable assignment or participation, as the case may be, and (ii) “Disqualified Lenders” shall exclude any Person that the Applicant has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent from time to time.

“Disqualified Stock”: with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an “asset sale” or other disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an “asset sale” or other disposition), in whole or in part, in each case on or prior to the Maturity Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Applicant or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Dollar Equivalent”: with respect to any amount denominated in Dollars, the amount thereof and, with respect to the face amount of any Letter of Credit denominated in any Designated Foreign Currency or any other amount denominated in any currency other than Dollars, at any date of determination thereof, an amount in Dollars equivalent to such principal amount or such other amount calculated on the basis of the Spot Rate of Exchange.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Restricted Subsidiary of the Applicant which is not a
Foreign Subsidiary.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Employee Matters Agreement”: the Employee Matters Agreement, dated as of
June 30, 2016, by and among HGH and HERC Holdings.

“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”: any and all U.S. or foreign federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equity Offering”: a sale of Capital Stock (x) that is a sale of Capital Stock of the Applicant (other than Disqualified Stock), or (y) proceeds of which are (or are intended to be) contributed to the equity capital of the Applicant or any of its Restricted Subsidiaries.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Base Rate”: with respect to each day during each interest period, the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page for deposits in

Dollars or the Reuters LIBOR Rates Page for deposits in a Designated Foreign Currency other than Australian Dollars) (the “LIBO Rate”) for deposits in Dollars, or denominated in a Designated Foreign Currency other than Australian Dollars, such Designated Foreign Currency, determined as of approximately 11:00 A.M. (London, England time), two Business Days prior to the commencement of such interest period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits for the applicable currency in Dollars or such Designated Foreign Currency other than Australian Dollars, determined as of approximately 11:00 A.M. (London, England time) two Business Days prior to the commencement of such interest period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the interest period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is below zero, the Eurocurrency Rate will be deemed to be zero. “Reuters LIBOR Rates Page” shall mean the relevant Reuters Monitor Money Rates Service page, being currently the page designated as LIBO (or any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars that are offered by leading banks in the London interbank market).

“Eurocurrency Rate”: a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
–––––––––––––––––––––––––––––––––
1.00 - Eurocurrency Reserve Requirements

; provided that, if the Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Euros” and the designation “€”: the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty.

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Proceeds”: as defined in Section 8.4(b)(iii).

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time; provided that for purposes of the definitions of Change of Control and Permitted Holders, “Exchange Act” shall mean the Securities Exchange Act of 1934 as in effect on the date hereof.

“Excluded Liability”: any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Excluded Properties”: the collective reference to the fee or leasehold interest in real properties owned by the Applicant or any of its Subsidiaries not described in Schedule 5.8.

“Excluded Subsidiary”: (a) any Special Purpose Subsidiary or any Subsidiary thereof, (b) any Subsidiary of a Foreign Subsidiary, (c) any Immaterial Subsidiary, (d) any Captive Insurance Subsidiary, (e) any Unrestricted Subsidiary, (f) any Domestic Subsidiary that is not permitted by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) or law or regulation to guarantee or grant Liens to secure the Obligations under the Credit Documents or would require governmental (including regulatory) consent, approval, license or authorization to guarantee or grant Liens to secure the Obligations under the Credit Documents (unless such consent, approval, license or authorization has been received), or for which the provision of a guarantee of or the granting of Liens to secure the Obligations under the Credit Documents would result in a material adverse tax consequence to the Applicant or one of its Subsidiaries (as determined by the Applicant in good faith), (g) joint ventures or any non- Wholly Owned Subsidiaries, (h) Navigations Solutions, (i) Hertz Vehicle Sales Corporation, (j) any Subsidiary with respect to which the Applicant and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guarantee of the Obligations under the Credit Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (k) any Subsidiary that is formed solely for the purpose of (x) becoming a Parent, or (y) merging with the Applicant in connection with another Subsidiary becoming a Parent, in each case to the extent such entity becomes a Parent or is merged with the Applicant within 60 days of the formation thereof, or otherwise creating or forming a Parent and (l) any special purpose subsidiary formed in connection with a funded letter of credit facility. Any Subsidiary that fails to meet the foregoing requirements as of the last day of the period of the Most Recent Four Quarter Period shall continue to be deemed an Excluded Subsidiary hereunder until the date that is 60 days following the delivery of annual or quarterly financial statements pursuant to Section 7.1 with respect to such Most Recent Four Quarter Period (or the last quarter thereof, as applicable).

“Extension of Credit”: as to any Issuing Lender, the issuance of a Letter of Credit by such Issuing Lender or the increase in the face amount of any outstanding Letter of Credit issued by such Issuing Lender.

“Facility”: the Commitments and the Extensions of Credit made thereunder.

“Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Applicant.

“FATCA”: Sections 1471 through 1474 of the Code (or any amended or successor provisions that are substantially comparable), and any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate”: as defined in the definition of “ABR” in this Section 1.1.

“Fee Letters”: the fee letters entered into by the Applicant and one or more of the Arrangers and Agents in respect of fees to be paid to such Arrangers and Agents in connection with this L/C Facility.

“Financing Disposition”: any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Applicant or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of
1989, as amended from time to time.

“First Lien Intercreditor Agreement”: a collateral agency and intercreditor agreement substantially in the form of Exhibit P, as amended, supplemented, waived or otherwise modified from time to time.

“first priority”: with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens).

“Fixed GAAP Date”: December 31, 2015, provided that at any time after the Closing Date, the Applicant may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”: (a) the definitions of the terms “Capitalized Lease Obligation,” “Consolidated EBITDA,” “Consolidated First Lien Indebtedness,” “Consolidated First Lien Leverage Ratio,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Quarterly Tangible Assets,” “Consolidated Tangible Assets,” “Consolidated Total Corporate Indebtedness,” “Consolidated Total Corporate Leverage Ratio,” “Consolidated Vehicle Depreciation,” “Consolidated Vehicle Indebtedness,” “Consolidated Vehicle Interest Expense,” “Fleet Receivable,” “Inventory” and “Receivable,” (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement or any other Credit Document that, at the Applicant’s election, may be specified by the Applicant by written notice to the Administrative Agent from time to time.

“Fleet Receivables”: Receivables of the Applicant and its Subsidiaries consisting of original equipment manufacturer program Receivables, original equipment manufacturer incentive Receivables, Receivables arising from or otherwise relating to fleet leasing services and, at the election of the Applicant, Receivables arising from or otherwise relating to fleet management services.

“Flood Certificate”: a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Insurance Laws”: collectively, (a) the National Flood Insurance Act of
1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (e) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Flood Program”: the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone”: areas having special flood hazards as described in the National
Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Restricted Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Applicant or any of its Restricted Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”: any Restricted Subsidiary of the Applicant that is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco. For the avoidance of doubt, any Subsidiary of the Applicant that is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco”: any Subsidiary of the Applicant designated a Foreign Subsidiary Holdco by the Applicant, so long as such Subsidiary has no material assets other than securities, Indebtedness or receivables of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating solely to such Foreign Subsidiaries (or Subsidiaries thereof) and/or other assets (including cash, Cash Equivalents, Investment Grade Securities and Temporary Cash Investments) relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries. As of the Closing Date, Hertz International Ltd. and Donlen FSHCO Company are Foreign Subsidiary Holdcos.

“Franchise Financing Disposition”: any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Applicant or any
Subsidiary thereof to or in favor of any Franchise Special Purpose Entity, in connection with the Incurrence by a Franchise Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Franchise Lease Obligation”: any Capitalized Lease Obligation, and any other lease, of any Franchisee relating to any property used, occupied or held for use or occupation by any Franchisee in connection with any of its Franchise Vehicle operations.

“Franchise Special Purpose Entity”: any Person (a) that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Franchise Vehicles and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets) and (b) is designated as a “Franchise Special Purpose Entity” by the Applicant.

“Franchise Vehicle Indebtedness”: as of any date of determination, (a) Indebtedness of any Franchise Special Purpose Entity directly or indirectly Incurred to acquire, sell, lease, finance or refinance, or secured by, Franchise Vehicles and/or related rights and/or assets, (b) Indebtedness of any Franchisee or any Affiliate thereof that is attributable to the acquisition, sale, leasing, financing or refinancing of, or secured by, Franchise Vehicles and/or related rights and/or assets, as determined in good faith by the Applicant and (c) Indebtedness of any Franchisee.

“Franchise Vehicles”: vehicles owned or operated by, or leased or rented to or by, any Franchisee, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

“Franchisee”: any Person that is a franchisee or licensee of the Applicant or any of its Subsidiaries (or of any other Franchisee), or any Affiliate of such Person.

“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), as set forth in the Financial Accounting Standards Board Accounting Standards Codification and subject to the following: If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Applicant may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement delivered to the Collateral Agent as of the date hereof, substantially in the form of Exhibit J, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantor Subordinated Obligations”: with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Guarantors”: the collective reference to Holdings and each Subsidiary of the Applicant (other than any Excluded Subsidiary), which is from time to time party to the Guarantee and Collateral Agreement; individually, a “Guarantor”.

“Hedge Agreements”:    collectively,    Interest    Rate    Agreements,    Currency
Agreements and Commodities Agreements.

“Hedging Obligations”: of any Person, the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“HERC”: Herc Rentals Inc., a Delaware corporation formerly known as Hertz
Equipment Rental Corporation, and any successor in interest thereto.

“HERC Holdings”: Hertz Global Holdings, Inc., a Delaware corporation that was renamed Herc Holdings Inc., and any successor in interest thereto.

“Hertz Investors”: Hertz Investors, Inc., a Delaware corporation, and any successor in interest thereto.

“HGH”: Hertz Rental Car Holding Company, Inc., a Delaware corporation that was renamed Hertz Global Holdings, Inc., and any successor in interest thereto.

“Holdings”: Rental Car Intermediate Holdings, LLC, a Delaware limited liability company, and any successor in interest thereto.

“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”: any Subsidiary of the Applicant designated by the Applicant to the Administrative Agent in writing that had (a) total consolidated revenues of less than 2.5% of the total consolidated revenues of the Applicant and its Subsidiaries during the Most Recent Four Quarter Period and (b) total consolidated assets of less than 2.5% of the total consolidated assets of the Applicant and its Subsidiaries as of the last day of such period; provided, that at the time of such designation (x) the aggregate total consolidated revenues of all Immaterial Subsidiaries shall not exceed 10.0% of the total consolidated revenue of the Applicant and its Subsidiaries during the Most Recent Four Quarter Period and (y) the aggregate total consolidated assets of all Immaterial Subsidiaries shall not exceed 10.0% of the total consolidated assets of the Applicant and its Subsidiaries as of the last day of such period. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of the Most Recent Four Quarter Period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the delivery of annual or quarterly financial statements pursuant to Section 7.1 with respect to such Most Recent Four Quarter Period (or the last quarter thereof, as applicable).

“Incur”: issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will be deemed not to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness”: with respect to any Person on any date of determination (without duplication):

(i)    the principal of indebtedness of such Person for borrowed money,

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed) (except to the extent such reimbursement obligations relate to Trade Payables and such obligations are expected to be satisfied within 30 days of becoming due and payable),

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto (in each case, except (x) Trade Payables and (y) any earn-out obligations until such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP and if not expected to be paid within 60 days after becoming due and payable),

(v)    all Capitalized Lease Obligations of such Person,

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Applicant other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Applicant),

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons,

(viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time), provided that Indebtedness shall exclude any Indebtedness of any Person appearing on the balance sheet of the Applicant solely by reason of push-down accounting under GAAP.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or as otherwise provided for in this Agreement, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indemnified Liabilities”: as defined in Section 11.5.

“Indemnitee”: as defined in Section 11.5.

“Indentures”: the Senior September 2010 Indenture, the Senior December 2010
Indenture, the Senior February 2011 Indenture, the Senior October 2012 Indenture, the Senior
November 2013 Indenture, the Senior September 2016 Euro Indenture, the Senior September
2016 US Indenture, and the Senior Secured Second Priority 2022 Indenture.

“Initial Agreement”: as defined in Section 8.8(c).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such
Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: as defined in Section 5.9.

“Intellectual Property Agreement”: the Intellectual Property Agreement, dated as of June 30, 2016, by and among the Applicant, Hertz Systems, Inc. and HERC.

“Intercreditor Agreements”:    Base Intercreditor Agreement and First Lien
Intercreditor Agreement.

“Intercreditor Agreement Supplement”: as defined in Section 10.9(a).

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Interpolated Rate”: in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:

(a) the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the elected interest period; and

(b) the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the elected interest period,

each as of approximately 11:00 A.M. (London, England time) two Business Days prior to the commencement of such interest period.

“Inventory”: goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment”: in any Person by any other Person, any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 8.5 only, (i) “Investment” shall include the portion (proportionate to the Applicant’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Applicant at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Applicant shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Applicant’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Applicant’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Applicant’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 8.5(b)(vii)(y).

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or, in the case of short-term obligations, P-3) (or the equivalent) by Moody’s and BBB- (or, in the case of short- term obligations, A-3) (or the equivalent) by S&P, or any equivalent rating by any other rating agency recognized internationally or in the United States of America.

“Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States of America government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Applicant and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) above, which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“ISP”:    the International Standby Practices (1998), International Chamber of
Commerce Publication No. 590.

“Issuing Lender”: any Lender, which at the request of the Applicant and with the consent of the Administrative Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit.
“Judgment Conversion Date”: as defined in Section 11.8(a). “Judgment Currency”: as defined in Section 11.8(a).

“L/C Commitment Amount”: as of the date hereof, (a) in the case of Natixis, New York Branch is $400.0 million, (b) in the case of Credit Agricole Corporate and Investment
Bank is $150.0 million, (c) in the case of Citibank, N.A. is $150.0 million, (d) in the case of
Bank of Montreal is $150.0 million, and (e) in the case of Barclays Bank PLC is $75.0 million.

“L/C Facility”: the collective reference to this Agreement, any Credit Documents, any notes and letters of credit (including any Letters of Credit) issued pursuant hereto and any guarantee and collateral agreement, patent, trademark or copyright security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under this Agreement or one or more other credit agreements or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not an L/C Facility). Without limiting the generality of the foregoing, the term “L/C Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Applicant as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“L/C Fee Payment Date”: with respect to any Letter of Credit, the last day of each March, June, September and December to occur after the date of issuance thereof to and including the first such day to occur on or after the date of expiry thereof; provided that if any L/C Fee Payment Date would otherwise occur on a day that is not a Business Day, such L/C Fee Payment Date shall be the immediately preceding Business Day.

“L/C Fees”: the fees and commissions defined in Section 3.3.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (including in the case of outstanding Letters of Credit in any Designated Foreign Currency, the Dollar Equivalent of the aggregate then undrawn and unexpired amount thereof) and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5 (including in the case of Letters of Credit in any Designated Foreign Currency, the Dollar Equivalent of the unreimbursed aggregate amount of drawings thereunder, to the extent that such amount has not been converted into Dollars in accordance with Section 3.5).

“L/C Participant Default Interest Amount”: as defined in Section 3.4(b).

“L/C Participants”: the collective reference to all the Lenders other than the applicable Issuing Lender.

“L/C Participation”: as defined in Section 3.4.

“L/C Request”: a letter of credit request in the form of Exhibit B attached hereto or, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“LCA Election”: as defined in Section 1.2(i).

“LCA Test Date”: as defined in Section 1.2(i).

“Lender Default”: (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender (including any Agent in its capacity as Lender) to fund any portion of the participations in Letters of Credit required to be funded by it hereunder, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, (b) the failure of any Lender (including any Agent in its capacity as Lender) to pay over to the Administrative Agent, Issuing Lender or any other Lender any other amount required to be paid by it hereunder within one business day of the date when due, unless the subject of a good faith dispute, (c) a Lender (including any Agent in its capacity as Lender) has notified the Applicant or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, (d) a Lender (including any Agent in its capacity as Lender) has failed, within 10 Business Days after request by the Applicant or the Administrative Agent, to confirm that it will comply with its funding obligations hereunder (provided that such Lender Default pursuant to this clause (d) shall cease to be a Lender Default upon receipt of such confirmation by the Applicant and the Administrative Agent) or (e) an Agent or a Lender has admitted in writing that it is insolvent or such Agent or Lender becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event”: with respect to any Agent or Lender or any Person that directly or indirectly controls such Agent or Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debtor relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt, or such Distressed Person has, or has a direct or indirect parent company that has, become the subject of a Bail-in Action; provided that a

Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in any Agent or Lender or any Person that directly or indirectly controls such Agent or Lender by a Governmental Authority or an instrumentality thereof.

“Lenders”: the several banks and other financial institutions from time to time parties to this Agreement together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Applicant, to make Letters of Credit available to the Applicant or to acquire L/C Participations, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Credit Document, (b) any waiver of any of the requirements of any Credit Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Section 11.1 hereof, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Letter of Credit Commission”: as defined in Section 4.5(c).

“Letters of Credit” or “L/Cs”: as defined in Section 3.1(a).

“LIBO Rate”: as defined in the definition of “Eurocurrency Base Rate” in this Section 1.1.

“Lien”: any mortgage, pledge, hypothecation, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing).

“Limited Collateral Release Condition”: as defined in Section 7.9(f).

“Limited Condition Transaction”: (x) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Applicant and its Restricted Subsidiaries of any assets, business or Person or any other Investment permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or prepayment.

“Management Advances”: (1) loans or advances made to directors, officers, employees or consultants of any Parent, the Applicant or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $15.0 million in the aggregate outstanding at any time, (2) promissory notes of

Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock.

“Management Guarantees”: guarantees (x) of up to an aggregate principal amount outstanding at any time of $20.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent, the Applicant or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $15.0 million in the aggregate outstanding at any time.

“Management Investors”: the officers, directors, employees and other members of the management of any Parent, the Applicant or any of their respective Subsidiaries, or family members or relatives of any thereof (provided that, solely for purposes of the definition of “Permitted Holders”, such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Applicant), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Applicant or any Parent.

“Management Stock”: Capital Stock of the Applicant or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Applicant and its Subsidiaries taken as a whole or (b) the validity or enforceability as to the Credit Parties (taken as a whole) thereto of this Agreement and the other Credit Documents (in the case of any Security Document, other than during a Collateral Suspension Period) taken as a whole or the rights or remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Credit Documents taken as a whole.

“Material Restricted Subsidiary”: any Restricted Subsidiary other than one or more Restricted Subsidiaries designated by the Applicant that individually or in the aggregate do not constitute Material Subsidiaries.

“Material Subsidiaries”: Subsidiaries of the Applicant constituting, individually or in the aggregate (as if such Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Material Vehicle Lease Obligation”: any lease by any Special Purpose Subsidiary to the Applicant or any of its Subsidiaries (other than any Special Purpose Subsidiary) of Rental Car Vehicles the aggregate net book value of which exceeds $150.0 million, entered into in connection with any Special Purpose Financing.

“Materials of Environmental Concern”: any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: June 30, 2021.

“MIRE Event”: if there are any Mortgaged Properties at such time, any increase, extension of the maturity or renewal of any of the Commitments.
“Moody’s”: as defined in the definition of “Cash Equivalents” in this Section 1.1. “Mortgaged Properties”: the collective reference to the real properties owned in fee by the Credit Parties as of the Closing Date and described on Schedule 5.8, or acquired after the Closing Date and required to be mortgaged as Collateral pursuant to the requirements of Section 7.9, including all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Credit Party, in each case, unless and until such time as the Mortgage on such real property is released in accordance with the terms and provisions hereof and thereof.

“Mortgages”: each of the mortgages and deeds of trust, if any, executed and delivered by any Credit Party to the Administrative Agent, substantially in the form of Exhibit K, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Most Recent Four Quarter Period”: the four fiscal quarter period of the Applicant ending on the last date of the most recently completed fiscal year or quarter for which financial statements of the Applicant have been (or have been required to be) delivered under Section 7.1(a) or 7.1(b).

“Multiemployer Plan”:    a Plan which is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

“Navigations Solutions”: Navigation Solutions, LLC, a Delaware limited liability company.

“Net Available Cash”: from an Asset Disposition or Recovery Event, cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Recovery Event or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, in each case as a consequence of, or in respect of, such Asset Disposition or Recovery Event (including as a consequence of any transfer of funds in connection with the application thereof in accordance with Section 8.4), (ii) all payments made, and all installment payments required to be made, on any Indebtedness that is secured by any assets subject to such Asset Disposition or involved in such Recovery Event, in accordance with the terms of any Lien upon such assets, or that must by its terms, or, in the case of any Asset Disposition, in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition or Recovery Event, including any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Recovery Event, or to any other Person (other than the Applicant or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition or involved in such Recovery Event, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition or involved in such Recovery Event and retained, indemnified or insured by the Applicant or any Restricted Subsidiary after such Asset Disposition or Recovery Event, including pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition or Recovery Event, (v) in the case of an Asset Disposition, the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Applicant or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Applicant or any Restricted Subsidiary, in either case in respect of such Asset Disposition and (vi) in the case of any Recovery Event, any amount thereof that constitutes or represents reimbursement or compensation for any amount previously paid or to be paid by the Applicant or any of its Subsidiaries.

“Net Proceeds”: with respect to any issuance or sale of any securities of the Applicant or any Subsidiary by the Applicant or any Subsidiary, or any capital contribution, or any incurrence of Indebtedness, the cash proceeds of such issuance, sale, contribution or incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale, contribution or incurrence and net of taxes paid or payable as a result, or in respect, thereof.

“Netting Cap Fall-Away Date”: the first date on which the Consolidated Gross Total Corporate Leverage Ratio would be equal to or less than 6.00:1.00 as of the last day of two consecutive Most Recent Four Quarter Periods ending after December 31, 2017 for which consolidated financial statements of the Applicant are available.
“New York Fed”: as defined in the definition of “ABR” in this Section 1.1. “Non-Consenting Lender”: as defined in Section 11.1(g).

“Non-Defaulting Lender”: any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”: as defined in Section 4.11.

“Obligation Currency”: as defined in Section 11.8(a).

“Obligations”: with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Applicant or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Obligor”: any purchaser of goods or services or other Person obligated to make payment to the Applicant or any of its Subsidiaries (other than any Subsidiary that is not a Credit Party) in respect of a purchase of such goods or services.

“OFAC”: as defined in Section 5.22(a).

“Other Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably satisfactory to the Applicant and the Collateral Agent.

“Other Representatives”: (a) the Arrangers, (b) Deutsche Bank Securities Inc., Mizuho Bank, Ltd., and Natixis Securities Americas LLC, in each case in this clause (b) in its capacity as senior managing agent in connection with the Commitments hereunder on the
Closing Date.

“Outstanding Commitments”: as of any date of determination, (a) the aggregate amount of Commitments at such time minus (b) the aggregate amount of L/C Obligations outstanding pursuant to clause (a) of the definition thereof at such time.

“Parent”: any of Holdings or any Parent Entity.

“Parent Entity”: any of HGH, any Other Parent Entity, and any other Person that becomes a direct or indirect Subsidiary of HGH or any Other Parent Entity after the Closing Date and of which Holdings is a direct or indirect Subsidiary that is designated by Holdings as a “Parent Entity”. As used herein, “Other Parent Entity” means a Person of which the then Relevant Parent Entity becomes a direct or indirect Subsidiary after the Closing Date (it being understood that, without limiting the application of the definition of “Change of Control” to the new Relevant Parent Entity, such existing Relevant Parent Entity so becoming such a Subsidiary shall not constitute a Change of Control).

“Parent Expenses”: (i) costs (including all professional fees and expenses) incurred by any Parent in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement, the Senior Credit Agreement, the Senior Notes or the Indentures or any other agreement or instrument relating to Indebtedness of the Applicant or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including trademarks, service marks, trade names, trade dress, domain names, social media identifiers and accounts, patents, copyrights and similar rights, including registrations, renewals, and applications for registration or renewal in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data, databases and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Applicant or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Applicant or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Applicant or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Participant”: as defined in Section 11.6(c).

“Participant Register”: as defined in Section 11.6(c).

“Patriot Act”: as defined in Section 11.17.

“PBGC”:    the Pension Benefit Guaranty Corporation established pursuant to
Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Holders”: (a) any of the Management Investors; (b) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of which any of the Persons specified in clause (a) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Relevant Parent Entity held by such “group”), and any other Person that is a member of such “group”; and (c) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of Holdings or any Subsidiary thereof or any Parent Entity. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which the Applicant makes a payment in full of all L/C Obligations and terminates the Commitments or consummates a Change of Control Offer, together with its Affiliates, shall thereafter constitute a Permitted Holder.

“Permitted Investment”:    an Investment by the Applicant or any Restricted
Subsidiary in, or consisting of, any of the following:

(i) a Restricted Subsidiary, the Applicant, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary of the Applicant (and any Investment

held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary);

(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Applicant or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer);

(iii)    Temporary Cash Investments, Investment Grade Securities or Cash
Equivalents;

(iv) receivables owing to the Applicant or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with Section 8.4;

(vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Applicant or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Closing Date;

(viii)    Hedge Agreements and related Hedging Obligations;

(ix) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in, or made in connection with Liens permitted under, Section 8.2;

(x) (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by, to, in or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Applicant, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Applicant;

(xi) bonds secured by assets leased to and operated by the Applicant or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Applicant or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii)    any Investment to the extent made using Capital Stock of the Applicant
(other than Disqualified Stock), or Capital Stock of any Parent, as consideration;

(xiv)    Management Advances;

(xv) Investments consisting of, or arising out of or related to, Vehicle Rental Concession Rights, including any Investments referred to in the definition of “Vehicle Rental Concession Rights”, and any Investments in Franchisees arising as a result of the Applicant or any Restricted Subsidiary being party to any Vehicle Rental Concession or any related agreement jointly with any Franchisee, or leasing or subleasing any part of a Public Facility or other property to any Franchisee, or guaranteeing any obligation of any Franchisee in respect of any Vehicle Rental Concession or any related agreement;

(xvi) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 8.6(b) (except transactions described in clauses (i), (v) and (vi) of Section 8.6(b)), including any Investment pursuant to any transaction described in Section 8.6(b)(ii) (whether or not any Person party thereto is at any time an Affiliate of the Applicant);

(xvii) any Senior Notes;

(xviii) (1) Investments in Franchise Special Purpose Entities directly or indirectly to finance or refinance the acquisition of Franchise Vehicles and/or related rights and/or assets, (2) Investments in Franchisees attributable to the acquisition, sale, leasing, financing or refinancing of Franchise Vehicles and/or related rights and/or assets, as determined in good faith by the Applicant, (3) Investments in Franchisees, (4) Investments in Capital Stock of Franchisees and Franchise Special Purpose Entities (including pursuant to capital contributions), and (5) Investments in Franchisees arising as the result of Guarantees of Franchise Vehicle Indebtedness or Franchise Lease Obligations;

(xix) any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Applicant or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(xx) any Investment pursuant to an agreement entered into in connection with any securities lending or other securities financing transaction to the extent such securities lending or other securities financing transaction is otherwise permitted by the provisions of Section 8.4; and

(xxi) Investments made as part of an Islamic financing arrangement, including Sukuk, if such arrangement, if structured as Indebtedness, would be permitted hereunder, provided that, the amount that would constitute Indebtedness if such arrangement were structured as Indebtedness, as determined in good faith by the Applicant, shall be treated by the Applicant as Indebtedness (including, to the extent applicable, with respect to the calculation of any amounts of Indebtedness outstanding thereunder).

If any Investment pursuant to Section 8.5(b)(vii) is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Applicant or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not Section 8.5(b)(vii).

“Permitted Lien”: any Lien permitted pursuant to the Credit Documents, including those permitted to exist pursuant to Section 8.2 or described in any of the clauses of such Section 8.2.

“Permitted Payment”: as defined in Section 8.5(b).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Applicant or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock”: as applied to the Capital Stock of any corporation or company, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over shares of Capital Stock of any other class of such corporation or company.

“Pricing Grid”:

(a)    if the Specified Rating is lower than the Applicable Rating Threshold:

Consolidated Total Corporate Leverage Ratio	Applicable Margin for L/C Participant Default Interest Amount	Applicable Margin for Letter of Credit Commissions	Applicable Commitment Fee Percentage
Greater than 4.00 to 1.00	2.25%	3.25%	0.45%
Equal to or less than 4.00 to 1.00 and greater than 3.50 to 1.00	1.75%	2.75%	0.40%
Equal to or less than 3.50 to 1.00 and greater than 2.50 to 1.00	1.25%	2.25%	0.35%
Equal to or less than 2.50 to 1.00	0.75%	1.75%	0.30%

(b)    if the Specified Rating is equal to or higher the Applicable Rating Threshold:

Consolidated Total Corporate Leverage Ratio	Applicable Margin for L/C Participant Default Interest Amount	Applicable Margin for Letter of Credit Commissions	Applicable Commitment Fee Percentage
Greater than 4.00 to 1.00	2.00%	3.00%	0.40%
Equal to or less than 4.00 to 1.00 and greater than 3.50 to 1.00	1.50%	2.50%	0.35%
Equal to or less than 3.50 to 1.00 and greater than 2.50 to 1.00	1.00%	2.00%	0.30%
Equal to or less than 2.50 to 1.00	0.50%	1.50%	0.25%

For purposes hereof, “Applicable Rating Threshold” shall mean (in the case of S&P) BB- or higher and (in the case of Moody’s) Ba3 or higher. “Specified Rating” shall mean the corporate issuer rating assigned by S&P or the corporate credit rating assigned by Moody’s, in each case, with respect to the Applicant; provided that (i) if a difference exists in the Specified Ratings of S&P and Moody’s, and the difference is only one level, the higher of such Specified Ratings will apply for purpose of determining whether the Specified Rating is lower than, or equal to or higher than, the Applicable Rating Threshold; (ii) if a difference exists in the Specified Ratings of S&P and Moody’s, and the difference is two or more levels, the level which corresponds to the Specified Rating which is one level immediately above the lowest of such Specified Ratings will apply for purpose of determining whether the Specified Rating is lower than, or equal to or higher than, the Applicable Rating Threshold and (iii) if only one rating agency provides a Specified Rating, such Specified Rating will apply for purpose of determining whether the Specified Rating is lower than, or equal to or higher than, the Applicable Rating Threshold.

“Prime Rate”: as defined in the definition of “ABR” in this Section 1.1.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Facility”: (i) any airport; marine port; rail, subway, bus or other transit stop, station or terminal; stadium; convention center; or military camp, fort, post or base; or (ii) any other facility owned or operated by any nation or government or political subdivision thereof, or agency, authority or other instrumentality of any thereof, or other entity exercising regulatory, administrative or other functions of or pertaining to government, or any organization of nations (including the United Nations, the European Union and the North Atlantic Treaty Organization).

“Public Facility Operator”: a Person that grants or has the power to grant a
Vehicle Rental Concession.

“Purchase”: any Investment in any Person that thereby becomes a Restricted Subsidiary, or any other acquisition of any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder, or any designation of any Unrestricted Subsidiary as a Restricted Subsidiary.

“Purchase Money Obligations”: any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise; provided that for purposes of the definition of “Consolidated Total Corporate Indebtedness”, the term “Purchase Money Obligations” shall not include Indebtedness to the extent Incurred to finance or refinance the direct acquisition of Inventory or Vehicles (not acquired through the acquisition of Capital Stock of any Person owning property or assets, or through the acquisition of property or assets, that include Inventory or Vehicles).

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Credit Party constituting Collateral giving rise to Net Available Cash to such Credit Party, as the case may be, in excess of $25.0 million, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by the Applicant or any other Credit Party in respect of such casualty or condemnation.

“refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Agreement”: as defined in Section 8.8(c).

“Refinancing Indebtedness”: Indebtedness that is Incurred to refinance any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Closing Date or Incurred (or established) in compliance with this Agreement (including Indebtedness of the Applicant that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, that (1) the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced, (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under the financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with this Agreement immediately prior to such refinancing plus (z) fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include Indebtedness of the Applicant or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Refunding Capital Stock”: as defined in Section 8.5(b)(i).

“Register”: as defined in Section 11.6(b).

“Regulation S-X”: Regulation S-X promulgated by the SEC as in effect on the Closing Date.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reimbursement Amount”: any amount drawn under a Letter of Credit issued hereunder which may be reimbursed by the Applicant.

“Reimbursement Date”: as defined in Section 3.5.

“Related Business”: those businesses in which the Applicant or any of its Subsidiaries is engaged on the date of this Agreement, or that are related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Party”: as defined in Section 11.5.

“Related Taxes”: (x) any taxes, charges or assessments, including sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by Holdings or any Parent Entity other than to Holdings or another Parent Entity), required to be paid by Holdings or any Parent Entity by virtue of its being incorporated or organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Applicant, any of its Subsidiaries, Holdings or any Parent Entity), or being a holding company parent of the Applicant, any of its Subsidiaries, Holdings or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Applicant, any of its Subsidiaries, Holdings or any Parent Entity, or having guaranteed any obligations of the Applicant or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Applicant or any of its Subsidiaries is permitted to make payments to Holdings or any Parent Entity pursuant to Section 8.5, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including receiving or paying royalties for the use thereof) relating to the business or businesses of the Applicant or any Subsidiary thereof or (y) any other federal, state, foreign, provincial, territorial or local taxes measured by income for which Holdings or any Parent Entity is liable up to an amount not to exceed, with respect to federal, provincial, territorial and foreign taxes, the amount of any such taxes that the Applicant and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Applicant had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of federal, provincial, territorial or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Applicant and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Applicant had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable state or local tax laws for filing such return) consisting only of the Applicant and its Subsidiaries; provided that payments for such taxes shall be reduced by any portion of such taxes attributable to such income for each period directly paid to the proper Governmental

Authority; provided, further, that any payments attributable to the income of Unrestricted Subsidiaries shall be permitted only to the extent that cash payments were made for such purpose by the Unrestricted Subsidiaries to the Applicant or its Restricted Subsidiaries. Taxes include all interest, penalties and additions relating thereto.

“Relevant Parent Entity”: (i) Holdings, so long as Holdings is not a Subsidiary of a Parent Entity and (ii) any Parent Entity, so long as Holdings is a Subsidiary thereof and such Parent Entity is not a Subsidiary of any other Parent Entity.

“Rental Car LKE Account”: any deposit, trust, investment or similar account maintained by, for the benefit of, or under the control of, the “qualified intermediary” in connection with the Rental Car LKE Program.

“Rental Car LKE Program”: a “like-kind-exchange program” with respect to certain of the Vehicles of the Applicant and its Subsidiaries, under which such Vehicles will be disposed from time to time and proceeds of such dispositions will be held in a Rental Car LKE Account and used to acquire replacement Vehicles and/or repay indebtedness secured by such Vehicles, in a series of transactions intended to qualify as a “like-kind-exchange” within the meaning of the Code.

“Rental Car Vehicles”: all Vehicles owned by or leased to the Applicant or a Restricted Subsidiary that are or have been offered for lease or rental by any of the Applicant and its Restricted Subsidiaries in their vehicle rental operations, including any such Vehicles being held for sale.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections
.21, .22, .23, .24, .25, .27, .28 or .33 of PBGC Regulation Section 4043 or any successor regulation thereto.

“Required Lenders”: Lenders the Total Credit Percentages of which aggregate to greater than 50.0%; provided that the Commitments (or, if the Commitments have terminated or expired, the interests in L/C Obligations) held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer, treasurer or controller of such Person, (c) with respect to Section 7.7 and without limiting the foregoing, the general counsel of such Person, (d) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person and (e) any other individual designated as a “Responsible Officer” for the purposes of this Agreement by the Board of Directors of such Person. For all purposes of this Agreement, the term “Responsible Officer” shall mean a Responsible Officer of the Applicant unless the context otherwise requires.

“Restricted Payment”: as defined in Section 8.5(a).

“Restricted Payment Transaction”: any Restricted Payment permitted pursuant to Section 8.5, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary”:    any Subsidiary of the Applicant other than an
Unrestricted Subsidiary.

“Reuters LIBOR Rates Page”: as defined in the definition of “Eurocurrency Base
Rate” in this Section 1.1.

“RP Blocker Termination Date”: the first date on which the Consolidated Total
Corporate Leverage Ratio would be equal to or less than 4.00:1.00 as of the last day of two consecutive Most Recent Four Quarter Periods for which consolidated financial statements of the
Applicant are available.

“S&P”: as defined in the definition of “Cash Equivalents” in this Section 1.1.

“Sale”:    any disposition of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made hereunder, or any designation of any Restricted Subsidiary as an Unrestricted Subsidiary.
“Sanctioned Country”: as defined in Section 5.22(b). “Sanctioned Party”: as defined in Section 5.22(b).

“Sanctions”: as defined in Section 5.22(a).

“SEC”: the Securities and Exchange Commission.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Documents”: except during any Collateral Suspension Period, the collective reference to each Mortgage related to any Mortgaged Property, the Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Credit Parties hereunder and/or under any of the other Credit Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to Section
7.9(b),7.9(c) or 7.9(f), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Senior 2018 4.25% Notes”: the 4.25% Senior Notes due 2018 of the Applicant, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior 2018 7.50% Notes”: the 7.50% Senior Notes due 2018 of the Applicant, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior 2019 Notes”: the 6.75% Senior Notes due 2019 of the Applicant, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior 2020 Notes”: the 5.875% Senior Notes due 2020 of the Applicant, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior 2021 Notes”: the 7.375% Senior Notes due 2021 of the Applicant, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior 2022 Notes”: the 6.250% Senior Notes due 2022 of the Applicant, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior 2024 Notes”: the 5.50% Senior Notes due 2024 of the Applicant, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Credit Agreement”: as defined in the Recitals hereto.

“Senior Credit Facility”: the collective reference to the Senior Credit Agreement, any Credit Documents (as defined in the Senior Credit Agreement), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, trademark or copyright security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under this Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Credit Facility). Without limiting the generality of the foregoing, the term “Senior Credit Facility” shall include any agreement (i)

changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Applicant as additional Applicant or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior December 2010 Indenture”:    the Indenture governing the Senior 2021
Notes, dated as of December 20, 2010, among the Applicant, the Subsidiary Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Euro 2019 Notes”: the Euro 4.375% Senior Notes due 2019 of Hertz Holdings Netherlands B.V. guaranteed by the Applicant, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Euro 2021 Notes”: the Euro 4.125% Senior Notes due 2021 of Hertz Holdings Netherlands B.V. guaranteed by the Applicant, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior February 2011 Indenture”:    the Indenture governing the Senior 2019
Notes, dated as of February 8, 2011, among the Applicant, the Subsidiary Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Notes”: the Senior 2018 7.50% Notes, Senior 2018 4.25% Notes, the
Senior Euro 2019 Notes, the Senior Euro 2021 Notes, the Senior 2019 Notes, the Senior 2020 Notes, the Senior 2021 Notes, the Senior 2022 Notes, the Senior 2024 Notes and the Senior
Secured Second Priority 2022 Notes.

“Senior November 2013 Indenture”:    the Indenture governing the Senior Euro
2019 Notes, dated as of November 20, 2013, among Hertz Holdings Netherlands B.V., the Applicant, the Subsidiary Guarantors from time to time party thereto and Wilmington Trust, National Association, as Trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior October 2012 Indenture”:    the Indenture governing the Senior 2018
4.25% Notes, the Senior 2020 Notes and the Senior 2022 Notes, dated as of October 16, 2012, among the Applicant (as successor by merger to HDTFS, Inc.), the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Secured Second Priority 2022 Indenture”: the Indenture governing the Senior Secured Second Priority 2022 Notes, dated as of June 6, 2017, among the Applicant, the Subsidiary Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Secured Second Priority 2022 Notes”: the 7.625% Senior Secured Second Priority Notes due 2022 of the Applicant, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior September 2010 Indenture”:    the Indenture governing the Senior 2018
7.50% Notes, dated as of September 30, 2010, among the Applicant, the Subsidiary Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior September 2016 Euro Indenture”: the Indenture governing the Senior Euro 2021 Notes, dated as of September 22, 2016, among Hertz Holdings Netherlands B.V., the Applicant, the Subsidiary Guarantors from time to time party thereto and Wilmington Trust, National Association, as Trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior September 2016 US Indenture”: the Indenture governing the Senior 2024
Notes, dated as of September 22, 2016, among the Applicant, the Subsidiary Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Separation”: collectively, (i) the distribution by the Applicant of all of the common stock of HERC to Hertz Investors and (ii) the distribution by HERC Holdings of all of the common stock of HGH to the shareholders of HERC Holdings.

“Separation Agreement”: the Separation and Distribution Agreement, dated as of June 30, 2016, between HGH and HERC Holdings, as amended, supplemented, waived or otherwise modified from time to time.

“Shifted Commitment Amount”: as defined in the definition of “Blocked
Commitment Amount” in this Section 1.1.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” and “Solvency”: with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Special Purpose Entity”: (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing

Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets).

“Special Purpose Financing”: any financing or refinancing of assets consisting of or including Receivables and/or Vehicles of the Applicant or any Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Fees”: distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings”: representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Applicant or any of its Restricted Subsidiaries that the Applicant determines in good faith are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Applicant or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Applicant or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary”: a Subsidiary of the Applicant that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or related rights (including under leases, manufacturer warranties, and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and (y) any business or activities incidental or related to such business and (b) is designated as a “Special Purpose Subsidiary” by the Applicant.

“Specified Rating”:    as defined in the definition of “Pricing Grid” in this in this Section 1.1.

“Spin-Off Transaction Agreements”: collectively, the Separation Agreement, the Tax Matters Agreement, the Tax Sharing Agreement, the Employee Matters Agreement, the Intellectual

Property Agreement, the Transition Services Agreement and any other instruments, assignments, documents and agreements contemplated thereby and executed in connection therewith.

“Spin-Off Transactions”: collectively, any and all of the following (whether or not consummated): (i) the Separation, (ii) the entry into the Separation Agreement and the other Spin-Off Transaction Agreements, and all the transactions thereunder, (iii) the entry into the Senior Credit Agreement, and the initial incurrence of Indebtedness thereunder, (iv) the refinancing in full of the outstanding principal amount of all Indebtedness under the Predecessor ABL Credit Agreement and the Predecessor Term Loan Credit Agreement (each as defined in the Senior Credit Agreement) and the termination of each such agreement and (v) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Spot Rate of Exchange”: (i) with respect to any Designated Foreign Currency (except as provided in clause (ii) below), at any date of determination thereof, the spot rate of exchange in London that appears on the display page applicable to such Designated Foreign Currency on the Reuters System (or such other page as may replace such page for the purpose of displaying the spot rate of exchange in London), provided that if there shall at any time no longer exist such a page, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent (and reasonably satisfactory to the Applicant) and, if no such similar rate publishing service is available, by reference to the published rate of the Administrative Agent in effect at such date for similar commercial transactions or (ii) with respect to any Letters of Credit denominated in any Designated Foreign Currency (x) for the purposes of determining the Dollar Equivalent of L/C Obligations and for the calculation of L/C Fees and related commissions, the spot rate of exchange quoted in the Wall Street Journal on the first Business Day of each month (or, if same does not provide rates, by such other means reasonably satisfactory to the Administrative Agent and the Applicant) and (y) for the purpose of determining the Dollar Equivalent of any Letter of Credit with respect to (A) a demand for payment of any drawing under such Letter of Credit (or any portion thereof) to any L/C Participants pursuant to Section 3.4(a) or (B) a notice from any Issuing Lender for reimbursement of the Dollar Equivalent of any drawing (or any portion thereof) under such Letter of Credit by the Applicant pursuant to Section 3.5, the market spot rate of exchange quoted by the Administrative Agent on the date of such demand or notice, as applicable.

“Standby Letter of Credit”: as defined in Section 3.1(b).

“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Sterling” and “₤”: the lawful currency of the United Kingdom.

“Subordinated Obligations”: any Indebtedness of the Applicant (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the Obligations (as defined in the Guarantee and Collateral Agreement) pursuant to a written agreement.

“Subsidiary”: as to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantor”: each Domestic Subsidiary (other than any Excluded Subsidiary) of the Applicant which executes and delivers a Subsidiary Guaranty, in each case, unless and until such time as the respective Subsidiary Guarantor (a) ceases to constitute a Domestic Subsidiary of the Applicant, (b) becomes an Excluded Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guaranty in accordance with the terms and provisions thereof.

“Subsidiary Guaranty”: the guaranty of the obligations of the Applicant under the
Credit Documents provided pursuant to the Guarantee and Collateral Agreement.

“Successor Company”: as defined in Section 8.3(a).

“Syndication Agent”: as defined in the Preamble hereto.

“Tax Matters Agreement”: the Tax Matters Agreement, dated as of June 30, 2016, by and among HERC Holdings, HGH, HERC and the Applicant.

“Tax Sharing Agreement”: the (i) Tax Sharing Agreement, dated as of December 21, 2005, among HERC Holdings, Hertz Investors and the Applicant, as supplemented and amended, and as the same may be further amended, supplemented, waived or otherwise modified from time to time and (ii) any substantially comparable successor agreement (as determined by the Applicant in good faith) between the Applicant and any Parent, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with this Agreement.

“Taxes”: as defined in Section 4.11(a).

“Temporary Cash Investments”: any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Applicant or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America, Canada or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Applicant or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof), (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Applicant or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A-2” by S&P or “P-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Applicant or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act, and (ix) similar investments approved by the Board of Directors in the ordinary course of business. For the avoidance of doubt, for purposes of this definition and the definitions of “Cash Equivalents,” “Investment Grade Rating,” “Pricing Grid,” and “Specified Rating,” rating identifiers, watches and outlooks will be disregarded in determining whether any obligations satisfy the rating requirement therein or whether the Applicable Rating Threshold is satisfied, as applicable.

“Total Credit Percentage”: as to any Lender at any time, the percentage which (a) such Lender’s Commitment then outstanding (or, if the Commitments have terminated or expired such Lender’s interests in the aggregate L/C Obligations then outstanding) constitutes of (b) the Commitments of all Lenders then outstanding (or, if the Commitments have terminated or expired, the aggregate L/C Obligations of all Lenders then outstanding).

“Total Leverage Excess Proceeds”: as defined in Section 8.4(b).

“Trade Payables”: with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transition Services Agreement”: the Transition Services Agreement, dated as of June 30, 2016, by and among HERC Holdings and HGH, as amended, supplemented, waived or otherwise modified from time to time.

“Treasury Capital Stock”: as defined in Section 8.5(b)(i).

“Transferee”: any Participant or Assignee.

“Treaty”: the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may, from time to time, be further amended, supplemented or otherwise modified.

“Unblocked Commitment Amount”: at any time, an amount equal to the excess of
(i) $400,000,000 minus (ii) the Blocked Commitment Amount.

“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.

“Underfunding”: the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan, determined as of such valuation date, allocable to such accrued benefits.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

“Unrestricted Cash”: as at any date of determination, the aggregate amount of cash, Cash Equivalents and Temporary Cash Investments included in the cash accounts listed on the consolidated balance sheet of the Applicant and its consolidated Subsidiaries as of the last day of the Applicant’s fiscal month ending immediately prior to such date of determination for which a consolidated balance sheet is available to the extent such cash is not classified as “restricted” for financial statement purposes (unless so classified solely (w) because of any provision under the Credit Documents or any other agreement or instrument governing other Indebtedness that is subject to the Intercreditor Agreements or any Other Intercreditor Agreement or (x) because they are subject to a Lien securing the Obligations under the Credit Documents or other Indebtedness that is subject to the Intercreditor Agreements or any Other Intercreditor Agreement or (y) because they are (or will be) used to cash collateralize or otherwise support any funded letter of credit facility or (z) because they are to be used for specified purposes in connection with a Special Purpose Financing relating to, or other financing secured by, Customer Receivables); provided that solely for purposes of any calculation of Consolidated First Lien Leverage Ratio or any other financial leverage ratio made to determine whether any Corporate Indebtedness is permitted to be Incurred under Section 8.10 or whether any Liens are permitted to be Incurred under Section 8.2, “Unrestricted Cash” shall not include any proceeds of such Indebtedness borrowed at the time of determination of such ratio.

“Unrestricted Subsidiary”: (i) any Subsidiary of the Applicant that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Applicant (including any newly acquired or newly formed Subsidiary of the Applicant) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Applicant or any other Restricted Subsidiary of the Applicant that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Closing Date (and any such Subsidiary so designated is set forth on Schedule B hereto), or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 8.5. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation, (x) the Applicant shall be in compliance with the financial covenant set forth in Section 8.9 as of the end of the Most Recent Four Quarter Period for which financial statements have been delivered pursuant to Section 7.1 or (y) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings). Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the Applicant’s Board of Directors giving effect to such designation and a certificate signed by a Responsible Officer of the Applicant certifying that such designation complied with the foregoing provisions.

“U.S. Tax Compliance Certificate”: as defined in Section 4.11(b).

“Vehicle Rental Concession”: any right, whether or not exclusive, to conduct a Vehicle rental business at a Public Facility, or to pick up or discharge persons or otherwise to possess or use all or part of a Public Facility in connection with such a business, and any related rights or interests.

“Vehicle Rental Concession Rights”: all of the following: (a) any Vehicle Rental Concession, (b) any rights of the Applicant, any Subsidiary thereof or any Franchisee under or relating to (i) any law, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding with a Public Facility Operator in connection with which a Vehicle Rental Concession has been or may be granted to the Applicant, any Subsidiary or any Franchisee and (ii) any agreement with, or Investment or other interest or participation in, any Person, property or asset required (x) by any such law, ordinance, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding or (y) by any Public Facility Operator as a condition to obtaining or maintaining a Vehicle Rental Concession and (c) any liabilities or obligations relating to or arising in connection with any of the foregoing.

“Vehicles”: vehicles owned or operated by, or leased or rented to or by, the Applicant or any of its Subsidiaries, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

“Voting Stock”: in relation to a Person, shares of Capital Stock entitled to vote generally in the election of directors to the board of directors or equivalent governing body of such Person.

“Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary (other than director’s qualifying shares, shares held by nominees or such other de minimis portion thereof to the extent required by law).

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto. Any reference to any Person shall be construed to include such Person’s successors and assigns permitted hereunder.

(b) As used herein and in any other Credit Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Holdings and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Any determination made by Holdings, the Applicant or any Subsidiary pursuant to a provision of this Agreement that refers to “as determined by the Applicant in good faith,” “in the good faith determination of the Applicant” and words of similar import shall be conclusive. Unless otherwise expressly provided herein, any definition of or reference to any agreement (including this Agreement and the other Credit Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, supplemented, waived or otherwise modified from time to time (subject to any restrictions on such amendments, supplements, waivers or modifications set forth herein).

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)    [Reserved].

(f) Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(g) Any references in this Agreement to “cash and/or Cash Equivalents”, “cash, Cash Equivalents, Investment Grade Securities and/or Temporary Cash Investments” or any similar combination of the foregoing shall be construed as not double counting cash or any other applicable amount which would otherwise be duplicated therein.

(h) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Applicant, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given. For the avoidance of doubt, if the Applicant has exercised its option under the first sentence of this clause (h), and any Default, Event of Default or specified Event of Default, as applicable, occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(i)    In connection with any action being taken in connection with a Limited
Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of the Consolidated First Lien Leverage Ratio or the Consolidated Total Corporate Leverage Ratio; or

(ii) testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Tangible Assets);

in each case, at the option of the Applicant (the Applicant’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given, as applicable (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence or Discharge of Indebtedness and the use of proceeds of such Incurrence) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Applicant are available, the Applicant could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Applicant has made an LCA Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in Consolidated EBITDA or Consolidated Tangible Assets of the Applicant or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Applicant has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the Incurrence of Indebtedness or Liens, or the making of Restricted Payments, Asset Dispositions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Applicant or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence or Discharge of Indebtedness and the use of proceeds of such Incurrence) have been consummated; provided that, with respect to the making of Restricted Payments on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio shall also be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence or Discharge of Indebtedness and the use of proceeds of such Incurrence) have not been consummated.

1.3    [Reserved].

1.4 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured (all such liabilities, other than any Excluded Liability, the “Covered Liabilities”), may be subject to the Write-Down and Conversion Powers and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers to any such Covered Liability arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)        the effects of any Bail-In Action on any such Covered Liability, including, if applicable

(i)    a reduction in full or in part or cancellation of any such Covered
Liability;

(ii) a conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such Covered Liability in connection with the exercise of the Write-Down and Conversion Powers.

Notwithstanding anything to the contrary herein, nothing contained in this Section
1.4 shall modify or otherwise alter the rights or obligations with respect to any liability that is not a Covered Liability.

SECTION 2. [RESERVED].

SECTION 3. LETTERS OF CREDIT.

3.1    Letters of Credit.

(a) Subject to and upon the terms and conditions hereof, the Applicant may request that the applicable Issuing Lender issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3.1(a), the “Letters of Credit” or “L/Cs”) for the account of the Applicant or any of its Subsidiaries (so long as the Applicant is a co-applicant and jointly and severally liable thereunder) on any Business Day during the Commitment Period but in no event later than the 30th day prior to the Maturity Date in such form as may be approved from time to time by such Issuing Lender; provided that no Letter of Credit shall be issued if, after giving effect to such issuance, (1) the aggregate L/C Obligations in respect of Letters of Credit issued by such Issuing Lender would exceed its L/C Commitment Amount, (2) the Aggregate Outstanding Credit of all the Lenders would exceed the aggregate Commitments of all the Lenders then in effect or (3) the aggregate L/C Obligations would exceed the Unblocked Commitment Amount (it being understood and agreed that the Administrative Agent shall, to the extent reasonably requested by an Issuing Lender, reasonably assist such Issuing Lender in calculating the aggregate L/C Obligations in respect of Letters of Credit issued by such Issuing Lender and the Aggregate Outstanding Credit of such Issuing Lender for purposes of determining compliance with clauses (1), (2) and (3) of this clause (a)) (it being understood and agreed that the Administrative Agent shall calculate the Dollar Equivalent of the then outstanding L/C Obligations in respect of any Letters of Credit denominated in any Designated Foreign Currency on the date on which the Applicant has given the Administrative Agent a L/C Request with respect to any Letter of Credit for purposes of determining compliance with this Section 3.1).

(b) Each Letter of Credit shall (i) be denominated in Dollars or any Designated Foreign Currency requested by the Applicant and shall be either (A) a standby letter of credit issued to support obligations of the Applicant or any of its Subsidiaries, contingent or otherwise (a “Standby Letter of Credit”) or (B) a commercial letter of credit in respect of the purchase of goods or services by the Applicant or any of its Subsidiaries (a “Commercial L/C”) and (ii) unless cash collateralized or otherwise backstopped to the satisfaction of the applicable Issuing Lender expire no later than the earlier of (A) in the case of Standby Letters of Credit (subject to, if requested by the Applicant and agreed to by the Issuing Lender, automatic renewals for successive periods not exceeding one year ending prior to the 5th day prior to the Maturity Date, as applicable), one year after its date of issuance and the 5th day prior to the Maturity Date, or (B) in the case of Commercial L/Cs, one year after its date of issuance and the 30th day prior to the Maturity Date. Notwithstanding anything to the contrary herein, Barclays Bank PLC and Credit Agricole Corporate and Investment Bank shall only be required to issue Standby Letters of Credit hereunder.

(c) Unless otherwise agreed by the applicable Issuing Lender and the Applicant, each Letter of Credit shall be governed by, and shall be construed in accordance with, the laws of the State of New York, and to the extent not prohibited by such laws, the ISP shall apply to each Standby Letter of Credit, and the Uniform Customs shall apply to each Commercial L/C. The ISP shall not in any event apply to this Agreement. All Letters of Credit shall be issued on a sight basis only.

(d) No Issuing Lender shall at any time issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2    Procedure for Issuance of Letters of Credit.

(a)    The Applicant may from time to time request, during the Commitment
Period, but in no event later than the 30th day prior to the Maturity Date, that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent, at their respective addresses for notices specified herein, an L/C Request therefor in the form of Exhibit B hereto (completed to the reasonable satisfaction of such Issuing Lender), and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request (which L/C Request must have been received by such Issuing Lender and the Administrative Agent prior to 12:00 P.M., New York City time, at least three Business Days prior to the requested date of issuance (or such shorter period as may be agreed by the Issuing Lender in its reasonable discretion)). Each L/C Request shall specify whether the requested Letter of Credit is to be denominated in Dollars or any Designated Foreign Currency. Upon receipt of any L/C Request, such Issuing Lender will process such L/C Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required, unless otherwise agreed to by such Issuing Lender, to issue any Letter of Credit earlier than three Business Days after its receipt of the L/C Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Applicant. The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Applicant promptly following the issuance thereof. No Issuing Lender shall amend, cancel or waive presentation of any Letter of Credit, or replace any lost, mutilated or destroyed Letter of Credit, without the prior written consent of the Applicant. Promptly after the issuance or amendment of any Letter of Credit, the applicable Issuing Lender shall notify the Applicant and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of such notice, the Administrative Agent shall promptly notify the Lenders, in writing, of such issuance or amendment, and if so requested by a Lender, the Administrative Agent shall provide to such Lender copies of such issuance or amendment. With regards to Commercial L/Cs, each Issuing Lender shall on the first Business Day of each week provide the Administrative Agent, by facsimile, with a report detailing the aggregate daily outstanding Commercial L/Cs during the previous week.

(b) The making of each request for a Letter of Credit by the Applicant shall be deemed to be a representation and warranty by the Applicant that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1. Unless the respective Issuing Lender has received notice from the Required Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 6.2 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.1, then such Issuing Lender may issue the requested Letter of Credit for the account of the Applicant in accordance with such Issuing Lender’s usual and customary practices.

3.3    Fees, Commissions and Other Charges.

(a) The Applicant shall pay to the relevant Issuing Lender with respect to each Letter of Credit a fronting fee equal to 0.15% per annum calculated on the basis of a 360-day year (but in no event less than $500 per annum for each Letter of Credit issued on its behalf) of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Maturity Date or such other date as the Commitments shall terminate. Such fees shall be nonrefundable. Such fees shall be payable in Dollars, notwithstanding that a Letter of Credit may be denominated in any Designated Foreign Currency. In respect of a Letter of Credit denominated in any Designated Foreign Currency, such fees shall be converted into Dollars at the Spot Rate of Exchange.

(b) In addition to the foregoing fees, the Applicant agrees to pay amounts necessary to reimburse the applicable Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by an Issuing Lender.

3.4    Participant’s Acquisition of Participations in Letters of Credit.

(a) On the Closing Date, without any further action on the part of the Issuing Lenders or the Lenders, the Issuing Lenders hereby grant to each L/C Participant, and each such L/C Participant shall be deemed irrevocably and unconditionally to have acquired and received from each Issuing Lender that has issued or may issue any Letter of Credit, without recourse or warranty, an undivided interest and participation (each, a “L/C Participation”), in each Letter of Credit that may be issued pursuant to Section 3.1 equal to such L/C Participant’s Commitment Percentage (determined on the date of issuance of the relevant Letter of Credit) of the aggregate amount available to be drawn under each such Letter of Credit. Each L/C Participant hereby absolutely and unconditionally agrees that if an Issuing Lender makes a disbursement in respect of any Letter of Credit issued by such Issuing Lender which is not reimbursed by the Applicant on the date due pursuant to Section 3.5, or is required to refund any reimbursement payment in respect of any Letter of Credit issued by such Issuing Lender to the Applicant for any reason, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender upon demand (which demand, in the case of any demand made in respect of any draft under a Letter of Credit denominated in any Designated Foreign Currency, shall not be made prior to the date that the amount of such draft shall be converted into Dollars in accordance with Section 3.5) at the Administrative Agent’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage (with the Administrative Agent having the responsibility to determine and keep record of the Commitment Percentage of the L/C Participants for this purpose and all other purposes hereunder) of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of an Issuing Lender on demand by such Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three Business Days after the date such demand is made, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of such amount, times the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Administrative Agent for the account of such Issuing Lender, times a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not in fact made available to the Administrative Agent for the account of such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon (the “L/C Participant Default Interest Amount”) (with interest based on the Dollar Equivalent of any amounts denominated in Designated Foreign Currencies) calculated from such due date at the ABR plus the Applicable Margin. A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection (which shall include calculations of any such amounts in reasonable detail) shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received through the Administrative Agent from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives through the Administrative Agent any payment related to such Letter of Credit (whether directly from the Applicant or otherwise, including proceeds of Collateral applied thereto by the Administrative Agent or by such Issuing Lender), or any payment of interest on account thereof, the Administrative Agent will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such L/C Participant its pro rata share thereof prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment on the next succeeding Business Day; provided, however, that in the event that any such payment received by an Issuing Lender through the Administrative Agent shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender through the Administrative Agent the portion thereof previously distributed by the Administrative Agent to it.

3.5 Reimbursement by the Applicant. Each Issuing Lender shall promptly notify the Applicant of any presentation of a draft under any Letter of Credit. With respect to Letters of Credit, the Applicant hereby agrees to reimburse the applicable Issuing Lender, upon receipt by the Applicant of notice from such Issuing Lender of the date and amount of a draft presented under any Letter of Credit issued on its behalf and paid by such Issuing Lender, for the amount of such draft so paid and any taxes, fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment. Each such payment, if any, made by the Applicant with respect to any Letters of Credit shall be made to the applicable Issuing Lender, at its address for notices specified herein in the currency in which such Letter of Credit is denominated (except that, in the case of any Letter of Credit denominated in any Designated Foreign Currency, in the event that such payment is not made to such Issuing Lender within three Business Days of the date of receipt by the Applicant of such notice, upon notice by such Issuing Lender to the Applicant, such payment shall be made in Dollars, in an amount equal to the Dollar Equivalent of the amount of such payment converted on the date of such notice into Dollars at the Spot Rate of Exchange) and in immediately available funds, on the date on which the Applicant receives such notice, if received prior to 11:00 A.M., New York City time, on a Business Day and otherwise on the next succeeding Business Day. Any conversion by an Issuing Lender of any payment to be made in respect of any Letter of Credit denominated in any Designated Foreign Currency into Dollars in accordance with this Section 3.5 shall be conclusive and binding upon the Applicant and the Lenders in the absence of manifest error; provided that upon the request of the Applicant or any Lender, such Issuing Lender shall provide to the Applicant or Lender a certificate including reasonably detailed information as to the calculation of such conversion.

3.6    Obligations Absolute.

(a) The Applicant’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Applicant may have or have had against an Issuing Lender, any L/C Participant or any beneficiary of a Letter of Credit, provided that this paragraph shall not relieve any Issuing Lender or L/C Participant of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender or L/C Participant, or otherwise affect any defense or other right that the Applicant may have as a result of any such gross negligence or willful misconduct.

(b) The Applicant and each Lender also agree with each Issuing Lender that such Issuing Lender and the L/C Participants shall not be responsible for, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Applicant and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Applicant against any beneficiary of such Letter of Credit or any such transferee, provided that this paragraph shall not relieve any Issuing Lender or L/C

Participant of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender or L/C Participant, or otherwise affect any defense or other right that the Applicant may have as a result of any such gross negligence or willful misconduct.

(c) Neither any Issuing Lender nor any L/C Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Person’s gross negligence or willful misconduct.

(d) The Applicant agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the UCC, shall be binding on the Applicant and shall not result in any liability of such Issuing Lender or any L/C Participant to the Applicant.

3.7 L/C Payments. If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Applicant of the date and amount thereof. The responsibility of an Issuing Lender to the Applicant in respect of any Letter of Credit in connection with any draft presented for payment under such Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit, provided that this paragraph shall not relieve any Issuing Lender of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender, or otherwise affect any defense or other right that the Applicant may have as a result of any such gross negligence or willful misconduct.

3.8 Credit Agreement Controls. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any L/C Request or other application or agreement submitted by the Applicant to, or entered into by the Applicant with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

3.9 Additional Issuing Lenders. The Applicant may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and the applicable Lender (which consent may be granted or withheld in such Lender’s sole discretion), designate one or more additional Lenders to act as an issuing lender under the terms of this Agreement. Any Lender designated as an issuing lender pursuant to this Section 3.9 shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender or Issuing Lenders and such Lender.

3.10 Indemnity. The L/C Participants agree to indemnify each Issuing Lender (or any Affiliate thereof) (to the extent not reimbursed by the Applicant or any other Credit Party and without limiting the obligation of the Applicant to do so as and to the extent provided herein), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section 3.10, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Issuing Lenders (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Credit Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Issuing Lender (or any Affiliate thereof) under or in connection with any of the foregoing; provided that no L/C Participant shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from the gross negligence or willful misconduct of such Issuing Lender (or any Affiliate thereof). The obligations to indemnify each Issuing Lender (or any Affiliate thereof) shall be ratable among the applicable L/C Participants in accordance with their Commitment Percentages. The agreements in this Section 3.10 shall survive the termination of the Commitments.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LETTERS OF CREDIT

4.1    Interest Rates.

(a) If all or a portion of any commitment fee, letter of credit fee or other amount payable hereunder, in each case, shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the ABR plus the Applicable Margin plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment); provided that (1) no amount shall be payable pursuant to this Section 4.1(e) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) no amounts shall accrue pursuant to this Section 4.1(e) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the Indebtedness evidenced by this Agreement, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

4.2    [Reserved].

4.3    [Reserved].

4.4 Mandatory Prepayments. In the event that on any date the Administrative Agent calculates that (i) the Aggregate Outstanding Credit with respect to all of the Lenders exceeds the aggregate Commitments then in effect (other than any such excess occurring by reason of any change in exchange rates) or (ii) the Aggregate Outstanding Credit with respect to all of the Lenders exceeds 105% of the aggregate Commitments then in effect by reason of any change in exchange rates (it being understood and agreed that no Default or Event of Default shall arise hereunder or under any Credit Document merely as a result of the occurrence of any such excess described in clauses (i) or (ii) by reason of any change in exchange rates), in each case under clause (i) or (ii), the Administrative Agent will give notice to such effect to the Applicant and the Lenders. Following receipt of any such notice, the Applicant will, as soon as practicable but in any event within five Business Days of receipt of such notice, first, pay any Reimbursement Amounts with respect to Letter of Credit then outstanding and, second, cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Issuing Lender as shall be necessary to cause the Aggregate Outstanding Credit with respect to all of the Lenders to no longer exceed the aggregate Commitments then in effect; provided that in the case of clauses (i) and (ii) above, the Dollar Equivalent of any such excess shall be calculated as of the date of such notice and the amount of any such repayment, prepayment, payment or cash collateralization shall be calculated after giving effect to any other repayment, prepayment, payment or cash collateralization required to be made on such day pursuant to this Section
4.4(a).

(a) Termination or Reduction of Commitments. The Applicant shall have the right, upon not less than three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice to the Administrative Agent (which will promptly notify the Lenders thereof), to terminate the Commitments or, from time to time, to reduce the amount of Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto, the then outstanding L/C Obligations, would exceed the Commitments then in effect and provided, further, that notwithstanding anything to the contrary in this Agreement, the Applicant may condition such notice upon the occurrence or non- occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Applicant (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such reduction shall be in an amount equal to $5.0 million or a whole multiple of $1.0 million in excess thereof and shall reduce permanently the Commitments then in effect.

4.5    Commitment Fees; Administrative Agent’s Fees.

(a) The Applicant agrees to pay quarterly in arrears to the Administrative Agent for the account of each applicable Lender (other than a Defaulting Lender) that is a L/C Participant, a letter of credit commission (a “Letter of Credit Commission”) with respect to each Letter of Credit issued by an Issuing Lender on its behalf, computed for the period from and including the date of issuance of such Letter of Credit to the expiration date of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect for Letter of Credit Commissions calculated on the basis of a 360 day year for the actual days elapsed, of the maximum amount available to be drawn under such Letter of Credit, payable on each L/C Fee Payment Date with respect to such Letter of Credit and on the Maturity Date or such earlier date as the Commitments shall terminate as provided herein. Such commission shall be payable to the Administrative Agent for the account of the Lenders to be shared ratably among them in accordance with their respective Commitment Percentages. Such commission shall be nonrefundable and shall be payable in Dollars, notwithstanding that a Letter of Credit may be denominated in any Designated Foreign Currency. In respect of a Letter of Credit denominated in any Designated Foreign Currency, such commission shall be converted into Dollars at the Spot Rate of Exchange.

(b) The Applicant agrees to pay to the Administrative Agent, for the account of each applicable Lender (other than a Defaulting Lender), a commitment fee for the period from and including the first day of the Commitment Period to the Maturity Date, computed at the Applicable Commitment Fee Percentage on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each March, June, September and December, and on the Maturity Date, or such earlier date as the Commitments shall terminate as provided herein, commencing on December 31, 2017.

(c) The Applicant agrees to pay to the Administrative Agent and the Other Representatives any fees in the amounts and on the dates previously agreed to in writing pursuant to the Fee Letters by the Applicant, the Other Representatives and the Administrative Agent in connection with this Agreement.

4.6    Computation of Interest and Fees.

(a) Interest shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees shall be calculated on the basis of a 365-day year (or 366- day year, as the case may be) for the actual days elapsed. Any change in the interest rate resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Applicant and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Applicant and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Applicant or any Lender, deliver to the Applicant or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Section 4.1, excluding any ABR which is based upon the Prime Rate.

4.7    [Reserved].

4.8 Pro Rata Treatment and Payments. Except as expressly otherwise provided herein, each payment (except as provided in Section 4.14(a)) by the Applicant on account of any commitment fee in respect of the Commitments hereunder and any reduction (except as provided in Section 4.13(d) or 11.1(g)) of the Commitments of the Lenders shall be allocated by the Administrative Agent, pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment, but excluding payments made pursuant to Sections 4.10, 4.11, 4.13(d), 4.14, 11.1(g), or 11.6) by the Applicant on account of principal of and interest on any Reimbursement Amounts shall be allocated by the Administrative Agent pro rata according to the respective outstanding Reimbursement Amounts then held by the respective Lenders. All payments to be made by the Applicant hereunder, whether on account of fees, Reimbursement Amounts or otherwise, shall be made without set-off or counterclaim and shall be made prior to (x) 2:00 P.M., New York City time on the due date thereof in the case of payments denominated in Dollars or Canadian Dollars or any other Designated Foreign Currency not specified in clause (y) or (z), (y) 8:00 A.M., New York City time on the due date thereof in the case of payments denominated in Euro and Sterling and (z) 3:00 P.M., New York City time on the date that is one Business Day prior to the due date thereof in the case of payments denominated in Australian Dollars, to the Administrative Agent, for the account of the applicable L/C Participants at the Administrative Agent’s office specified in Section 11.2, in Dollars or, in the case of L/C Obligations denominated in any Designated Foreign Currency, such Designated Foreign Currency and, whether in Dollars or any Designated Foreign Currency, in immediately available funds. Any pro rata calculations required to be made pursuant to this Section 4.8 in respect of any L/C Obligation denominated in a Designated Foreign Currency shall be made on a Dollar Equivalent basis. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Issuing Lenders or L/C Participants, as the case may be, if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day. If any payment hereunder becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, interest thereon shall be payable at the then applicable rate during such extension.

4.9    [Reserved].

4.10    Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(i) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any L/C Request, or change the basis of taxation of payments to such Lender in respect thereof, in each case except for Non- Excluded Taxes, Taxes arising under FATCA, Taxes arising as a result of such Lender’s failure to comply with the requirements of clauses (b) or (c) of Section
4.11 and Taxes measured by or imposed upon the overall net income, or franchise taxes, or Taxes measured by or imposed upon overall capital or net worth, or branch profits taxes, of such Lender or its applicable lending office, branch, or any affiliate thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(iii)    shall impose on such Lender any other condition (excluding any
Tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Applicant from such Lender, through the Administrative Agent, in accordance herewith, the Applicant shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Letters of Credit. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.10, it shall provide prompt notice thereof to the Applicant, through the Administrative Agent, certifying (x) that one of the events described in this Section 4.10(a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Section 4.10 submitted by such Lender, through the Administrative Agent, to the Applicant shall be conclusive in the absence of manifest error. This Section 4.10 shall survive the termination of this Agreement and the payment of all L/C Obligations and all other amounts payable hereunder. Notwithstanding anything to the contrary in this Section 4.10(a), the Applicant shall not be required to compensate a Lender pursuant to this Section 4.10(a) for any amounts incurred more than six months prior to the date that such Lender notifies the Applicant of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 10 Business Days after submission by such Lender to the Applicant (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this Section 4.10(b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Applicant shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this Section 4.10 submitted by such Lender, through the Administrative Agent, to the Applicant shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 4.10(b), the Applicant shall not be required to compensate a Lender pursuant to this Section 4.10(b) for any amounts incurred more than six months prior to the date that such Lender notifies the Applicant of such Lender’s intention to claim compensation therefor.

(c) Subject to the last sentence of this paragraph, the Applicant shall not be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above, to the extent such additional cost or reduction is attributable, directly or indirectly, to the application of, compliance with or implementation of specific capital adequacy requirements or new methods of calculating capital adequacy, including any part or “pillar” (including Pillar 2 (“Supervisory Review Process”)), of the International Convergence of Capital Measurement Standards: a Revised Framework, published by the Basel Committee on Banking Supervision in June 2004, or any implementation, adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation, or otherwise. In addition, the Applicant shall not be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above unless such Lender delivers a certificate from a senior officer of such Lender certifying to the Applicant that the request therefor is being made, and the method of calculation of the amount so requested is being applied, consistently with such Lender’s treatment of a majority of its customers in connection with similar transactions affected by the relevant adoption or change in a Requirement of Law. Notwithstanding anything to the contrary in this Section 4.10, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be an adoption of or change in any Requirement of Law, regardless of the date enacted, adopted or issued.

4.11    Taxes.

(a) Except as provided below in this Section 4.11 or as required by law, all payments made by the Applicant and the Administrative Agent and any Issuing Lender under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (“Taxes”), excluding Taxes measured by or imposed upon the overall net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch profits Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed: (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement. If any such non- excluded Taxes (“Non-Excluded Taxes”) are required to be withheld from any amounts payable by the Applicant or any Agent to the Administrative Agent or any Lender hereunder, the amounts so payable by the Applicant shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement;

provided, however, that the Applicant and the Administrative Agent shall be entitled to deduct and withhold, and shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by the Applicant or any Agent to, or for the account of, any such Agent or Lender, shall not be increased (w) if such Agent or Lender fails to comply with the requirements of paragraphs (b) or (c) of this Section 4.11 or (x) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non- Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent becomes an Agent hereunder or such Lender becomes a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (such change, at such time, and with respect to any Agent or Lender (or, if applicable, its relevant beneficiary or member), a “Change in Law”) or (y) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a Change in Law or (z) with respect to any Non-Excluded Taxes arising under FATCA. Whenever any Non- Excluded Taxes are payable by the Applicant, as promptly as possible thereafter the Applicant shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Applicant showing payment thereof. If the Applicant fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Applicant shall indemnify the Administrative Agent and the Lenders for such Non-Excluded Taxes and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section 4.11 shall survive the termination of this Agreement and the payment of all L/C Obligations and all other amounts payable hereunder.

(b) Each Agent and each Lender, in each case that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, shall, to the extent it is legally entitled to do so:

(W) (i) on or before the date of any payment by the Applicant under this Agreement to, or for the account of, such Agent or Lender, deliver to the Applicant and the Administrative Agent (A) two duly completed and accurate signed copies of Internal Revenue Service Form W-8BEN-E (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8EXP or Form W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement without deduction or withholding of any United States federal income taxes, (B) in the case of the Administrative Agent, also deliver two duly completed and accurate signed copies of Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Applicant to be treated as a U.S. person with respect to such payments (and the Applicant and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments), with the effect that the Applicant can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States and (C) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement;

(ii) deliver to the Applicant and the Administrative Agent two further accurate and complete copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Applicant; and

(iii) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Applicant or the Administrative Agent; or

(X) in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”,

(i) represent to the Applicant and the Administrative Agent that it is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Applicant within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section
881(c)(3)(C) of the Code that is related to the Applicant;

(ii) deliver to the Applicant on or before the date of any payment by the Applicant, with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit C-1 or Exhibit C-2 (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete signed copies of Internal Revenue Service Form W-8BEN-E, or successor applicable form certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement (and shall also deliver to the Applicant and the Administrative Agent two further accurate and complete copies of such form or certificate on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by the Applicant or the Administrative Agent for filing and completing such forms or certificates); and

(iii) deliver, to the extent legally entitled to do so, upon reasonable request by the Applicant, to the Applicant and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement, provided that in determining the reasonableness of a request under this clause (iii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by the

Applicant) which would be imposed on such Lender of complying with such request; or

(Y) in the case of any such Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,

(i) on or before the date of any payment by the Applicant under this Agreement to, or for the account of, such Lender, deliver to the Applicant and the Administrative Agent two accurate and complete signed copies of Internal Revenue Service Form W-8IMY and, if any beneficiary or member of such Lender is claiming the so-called “portfolio interest exemption”, (I) represent to the Applicant and the Administrative Agent that such Lender is not a bank within the meaning of Section 881(c)(3)(A) of the Code, and (II) also deliver to the Applicant and the Administrative Agent two U.S. Tax Compliance Certificates substantially in the form of Exhibit C-3 or Exhibit C-4 certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. Withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement; and

(A) with respect to each beneficiary or member of such Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to the Applicant and the Administrative Agent (I) two duly completed and accurate signed copies of United States Internal Revenue Service Form W-8BEN-E (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI, Form W-8EXP or Form W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement without deduction or withholding of any United States federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement; and

(B) with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (I) represent to the Applicant and the Administrative Agent that such beneficiary or member is not (1) a bank within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Applicant within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Applicant and the Administrative Agent two U.S. Tax Compliance Certificates on behalf of each beneficiary or member substantially in the form of Exhibit C-3 or Exhibit C-4 and two accurate and complete signed copies of Internal Revenue Service Form W-8BEN- E, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement;

(ii) deliver to the Applicant and the Administrative Agent two further accurate and complete copies of any such forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by the Applicant or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(iii) deliver, to the extent legally entitled to do so, upon reasonable request by the Applicant, to the Applicant and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender (or beneficiary or member) to an exemption from withholding with respect to payments under this Agreement, provided that in determining the reasonableness of a request under this clause (iii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Applicant) which would be imposed on such Lender (or beneficiary or member) of complying with such request; or

(Z) unless otherwise furnished pursuant to clauses (W) or (Y), in the case of any such Lender that is an Issuing Lender or L/C Participant,

(i) on or before the date of any payment by the Applicant under this Agreement to, or for the account of, such Issuing Lender or L/C Participant, deliver to the Applicant and the Administrative Agent (A) two accurate and complete signed copies of Internal Revenue Service W8BEN-E (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8EXP or Form W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement without deduction or withholding of any United States federal income taxes or (B) in the case of an Issuing Lender or L/C Participant that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (with withholding statement), or successor applicable form, and, with respect to each beneficiary or member of such Issuing Lender or L/C Participant, two accurate and complete signed copies of one of the forms described in the preceding clause (A) or of Internal Revenue Service Form W-9, or successor form, certifying that such beneficiary or member is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and that such beneficiary or member is entitled to a complete exemption from United States backup withholding tax;

(ii) deliver to the Applicant and the Administrative Agent two further accurate and complete copies of any such forms or statements referred to above on or before the date any such form or statement expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form or statement, and obtain such extensions of time reasonably requested by the Applicant or the Administrative Agent for filing and completing such forms and statements; and

(iii) deliver, to the extent legally entitled to do so, upon reasonable request by the Applicant, to the Applicant and the Administrative Agent such other forms, certificates or certifications as may be reasonably required in order to establish the legal entitlement of such Issuing Lender or L/C Participant (or beneficiary or member thereof) to an exemption from withholding with respect to payments under this Agreement, provided, that in determining the reasonableness of a request under this clause (iii) such Issuing Lender or L/C Participant shall be entitled to consider the cost (to the extent unreimbursed by the Applicant) which would be imposed on such Issuing Lender or L/C Participant (or beneficiary or member) of complying with such request;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder (or a beneficiary or member in the circumstances described in clause (Y) or (Z) above, if later) which renders all such forms or statements inapplicable or which would prevent such Lender (or such beneficiary or member) from duly completing and delivering any such form or statement with respect to it and such Lender so advises the Applicant and the Administrative Agent.

(c) Each Lender and each Agent, in each case that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, shall on or before the date of any payment by the Applicant under this Agreement to such Lender or Agent, deliver to the Applicant and the Administrative Agent two duly completed copies of Internal Revenue Service Form W-9, or successor form, certifying that such Lender or Agent is a United States Person (within the meaning of Section 7701(a)(30) of the Code) and that such Lender or Agent is entitled to a complete exemption from United States backup withholding tax.

(d) If a payment made to a Lender or Agent hereunder may be subject to U.S. federal withholding tax under FATCA, such Lender or Agent shall deliver to the Applicant and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Applicant or the Administrative Agent, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Applicant or the Administrative Agent to comply with its withholding obligations, to determine that such Lender or Agent has complied with such Lender’s or Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

4.12 [Reserved].

4.13 Certain Rules Relating to the Payment of Additional Amounts.

(a) Upon the request, and at the expense of the Applicant, each Lender to which the Applicant is required to pay any additional amount pursuant to Section 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Applicant the opportunity to contest, and reasonably cooperate with the Applicant in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford the Applicant the opportunity to so contest unless the Applicant shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement and (ii) the Applicant shall reimburse such Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Applicant in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing, no Lender shall be required to afford the Applicant the opportunity to contest, or cooperate with the Applicant in contesting, the imposition of any Non-Excluded Taxes, if such Lender, in its sole discretion in good faith, determines that to do so would have an adverse effect on it.

(b) If a Lender changes its applicable lending office (other than pursuant to paragraph (c) below) and the effect of such change, as of the date of such change, would be to cause the Applicant to become obligated to pay any additional amount under Section 4.10 or 4.11, the Applicant shall not be obligated to pay such additional amount, except to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable to such Lender immediately before it changed its lending office.

(c) If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by the Applicant pursuant to Section 4.10 or 4.11, such Lender shall promptly notify the Applicant and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Commitments held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Applicant agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

(d) If the Applicant shall become obligated to pay additional amounts pursuant to Section 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Section 4.10 or 4.11, the Applicant shall have the right, for so long as such obligation remains, with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Applicant to purchase the affected Commitment or L/C Participation, as the case may be, in whole or in part, at in the case of Commitments an aggregate price no less than such Commitment’s principal amount, and assume the affected obligations under this Agreement. In the case of the substitution of a Lender, the Applicant, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver a duly completed Assignment and Acceptance pursuant to Section 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Section 11.6(b) in connection with such assignment shall be paid by the Applicant or the substitute Lender. In the case of the substitution of a Lender, the Applicant shall first pay the affected Lender any additional amounts owing under Sections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this Section 4.13) prior to such substitution. In the case of the substitution of a Lender, if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Applicant owing to such replaced Lender relating to the L/C Participations so assigned shall be paid in full by the assignee Lender to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Applicant shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.

(e) If any Agent or any Lender receives a refund directly attributable to taxes for which the Applicant has made additional payments pursuant to Section 4.10(a) or 4.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Applicant; provided, however, that the Applicant agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f)    The obligations of any Agent, Lender or Participant under this Section
4.13 shall survive the termination of this Agreement and the payment of all L/C Obligations and all amounts payable hereunder.

4.14 Defaulting Lenders. Notwithstanding anything contained in this Agreement, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) no commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender;

(b) in determining the Required Lenders, any Lender that at the time is a Defaulting Lender (and the Commitments of such Defaulting Lender) shall be excluded and disregarded;

(c) the Applicant shall have the right (A) to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Applicant to each become a substitute Lender and assume all or part of the Commitment of any Defaulting Lender, and in such event, the Applicant, the Administrative Agent and any such substitute Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, a duly completed Assignment and Acceptance to effect such substitution or (B) upon notice to the Administrative Agent and, at the Applicant’s option, terminate the Commitments of such Defaulting Lender, in whole or in part, without premium or penalty;

(d)    if any L/C Obligations exist at the time a Lender becomes a Defaulting

Lender then:

(i) all or any part of such L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages but only to the extent the sum of all Non-Defaulting Lenders’ Exposures plus such Defaulting Lender’s L/C Obligations does not exceed the total of all Non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Applicant shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) on terms reasonably satisfactory to the applicable Issuing Lender for so long as such L/C Obligations are outstanding; or

(iii) if any portion of such Defaulting Lender’s L/C Obligations is cash collateralized pursuant to clause (ii) above, the Applicant shall not be required to pay the commitment fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Obligations) or the letter of credit commission payable with respect to such Defaulting Lender’s L/C Obligations;

(iv) if any portion of such Defaulting Lender’s L/C Obligations is reallocated to the Non-Defaulting Lenders pursuant to clause (i) above, then the letter of credit commission with respect to such portion shall be allocated among the Non-Defaulting Lenders in accordance with their Commitment Percentages;

(e) the Issuing Lender shall not be required to issue, amend, extend or increase any Letter of Credit, unless the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateralized on terms reasonably satisfactory to the Issuing Lender, and participations in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in accordance with their respective Commitment Percentages (and Defaulting Lenders shall not participate therein);

(f) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 11.7) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder, (iii) third, to the cash collateralization of any participation in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Applicant, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Applicant or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Applicant or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Reimbursement Amounts in respect of letter of credit disbursements in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section
6.2 are satisfied, such payment shall be applied solely to prepay the Reimbursement Amounts owed to all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Reimbursement Amounts owed to any Defaulting Lender; and

(g) in the event that the Administrative Agent, the Applicant, each applicable Issuing Lender, as the case may be, agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment. The rights and remedies against a Defaulting Lender under this Section 4.14 are in addition to other rights and remedies that the Applicant, the Administrative Agent, the Issuing Lender and the Non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 4.14 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

SECTION 5. REPRESENTATIONS AND WARRANTIES. To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each Borrowing Date thereafter, the Applicant hereby represents and warrants, on the Closing Date, and on every Borrowing Date thereafter to the Administrative Agent and each Lender that:

5.1    Financial Condition.

(a) The audited consolidated balance sheets of the Applicant and its consolidated Subsidiaries as of December 31, 2014, December 31, 2015 and December 31, 2016 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by unqualified reports from PricewaterhouseCoopers LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of the Applicant and its consolidated Subsidiaries. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer of the Applicant, and disclosed in any such schedules and notes, and subject to the omission of footnotes from such unaudited financial statements). During the period from December 31, 2016, to and including the Closing Date, there has been no sale, transfer or other disposition by the Applicant and its consolidated Subsidiaries of any material part of the business or property of the Applicant and its consolidated Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital

Stock of any other Person) material in relation to the consolidated financial condition of the Applicant and its consolidated Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

5.2 No Change; Solvent. Since December 31, 2016, except as and to the extent disclosed on Schedule 5.2, (a) there has been no development or event relating to or affecting any Credit Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to (i) the making of the Extensions of Credit to be made on the Closing Date, and (ii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the transactions contemplated hereby) and (b) except as otherwise permitted by this Agreement and each other Credit Document, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Applicant, and none of the Capital Stock of the Applicant been redeemed, retired, purchased or otherwise acquired for value by the Applicant or any of its Subsidiaries. As of the Closing Date, after giving effect to the consummation of the transactions described in preceding clauses (i) and (ii) in clause (a) above, the Applicant, together with its Subsidiaries on a consolidated basis, is Solvent.

5.3 Corporate Existence; Compliance with Law. Each of the Credit Parties (a) is duly organized, validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its incorporation or formation, except (other than with respect to the Applicant), to the extent that the failure to be organized, existing and (to the extent applicable) in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation, partnership or limited liability company and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and (to the extent applicable) in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4 Corporate Power; Authorization; Enforceable Obligations. Each Credit Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party and, in the case of the Applicant, to obtain Extensions of Credit hereunder, and each such Credit Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party and, in the case of the Applicant, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement and the L/C Requests. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party in connection with the execution, delivery, performance, validity or enforceability of the Credit Documents to which it is a party or, in the case of the Applicant, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents (other than during any Collateral Suspension Period), (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Applicant and its Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof and (d) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Applicant, and each other Credit Document to which any Credit Party is a party will be duly executed and delivered on behalf of such Credit Party. This Agreement constitutes a legal, valid and binding obligation of the Applicant and each other Credit Document to which any Credit Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5 No Legal Bar. The execution, delivery and performance of the Credit Documents by any of the Credit Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Credit Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than Permitted Liens) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

5.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Applicant, threatened by or against Holdings, the Applicant or any Restricted Subsidiary or against any of their respective properties or revenues, (a) except as described on Schedule 5.6, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Credit Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7 No Default. Neither the Applicant nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8 Ownership of Property; Liens. Each of the Applicant and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property located in the United States of America, and good title to, or a valid leasehold interest in, all its other material property located in the United States of America, except where the failure to have such title would not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien, except for Permitted Liens. Except for the Excluded Properties, the Mortgaged Properties described on Schedule 5.8 together constitute all the material real properties owned in fee by the Credit Parties as of the Closing Date.

5.9 Intellectual Property. The Applicant and each of its Restricted Subsidiaries owns, or has the legal right to use, all United States and foreign patents, patent applications, trademarks, service marks, trade names, copyrights, and trade secrets necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Except as provided on Schedule 5.9, no claim has been asserted and is pending by any Person against the Applicant or any of its Restricted Subsidiaries challenging or questioning the use of any such Intellectual Property, or the validity or effectiveness of any such Intellectual Property, nor does the Applicant know of any such claim, and, to the knowledge of the Applicant, the use of such Intellectual Property by the Applicant and its Restricted Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which, in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.10 No Burdensome Restrictions. Neither the Applicant nor any of its Subsidiaries is in violation of any Requirement of Law applicable to the Applicant or any of its Restricted Subsidiaries that would be reasonably expected to have a Material Adverse Effect.

5.11 Taxes. To the knowledge of the Applicant, each of Holdings, the Applicant and its Restricted Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns which are required to be filed and has paid (a) all Taxes shown to be due and payable on such returns and (b) all Taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property (including the Mortgaged Properties) and all other Taxes imposed on it or any of its property by any Governmental Authority, and no tax Lien has been filed, and no claim is being asserted in writing, with respect to any such Taxes (other than, for purposes of this Section 5.11, any (i) Taxes with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Applicant or its Restricted Subsidiaries, as the case may be).

5.12 Federal Regulations. No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X of the Board. If requested by any Lender or the Administrative Agent, the Applicant will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

5.13    ERISA.

(a) During the five (5) year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (vi) or (viii) of this Section 5.13(a), as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (i) a Reportable Event; (ii) any failure to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA); (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Applicant or its Restricted Subsidiaries in favor of the PBGC or a Plan; (vi) any Underfunding with respect to any Single Employer Plan; (vii) a complete or partial withdrawal from any Multiemployer Plan by the Applicant or any Commonly Controlled Entity; (viii) any liability of the Applicant or any Commonly Controlled Entity under ERISA if the Applicant or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (ix) the Insolvency of any Multiemployer Plan; or (x) any transactions that resulted or could reasonably be expected to result in any liability to the Applicant or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA; provided that the representation made in clauses (ii) and (ix) of this Section 5.13(a) with respect to a Multiemployer Plan is based on knowledge of the Applicant.

(b) With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Applicant or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Applicant or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) with respect to the assets of any Foreign Plan (other than individual claims for the payment of benefits) (A) any facts that, to the knowledge of the Applicant or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and (B) any pending or threatened disputes that, to the knowledge of the Applicant or any of its Subsidiaries, would reasonably be expected to result in a material liability to the Applicant or any of its Restricted Subsidiaries; and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.14 Collateral. Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement and the Mortgages will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (a) the actions specified in Schedule 3 to the Guarantee and Collateral Agreement have been duly taken, (b) subject to the Intercreditor Agreements and Guarantee and Collateral Agreement, all applicable Instruments, Chattel Paper and Documents (each as described therein) constituting Collateral a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, (c) subject to the

Intercreditor Agreements and Guarantee and Collateral Agreement, all Deposit Accounts, Electronic Chattel Paper and Pledged Stock (each as defined in the Guarantee and Collateral Agreement) a security interest in which is required by the Security Documents to be perfected by “control” (as described in the UCC) are under the “control” of the Collateral Agent or the Administrative Agent, as agent for the Collateral Agent and as directed by the Collateral Agent and (d) the Mortgages have been duly recorded and any other formal requirements of state or local law applicable to the recording of real property mortgages in the applicable jurisdiction generally have been complied with, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in (to the extent intended to be created thereby and required to be perfected under the Credit Documents) all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on Schedule 7 thereto (if any)) with respect to such pledgor or mortgagor (as applicable). Notwithstanding any other provision of this Agreement, capitalized terms which are used in this Section 5.14 and not defined in this Agreement are so used as defined in the applicable Security Document. Notwithstanding any other provision of this Agreement or of any other Credit Document, the Applicant does not and shall not make any representation or warranty under this Section 5.14 during, or relating to, any Collateral Suspension Period.

5.15 Investment Company Act; Other Regulations. The Applicant is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act. The Applicant is not subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

5.16 Subsidiaries. Schedule 5.16 sets forth all the Subsidiaries of Holdings at the Closing Date, the jurisdiction of their incorporation and the direct or indirect ownership interest of Holdings therein.

5.17 Purpose of Letters of Credit. The Letters of Credit shall not be used by the Applicant other than for general corporate purposes of the Applicant and its Subsidiaries not prohibited by this Agreement.

5.18 Environmental Matters. Other than as disclosed on Schedule 5.18 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a) The Applicant and its Restricted Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws, including any reasonably foreseeable future requirements thereof.

(b) Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Applicant or any of its Restricted Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Applicant or any of its Restricted Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Applicant’s planned or continued operations, or (iii) impair the fair saleable value of any real property owned by the Applicant or any of its Restricted Subsidiaries that is part of the Collateral.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Applicant or any of its Restricted Subsidiaries is, or, to the knowledge of the Applicant or any of its Restricted Subsidiaries, is reasonably likely to be, named as a party that is pending or, to the knowledge of the Applicant or any of its Restricted Subsidiaries, threatened.

(d) Neither the Applicant nor any of its Restricted Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.

(e) Neither the Applicant nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

5.19 No Material Misstatements. The written information, reports, financial statements, exhibits and schedules concerning the Credit Parties furnished by or on behalf of the Applicant to the Administrative Agent, the Other Representatives and the Lenders in connection with the negotiation of any Credit Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state, as of the Closing Date, any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Applicant and its Restricted Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about Applicant’s and its Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Applicant and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.20    Labor Matters. There are no strikes pending or, to the knowledge of the
Applicant, reasonably expected to be commenced against the Applicant or any of its Restricted Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Applicant and each of its Restricted Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

5.21 Insurance. Schedule 5.21 sets forth a complete and correct listing of all insurance that is (a) maintained by the Credit Parties and (b) material to the business and operations of the Applicant and its Restricted Subsidiaries taken as a whole maintained by Restricted Subsidiaries other than Credit Parties, in each case as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

5.22    Anti-Terrorism; Foreign Corrupt Practices.

(a) To the extent applicable, except as would not reasonably be expected to have a Material Adverse Effect, the Applicant and each Restricted Subsidiary is, and to the knowledge of the Applicant its directors are, in compliance with (i) the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, (ii) the Trading with the Enemy Act, as amended, (iii) any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and any other enabling legislation or executive order relating thereto as well as sanctions laws and regulations of the United Nations Security Council, the European Union or any member state thereof and the United Kingdom (collectively, “Sanctions”) and (iv) Anti-Corruption Laws.

(b) None of the Applicant or any Restricted Subsidiary or, to the knowledge of the Applicant, any director or officer of the Applicant or any Restricted Subsidiary, is the target of any Sanctions (a “Sanctioned Party”). Except as would not reasonably be expected to have a Material Adverse Effect, none of the Applicant or any Restricted Subsidiary is organized or resident in a country or territory that is the target of a comprehensive embargo under Sanctions (including as of the date of this Agreement, without limitation, Cuba, Iran, North Korea, Sudan, Syria and the Crimea Region of the Ukraine—each a “Sanctioned Country”). None of the Applicant or any Restricted Subsidiary will knowingly (directly or indirectly) use the Letters of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of Anti- Corruption Laws or (ii) for the purpose of funding or financing any activities or business of or with any Person that at the time of such financing is a Sanctioned Party or organized or resident in a Sanctioned Country, except as otherwise permitted by applicable law, regulation or license.

(c) Notwithstanding anything to the contrary in this Agreement or any other Credit Document, this Section 5.22 shall not apply in relevant part to Restricted Subsidiaries that are organized under the laws of any member state of the European Union solely to the extent this Section 5.22 would violate the provisions of the “Council Regulation (EC) No 2271/96 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom” or any other applicable anti-boycott statute.

SECTION 6. CONDITIONS PRECEDENT.

6.1    Effectiveness.    This Agreement shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a) Credit Documents. The Administrative Agent shall have received the following Credit Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender:

(i) this Agreement, executed and delivered by a duly authorized officer of the Applicant;

(ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Holdings, the Applicant and each Domestic Subsidiary (other than any Excluded Subsidiary) and an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Credit Party (other than any Excluded Subsidiary); and

(iii) an Additional Indebtedness Joinder (as defined in the Base Intercreditor Agreement) delivered pursuant to the terms of the Base Intercreditor Agreement, executed by a duly authorized officer of the Applicant; and

(iv) the First Lien Intercreditor Agreement, executed and delivered by a duly authorized officer of each Credit Party.

(b)    [Reserved].

(c) Financial Information. The Administrative Agent shall have received (i) audited financial statements of the Applicant for the three fiscal years ended December 31, 2016 certified by the Applicant’s independent registered public accountants and (ii) unaudited financial statements for the Applicant for the most recent interim quarter for which financial statements are available (but in no event for a period ended less than 45 days prior to the Closing Date).

(d) Governmental Approvals and/or Consents. The Administrative Agent shall have received a certificate of an authorized officer of the Applicant stating that all consents, authorizations, notices and filings referred to in Schedule 5.4 are in full force and effect or have the status described therein, and the Administrative Agent shall have received evidence thereof reasonably satisfactory to it.

(e)    [Reserved].

(f) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions in form and substance reasonably satisfactory to the Administrative Agent:

(i)    the executed legal opinion of White & Case LLP, special New
York counsel to each of Holdings, the Applicant and the other Credit Parties;

(ii) the executed legal opinion of Richards, Layton and Finger PA, special Delaware counsel to each of Holdings, the Applicant and certain other Credit Parties;

(iii) the executed legal opinion of Hall Estill, special Oklahoma counsel to certain Credit Parties; and

(iv)    the executed legal opinion of Brian Waldbaum, Assistant General
Counsel to the Applicant.

(g) Closing Certificate. The Administrative Agent shall have received a certificate from each Credit Party, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments.

(h) Perfected Liens. The Collateral Agent shall have obtained a valid security interest in the Collateral (with the priority contemplated in the applicable Security Documents); and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent, and none of such collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens.

(i) Pledged Stock; Stock Powers; Pledged Notes; Endorsements; Initial Transaction Statements. Other than to the extent delivered to the Collateral Agent under the Credit Documents (as defined in the Senior Credit Agreement) in accordance with the Intercreditor Agreements, the Collateral Agent shall have received, or substantially contemporaneously shall receive:

(i) the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(ii) the promissory notes representing each of the Pledged Notes under (and as defined in) the Guarantee and Collateral Agreement, duly endorsed as required by the Guarantee and Collateral Agreement.

(j) Fees. The Agents and the Lenders shall have received all fees and expenses required to be paid or delivered by the Applicant to them on or prior to the Closing Date, including the fees referred to in Section 4.5.

(k) Corporate Proceedings of the Credit Parties. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Credit Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement and the other Credit Documents to which it is or will be a party as of the Closing Date, (ii) the Extensions of Credit to such Credit Party (if any) contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary or an Assistant Secretary of such Credit Party as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified (except as any later such resolution may modify any earlier such resolution), revoked or rescinded and are in full force and effect.

(l) Incumbency Certificates of the Credit Parties. The Administrative Agent shall have received a certificate of each Credit Party, dated the Closing Date, as to the incumbency and signature of the officers of such Credit Party executing any Credit Document, reasonably satisfactory in form and substance to the Administrative Agent, executed by an authorized officer and the Secretary or any Assistant Secretary of such Credit Party.

(m) Governing Documents. The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of each Credit Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Credit Party.

(n) Insurance. The Applicant shall have used reasonable best efforts to ensure that the Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 7.5 of this Agreement shall have been satisfied. The Applicant shall have used reasonable best efforts to cause the Administrative Agent and the other Secured Parties to have been named as additional insured with respect to liability policies and the Collateral Agent to have been named as loss payee with respect to the property insurance maintained by the Applicant and the Subsidiary Guarantors.

(o) Flood Insurance. The Applicant shall have delivered to the Administrative Agent a completed Flood Certificate with respect to each Mortgaged Property for which a mortgage with respect to the L/C Facility exists on the Closing Date and evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as reasonably requested by the Administrative Agent and the Lenders, and, in connection therewith, each such Flood Certificate shall (A) be addressed to the Administrative Agent, (B) state whether the community in which the applicable Mortgaged Property is located participates in the Flood Program, and (C) be signed by the Applicant on the second page thereof if such Flood Certificate states that the subject Mortgaged Property is located in a Flood Zone, which second page constitutes the notice from the Administrative Agent to the Applicant required by Section 208.25 of Regulation H of the Board.

(p)    Absence of Defaults.    There shall not exist any Default or Event of
Default.

(q) Solvency. The Administrative Agent shall have received a certificate of the chief financial officer or, if none, the treasurer, controller, vice president (finance) or other responsible financial officer of the Applicant certifying the solvency of the Applicant and its Subsidiaries on a consolidated basis in customary form (as per the applicable jurisdiction of the Applicant).

(r) Patriot Act; KYC. No later than two days prior to the Closing Date, the Lenders, to the extent reasonably requested by such Lenders, and the Administrative Agent shall have received all documentation and other information about the Applicant and the Guarantors that the Administrative Agent has reasonably determined is required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and that the Administrative Agent or any such Lender, as applicable, has reasonably requested in writing at least five days prior to the Closing Date.

6.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date is subject to the satisfaction or waiver of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Credit Party pursuant to this Agreement or any other Credit Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Credit Party pursuant to this Agreement or any other Credit Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date;

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date; and

(c) L/C Request. With respect to the issuance of any Letter of Credit, the applicable Issuing Lender shall have received a L/C Request, completed to its satisfaction, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.

Each Letter of Credit issued on behalf of the Applicant hereunder shall constitute a representation and warranty by the Applicant as of the date of such issuance that the conditions contained in this Section 6.2 have been satisfied (including with respect to the initial Extension of Credit hereunder).

SECTION 7. AFFIRMATIVE COVENANTS. The Applicant hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of all Reimbursement Amounts and any other amount then due and owing to any Lender or any Agent hereunder and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to each applicable Issuing Lender), the Applicant shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Restricted Subsidiaries to:

7.1    Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a) as soon as available, but in any event not later than the fifth Business Day after the 105th day following the end of each fiscal year of the Applicant (or such longer period as may be permitted by the SEC for the filing of annual reports on Form 10-K) ending on or after December 31, 2017, a copy of the consolidated balance sheet of the Applicant and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing (it being agreed that the furnishing of the Applicant’s or any Parent’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Applicant’s obligation under this Section 7.1(a) with respect to such year including with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, so long as the report included in such Form 10-K does not contain any “going concern” or like qualification or exception);

(b) as soon as available, but in any event not later than the fifth Business Day after the 50th day following the end of each of the first three quarterly periods of each fiscal year of the Applicant (or such longer period as may be permitted by the SEC for the filing of quarterly reports on Form 10-Q), the unaudited consolidated balance sheet of the Applicant and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Applicant and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Applicant as provided in Section 7.1(c) (it being agreed that the furnishing of the Applicant’s or any Parent’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Applicant’s obligations under this Section 7.1(b) with respect to such quarter); and

(c) all such financial statements delivered pursuant to Section 7.1(a) or (b) to (and, in the case of any financial statements delivered pursuant to Section 7.1(b) shall be certified by a Responsible Officer of the Applicant in the relevant Compliance Certificate to) fairly present in all material respects the financial condition of the Applicant and its Subsidiaries in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to Section 7.1(b) shall be certified by a Responsible Officer of the Applicant in the relevant Compliance Certificate as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as disclosed therein, and except, in the case of any financial statements delivered pursuant to Section
7.1(b), for the absence of certain notes).

7.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a) concurrently with the delivery of the financial statements and reports referred to in Sections 7.1(a) and 7.1(b), a certificate signed by a Responsible Officer of the Applicant in substantially the form of Exhibit U or such other form as may be agreed between the Applicant and the Administrative Agent (a “Compliance Certificate”) (i) stating that, to the best of such Responsible Officer’s knowledge, each of Holdings, the Applicant and the Applicant’s Restricted Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Credit Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate and (ii) commencing with the delivery of the Compliance Certificate under this Section 7.2(a) for the fiscal quarter ending September 30, 2017 setting forth a reasonably detailed calculation of the Consolidated Total Corporate Leverage Ratio for the Most Recent Four Quarter Period;

(b) as soon as available, but in any event not later than the fifth Business Day following the 105th day after the beginning of each fiscal year of the Applicant, a copy of the annual business plan by the Applicant of the projected operating budget (including an annual consolidated balance sheet, income statement and statement of cash flows of the Applicant and its Subsidiaries) and including segment information consistent with customary past practices of the Applicant, such practices subject to such adjustments as are reasonable in the good faith determination of the Applicant, each such business plan to be accompanied by a certificate of a Responsible Officer of the Applicant to the effect that such Responsible Officer believes such projections to have been prepared on the basis of reasonable assumptions at the time of preparation and delivery thereof;

(c) within five Business Days after the same are filed, copies of all financial statements and periodic reports which Holdings or the Applicant may file with the SEC or any successor or analogous Governmental Authority;

(d) within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Holdings or the

Applicant may file with the SEC or any successor or analogous Governmental Authority; and

(e) subject to the last sentence of Section 7.6, promptly, such additional financial and other information regarding the Credit Parties as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.1 or 7.2 may at the Applicant’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Applicant posts such documents, or provides a link thereto on the Applicant’s (or Holdings’ or any Parent Entity’s) website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Applicant may specify by written notice to the Administrative Agent from time to time); or (ii) on which such documents are posted on the Applicant’s (or Holdings’ or any Parent Entity’s) behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

7.3 Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material Taxes, except where (x) the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Applicant or any Restricted Subsidiary, as the case may be, or (y) failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as conducted by the Applicant and its Subsidiaries on the Closing Date, taken as a whole, and preserve, renew and keep in full force and effect its corporate or other organizational existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Applicant and its Restricted Subsidiaries, taken as a whole, except as otherwise permitted pursuant to Section 8.3, provided that any such Restricted Subsidiary shall not be required to preserve, renew, or keep in full force and effect its corporate or other organizational existence, and the Applicant and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in the business of the Applicant and its Restricted Subsidiaries, taken as a whole, in good working order and condition, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; use commercially reasonable efforts to maintain with financially sound and reputable insurance companies (or any Captive Insurance Subsidiary) insurance on, or self-insure, all property material to the business of the Applicant and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, all as determined in good faith by the Applicant or such Restricted Subsidiary; furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; and ensure that, subject to the Intercreditor Agreements or any Other Intercreditor Agreement, at all times the Administrative Agent for the benefit of the other Secured Parties shall be named as an additional insured with respect to liability policies maintained by the Applicant and any Subsidiary Guarantor and the Collateral Agent, for the benefit of the other Secured Parties, shall be named as loss payee with respect to the property insurance maintained by the Applicant and any Subsidiary Guarantor; provided that, (A) unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall turn over to the Applicant any amounts received by it as an additional insured or loss payee under any such property insurance maintained by the Applicant or its Subsidiaries (and, for the avoidance of doubt any other proceeds from a Recovery Event), the disposition of such amounts to be subject to the provisions of Section 4.4(b) to the extent applicable, and (B) unless an Event of Default shall have occurred and be continuing, the Collateral Agent agrees that the Applicant or Subsidiary Guarantor shall have the sole right to adjust or settle any claims under such insurance.

(b)    With respect to each property of any Credit Party subject to a Mortgage:

(i) If any portion of any such property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, such Credit Party shall maintain or cause to be maintained, flood insurance to the extent required by law.

(ii) The applicable Credit Party promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Applicant shall not use or permit the use of such property in any manner which would reasonably be expected to result in the cancellation of any insurance policy or would reasonably be expected to void coverage required to be maintained with respect to such property pursuant to clause (a) of this Section 7.5.

(iii) Other than during a Collateral Suspension Period, if the Applicant is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon 10 days’ written notice to the Applicant, may effect such insurance from year to year at rates substantially similar to the rate at which such Credit Party had insured such property, and pay the premium or premiums therefor, and the Applicant shall pay or cause to be paid to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.

7.6 Inspection of Property; Books and Records; Discussions. In the case of the Applicant, keep proper books of records in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Applicant and its Restricted Subsidiaries, taken as a whole; and permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records (other than (a) all data and information used to calculate any “measurement month average” or (b) any “market value average” or any similar amount, however designated, under or in connection with any financing of Vehicles and/or other property or assets) and to discuss the business, operations, properties and financial and other condition of the Applicant and its Restricted Subsidiaries with officers of the Applicant and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired; provided that representatives of the Applicant may be present during any such visits, discussions and inspections. Notwithstanding anything to the contrary in Section 7.2(e) or in this Section 7.6, none of the Applicant or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non- financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by Requirement of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

7.7    Notices. Promptly give notice to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver copies thereof):

(a) as soon as possible after a Responsible Officer of the Applicant knows thereof, the occurrence of any Default or Event of Default;

(b) as soon as possible after a Responsible Officer of the Applicant knows thereof, any (i) default or event of default under any Contractual Obligation (including with respect to lease obligations in connection with Special Purpose Financings) of the Applicant or any of its Restricted Subsidiaries, other than as previously disclosed in writing to the Lenders, or (ii) litigation, investigation or proceeding which may exist at any time between the Applicant or any of its Restricted Subsidiaries and any Governmental Authority that would reasonably be expected to be adversely determined, in the case of either clause (i) or (ii) that would reasonably be expected to have a Material Adverse Effect;

(c) as soon as possible after a Responsible Officer of the Applicant knows thereof, the occurrence of any default or event of default under any of the Indentures or the Senior Credit Agreement;

(d) as soon as possible after a Responsible Officer of the Applicant knows thereof, any litigation or proceeding affecting Holdings or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(e) the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Applicant knows thereof: (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Applicant or its Restricted Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination, Insolvency of, any Multiemployer Plan or Foreign Plan; (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Applicant or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which would reasonably be expected to result in the withdrawal from, or the termination, or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect; or (iii) the first occurrence after the Closing Date of an Underfunding under a Single Employer Plan or Foreign Plan that exceeds 10% of the value of the assets of such Single Employer Plan or Foreign Plan, in each case, determined as of the most recent annual valuation date of such Single Employer Plan or Foreign Plan on the basis of the actuarial assumptions used to determine the funding requirements of such Single Employer Plan or Foreign Plan as of such date;

(f)    [Reserved];

(g) as soon as possible after a Responsible Officer of the Applicant knows thereof, (i) any release or discharge by the Applicant or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Applicant reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Applicant reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Applicant or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Applicant or any of its Restricted Subsidiaries that would reasonably be expected to subject the Applicant or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Applicant reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer of the Applicant (and, if applicable, the relevant Commonly Controlled Entity or Restricted Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Applicant (or, if applicable, the relevant Commonly Controlled Entity or Restricted Subsidiary) proposes to take with respect thereto.

7.8    Environmental Laws.

(a) (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Applicant or its Restricted Subsidiaries. For purposes of this Section 7.8(a), noncompliance shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Applicant and any such affected Restricted Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b) Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest would not reasonably be expected to have a Material Adverse Effect.

7.9    After-Acquired Real Property and Fixtures and Future Subsidiaries.

(a) With respect to any owned real property (including fixtures thereon located in the United States of America), in each case with a purchase price or a Fair Market Value at the time of acquisition of at least $6.0 million, in which any Credit Party acquires ownership rights at any time after the Closing Date (or owned by any Subsidiary that becomes a Credit Party after the Closing Date), except during any Collateral Suspension Period, promptly grant to the Collateral Agent for the benefit of the Secured Parties, a Lien of record on all such owned real property and fixtures pursuant to a Mortgage or otherwise upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA); provided that (i) nothing in this Section 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Applicant, any of its Restricted Subsidiaries or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this Section 7.9 on any owned real property or fixtures the acquisition of which is financed, or is to be financed or refinanced, in whole or in part through the incurrence of Purchase Money Obligations or Capitalized Lease Obligations, until such Purchase Money Obligations or Capitalized Lease Obligations are repaid in full (and not refinanced) or, as the case may be, the Applicant determines not to proceed with such financing or refinancing. In connection with any such grant to the Collateral Agent for the benefit of the Lenders, of a Lien of record on any such real property in accordance with this Section 7.9, the Applicant or such other Credit Party shall deliver or cause to be delivered to the Collateral Agent any surveys, title insurance policies, environmental reports, Flood Certificates and evidence of applicable flood insurance and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Collateral Agent shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies, environmental reports, Flood Certificates and evidence of applicable flood insurance and other documents and whether the delivery of such surveys, title insurance policies, environmental reports, Flood Certificates and evidence of applicable flood insurance and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b) With respect to (i) any Domestic Subsidiary created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same) subsequent to the Closing Date by the Applicant or any of its Domestic Subsidiaries (other than an Excluded Subsidiary) (ii) any Unrestricted Subsidiary being designated as a Restricted Subsidiary, (iii) any Immaterial Subsidiary that ceases to be such as provided in the definition thereof and (iv) any entity that becomes a Domestic Subsidiary as a result of a transaction pursuant to, and permitted by, Section 8.3 (in each case in clauses (i) through (iv), other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, except during any Collateral Suspension Period, promptly (i) execute and deliver to the Collateral Agent for the benefit of the Secured Parties such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary that is directly owned by the Applicant or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), (ii) deliver to the Collateral Agent or to such agent therefor as may be provided by the Intercreditor Agreements or any Other Intercreditor Agreement the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent corporation of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law (as and to the extent provided in the Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.

(c) With respect to any Foreign Subsidiary (other than an Excluded Subsidiary) created or acquired subsequent to the Closing Date by the Applicant or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), the Capital Stock of which is owned directly by the Applicant or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request, subject to clause (e) below, except during any Collateral Suspension Period, promptly (i) execute and deliver to the Collateral Agent a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Foreign Subsidiary that is directly owned by the Applicant or any of its Domestic Subsidiaries (other than an Excluded Subsidiary) (provided that in no event shall more than 65% of the Capital Stock of any such new Foreign Subsidiary be required to be so pledged and, provided, further, that no such pledge or security shall be required with respect to any non-wholly owned Foreign Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Applicant or any of its Subsidiaries was made therein) and (ii) to the extent reasonably deemed advisable by the Collateral Agent, deliver to the Collateral Agent or to any agent therefor as provided by the Intercreditor Agreements or any Other Intercreditor Agreement the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent corporation of such new Foreign Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein.

(d) Except during any Collateral Suspension Period, at its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents in each case in accordance with, and to the extent required by, the Guarantee and Collateral Agreement.

(e) Notwithstanding anything to contrary in this Agreement, (A) the foregoing requirements shall be subject to the terms of the Intercreditor Agreements or any Other Intercreditor Agreement and, in the event of any conflict with such terms, the terms of the Intercreditor Agreements or any Other Intercreditor Agreement, as applicable, shall control; (B) no security interest or Lien is or will be granted pursuant to any Credit Document or otherwise in any right, title or interest of any of Holdings, the Applicant or any of its Subsidiaries in, and “Collateral” shall not include, any Excluded Asset (as defined in the Guarantee and Collateral Agreement); (C) no Credit Party or any Affiliate thereof shall be required to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); (D) to the extent not automatically perfected by filings under the Uniform Commercial Code of each applicable jurisdiction, no Credit Party shall be required to take any actions in order to perfect any security interests granted with respect to any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts, securities accounts, but excluding Capital Stock required to be delivered pursuant to Section 7.9(b) and (c) above); and (E) nothing in this Section 7.9 shall require that any Credit Party grant a Lien with respect to any property or assets in which such Subsidiary acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable or that that the costs or other consequences to Holdings or any of its Subsidiaries of the granting of such a Lien is excessive in view of the benefits that would be obtained by the Secured Parties.

(f) Each of the Lenders hereby irrevocably authorizes and directs the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document (the “Collateral Suspension” and the date such Collateral Suspension commences, the “Collateral Suspension Date”) at the request of the Applicant if and for so long as (A) the corporate credit rating or corporate family rating, as applicable, of the Applicant shall have an Investment Grade Rating (without a negative outlook) from both Moody’s and S&P (the condition under this clause (A), the “Collateral Suspension Rating Level Condition”), (B) the Applicant and its Restricted Subsidiaries shall not have outstanding any Indebtedness for borrowed money that is secured by the same Collateral securing the Obligations (as defined in the Guarantee and Collateral Agreement) (other than any such Lien being released) (the condition under this clause (B), the “Limited Collateral Release Condition”) and (C) no Event of Default shall have occurred and be continuing; provided that, if on any date following the Collateral Suspension (1) the Limited Collateral Release Condition is no longer satisfied, (2) the Collateral Suspension Rating Level Condition is no longer satisfied or (3) the Applicant notifies the Collateral Agent in writing that it has elected to terminate the Collateral Suspension, the Credit Parties shall take all actions, execute all documents, deliver any documents and make any filings, in each case as reasonably requested by the Collateral Agent, to cause any Liens released under this Section 7.9(f) to be reinstated to secure the Obligations under this Agreement within 30 days after such date (or 60 days for any actions, documents or filings in respect of Mortgaged Properties) (or such longer period as may be agreed by the Collateral Agent in its reasonable discretion) (the first such date on which a new Security Document is required to be delivered pursuant to the foregoing, the “Collateral Reinstatement Date”) on substantially identical terms with the security provided immediately prior to the Collateral Suspension or otherwise in form and substance reasonably satisfactory to the Collateral Agent; provided that if the Applicant shall consensually grant and/or perfect any Lien on any Collateral to secure any Indebtedness for borrowed money, such Lien shall also be granted to (and perfected in favor of) the Collateral Agent for the benefit of the Secured Parties simultaneously with the grant in favor thereof, and the Applicant shall cause the lienholder for any such Indebtedness to enter into the Intercreditor Agreements or Other Intercreditor Agreement.

(g) Notwithstanding the foregoing, the Collateral Agent shall not enter into and no Credit Party shall be required to provide any Mortgage in respect of any improved real property acquired by any Credit Party after the Closing Date or to be mortgaged in connection with a MIRE Event unless the Collateral Agent has provided to Lenders (i) if such Mortgaged Property relates to an improved real property not located in a Flood Zone, a completed Flood Certificate with respect to such improved real property from a third-party vendor at least ten (10) Business Days prior to entering into such Mortgage or (ii) if such Mortgaged Property relates to an improved real property located in a Flood Zone, the following documents with respect to such improved real property at least thirty (30) days prior to entering into such Mortgage: (i) a completed Flood Certificate from a third party vendor; (ii) if such improved real property is located in a Flood Zone, (A) a notification to the applicable Credit Parties of that fact and (if applicable) notification to the applicable Credit Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Credit Parties of such notice; and (iii) if required by Flood Insurance Laws, evidence of required flood insurance; provided that the Collateral Agent may enter into any such Mortgage prior to the notice period specified above if the Collateral Agent shall have received confirmation from each applicable Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction and provided further that the applicable Credit Party’s obligation to promptly grant a Mortgage under Section 7.9(a) shall be extended for so long as is required for the Lenders to complete their flood insurance diligence and related compliance.

7.10 Surveys. Within a reasonable period following the Closing Date, with respect to those Mortgaged Properties (set forth on Schedule 7.10) for which the title policies delivered pursuant to Section 7.12 contain the standard “survey exception”, obtain surveys in such form as is sufficient to obtain from the respective title companies endorsements which have the effect of deleting such exceptions.

7.11 MIRE Events. Prior to the occurrence of a MIRE Event, the Applicant shall provide (and shall use commercially reasonable efforts to provide as promptly as reasonably possible prior to such MIRE Event) to the Collateral Agent the following documents in respect of any Mortgaged Property: (a) a Flood Certificate; (b) if such improved real property is located in a Flood Zone, if required by Flood Insurance Laws, evidence of required flood insurance and (c) any other customary documentation that may be reasonably requested by the Collateral Agent.

7.12 Post-Closing Actions. The Applicant agrees that it will, or cause its relevant Subsidiaries to, complete each of the actions described on Schedule 7.12 as soon as commercially reasonable and by no later than the date set forth on Schedule 7.12 with respect to such action or such later date as the Administrative Agent may reasonably agree.

SECTION 8. NEGATIVE COVENANTS. The Applicant hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of all Reimbursement Amounts and any other amount then due and owing to any Lender or any Agent hereunder and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to each applicable Issuing Lender):

8.1 Limitation on Indebtedness. (a) The Applicant will not, and will not permit any Restricted Subsidiary to, Incur any Consolidated Vehicle Indebtedness.

(b)    Notwithstanding the foregoing Section 8.1(a), the Applicant and its
Restricted Subsidiaries may Incur the following Consolidated Vehicle Indebtedness:

(i)    Indebtedness in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to the sum of (A) an amount equal to the Borrowing Base (as defined in the Senior Credit Agreement), plus (B) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(ii) Indebtedness (A) of any Restricted Subsidiary to the Applicant or (B) of the Applicant or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such

Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Applicant or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

(iii) Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Applicant or any of its Restricted Subsidiaries; and

(iv) (A) Guarantees by the Applicant or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Applicant or any Restricted Subsidiary (other than any Indebtedness Incurred by the Applicant or such Restricted Subsidiary, as the case may be, in violation of this Section 8.1), or (B) without limiting Section 8.2, Indebtedness of the Applicant or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Applicant or any Restricted Subsidiary (other than any Indebtedness Incurred by the Applicant or such Restricted Subsidiary, as the case may be, in violation of this Section 8.1).

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 8.1, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this Section 8.1) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 8.1(b) above, the Applicant, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses of Section 8.1(b) above (including in part under one such clause and in part under another such clause); and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar Equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit or deferred draw Indebtedness, provided that (x) the Dollar Equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (z) the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to the L/C Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Applicant’s option, (i) the Closing Date, (ii) any date on which any of the respective commitments under such L/C Facility shall be reallocated between or among facilities or subfacilities hereunder or thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

8.2 Limitation on Liens. The Applicant shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien on any Collateral, whether now owned or hereafter acquired, securing any Indebtedness, except for the following Liens:

(a) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Applicant and its Restricted Subsidiaries taken as a whole, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Applicant or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b) Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not known to be overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c) pledges, deposits or Liens in connection with workers’ compensation, professional liability, unemployment insurance and other social security and other similar legislation or other insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e) easements (including reciprocal easement agreements), rights-of- way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Applicant and its Subsidiaries, taken as a whole;

(f) Liens existing on, or provided for under written arrangements existing on, the Closing Date, or (in the case of any such Liens securing Indebtedness of the Applicant or any of its Subsidiaries existing or arising under written arrangements existing on the Closing Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Applicant or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations entered into for bona fide hedging purposes, Bank Products Obligations, Purchase Money Obligations or Capitalized Lease Obligations;

(i) Liens arising out of judgments, decrees, orders or awards in respect of which the Applicant or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j)    leases, subleases, licenses or sublicenses to or from third parties;

(k)    Liens    securing    Indebtedness (including    Liens securing any
Obligations in respect thereof) consisting of

(1) Indebtedness Incurred under this Agreement and the other Credit Documents and any Refinancing Indebtedness in respect thereof,

(2) Indebtedness consisting of (w) Indebtedness supported by a letter of credit issued pursuant to any Credit Facility in a principal amount not exceeding the face amount of such letter of credit, (x) accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries, (y) Guarantees in connection with the construction or improvement of all or any portion of a Public Facility to be used by the Company or any Restricted Subsidiary or (z) any Guarantee in respect of any Franchise Vehicle Indebtedness or Franchise Lease Obligation,

(3) Indebtedness of the Applicant or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds in the ordinary course of business, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person,

(4) Indebtedness of the Applicant or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self- insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Management Guarantees, or (D) the financing of insurance premiums in the ordinary course of business, or (E) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, or (F) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Applicant or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement,

(5) any other Indebtedness, provided that any such Liens on Collateral securing Indebtedness pursuant to this clause (5) are junior in priority to the Liens securing the Indebtedness hereunder, which priority may be effected pursuant to the Intercreditor
Agreements or any Other Intercreditor Agreement or otherwise,

(6) Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (x) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings) and (y) such Indebtedness does not constitute Consolidated Vehicle Indebtedness,

(7) Indebtedness or other obligations in respect of Management
Advances or Management Guarantees,

(8) Indebtedness Incurred under the Senior Credit Agreement and the other Credit Documents (as defined in the Senior Credit Agreement) and any Refinancing Indebtedness in respect thereof;

in each case under the foregoing clauses (1) through (8) including Liens securing any Guarantee of any thereof (in the case of clause (5), subject to the proviso thereto);

(l) Liens existing on property or assets of a Person at, or provided for under written arrangements existing at, the time such Person becomes a Subsidiary of the Applicant (or at the time the Applicant or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Applicant or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided further, that for purposes of this clause (l), if a Person other than the Applicant is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Applicant, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Applicant or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(m) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(n) Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables

(including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Applicant or any Subsidiary (other than Liens on property or assets of the Applicant or any Subsidiary Guarantor in favor of any Subsidiary that is not the Applicant or Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or goods and proceeds securing the obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements on assets that are the subject of such repurchase agreements, (12) in favor of any Special Purpose Entity in connection with any Financing Disposition, or (13) in favor of any Franchise Special Purpose Entity in connection with any Franchise Financing Disposition;

(o) Liens (other than any Liens securing Consolidated Vehicle Indebtedness) on or under, or arising out of or relating to, any Vehicle Rental Concession Rights; and

(p) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof), provided that after giving effect to the Incurrence of the amount of such Indebtedness (or on the date of the initial commitment to lend such additional amount after giving pro forma effect to the Incurrence of the entire committed amount of such amount), the Consolidated First Lien Leverage Ratio shall not exceed 2.50:1.00 (it being understood that if pro forma effect is given to the entire committed amount of any such additional amount on the date of initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness, such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause (p)).

For purposes of determining compliance with this Section 8.2, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in clauses (a) through (p) of this Section 8.2 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Applicant shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this Section 8.2, (iii) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (k)(8) above in respect of Indebtedness Incurred pursuant to clause (i) of the definition of “Maximum Incremental Facilities Amount” set forth in the Senior Credit Agreement (giving effect to the Incurrence of such portion of such Indebtedness), the Applicant, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (k)(8) above in respect of Indebtedness Incurred pursuant to clause (i) of the definition of “Maximum Incremental Facilities Amount” set forth in the Senior Credit Agreement and the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition (other than clause (p)), (iv) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (p) above (giving effect to the Incurrence of such portion of such Indebtedness), the Applicant, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (p) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this Section 8.2 (other than clause (k)(8) above in respect of Indebtedness Incurred pursuant to clause (i) of the definition of “Maximum Incremental Facilities Amount” set forth in the Senior Credit Agreement), (v) the principal amount of Indebtedness secured by a Lien outstanding under any category of Permitted Liens shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (vi) any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness shall also be permitted to secure any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, (vii) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a Dollar-denominated restriction, the Dollar Equivalent principal amount of such Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit or deferred draw Indebtedness, provided that (x) the Dollar Equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced, plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (z) the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to the L/C Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Applicant’s option, (A) the Closing Date, (B) any date on which any of the respective commitments under such L/C Facility shall be reallocated between or among facilities or subfacilities hereunder or thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (C) the date of such Incurrence, and (viii) the principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

8.3 Limitation on Fundamental Changes. (a) The Applicant will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Applicant) will expressly assume all the obligations of the Applicant under this Agreement and the other Credit Documents to which it is a party by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii) immediately after giving effect to such transaction, the Applicant shall be in compliance with the financial covenant set forth in Section 8.9 as of the end of the Most Recent Four Quarter Period for which financial statements have been delivered pursuant to Section 7.1;

(iv) each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a joinder or one or more other document or instrument confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction) and its obligations under the Credit Documents; and
(v) the Applicant will have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion each to the effect that such consolidation, merger or transfer complies with the provisions described in this Section 8.3(a)(v), provided that (x) in giving such opinion such counsel may rely on such certificate of such Responsible Officer as to compliance with the foregoing clauses (ii) and (iii) of this Section 8.3(a) and as to any matters of fact, and (y) no such legal opinion will be required for a consolidation, merger or transfer described in clause (d) of this Section 8.3.

(vi)    [Reserved].

(b) Any Indebtedness that becomes an obligation of the Applicant (or, if applicable, any Successor Company with respect thereto) or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Section 8.3, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 8.1.

(c)    Upon any transaction involving the Applicant in accordance with Section
8.3(a) in which the Applicant is not the Successor Company, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Applicant under the Credit Documents, and shall become the “Applicant” for all purposes of the Credit Documents, and thereafter the predecessor Applicant shall be relieved of all obligations and covenants under the Credit Documents, and shall cease to constitute the “Applicant” for all purposes of the Credit Documents, except that the predecessor Applicant in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on Reimbursement Amounts.

(d) Clauses (ii) and (iii) of Section 8.3(a) will not apply to any transaction in which the Applicant consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Applicant in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Applicant so long as all assets of the Applicant and its Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. Section 8.3(a) will not apply to any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Applicant .

8.4    Limitation on Sale of Assets.

(a) The Applicant will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(i) the Applicant or its Restricted Subsidiaries receive consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value (as of the date a legally binding commitment for such Asset Disposition was entered into) shall be determined (including as to the value of all non-cash consideration) in good faith by the Applicant,

(ii) in the case of any Asset Disposition (or series of related Asset Dispositions) having a Fair Market Value (as of the date a legally binding commitment for such Asset Disposition was entered into) of $50.0 million or more, at least 75% of the consideration (excluding, in the case of each Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other

Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) for such Asset Disposition, together with all other Asset Dispositions since the Closing Date (on a cumulative basis), received by the Applicant or such Restricted Subsidiary is in the form of cash, and

(iii) to the extent required by Section 8.4(b), an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Applicant (or any Restricted Subsidiary, as the case may be) as provided in such Section.

(b) In the event that on or after the Closing Date, the Applicant or any Restricted Subsidiary shall make an Asset Disposition or a Recovery Event in respect of Collateral shall occur, an amount equal to 100% of the Net Available Cash from such Asset Disposition or Recovery Event shall be applied by the Applicant (or any Restricted Subsidiary, as the case may be) to

(i) first, (x) to the extent the Applicant or such Restricted Subsidiary elects, to reinvest or commit to reinvest in the business of the Applicant and its Subsidiaries (including any investment in Additional Assets by the Applicant or any Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition or Recovery Event and the date of receipt of such Net Available Cash (or, if such reinvestment is in a project authorized by the Board of Directors of the Applicant that will take longer than such 365 days to complete, the period of time necessary to complete such project) or (y) in the case of any Asset Disposition by or Recovery Event with respect to any Restricted Subsidiary of the Applicant that is not a Subsidiary Guarantor, to the extent that the Applicant or any Restricted Subsidiary elects, or is required by the terms of any Indebtedness of any Restricted Subsidiary of the Applicant that is not a Subsidiary Guarantor, to prepay, repay or purchase any such Indebtedness or Obligations in respect thereof or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness or Obligations in respect thereof (in each case other than Indebtedness owed to the Applicant or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash;

(ii) second, to the extent of the balance of such Net Available Cash or equivalent amount after application in accordance with clause first above, within the longest of (1) 10 Business Days of determination of such balance, (2) the time required under any other Indebtedness prepaid, repaid or purchased pursuant to this clause (ii), and (3) the time required by applicable law (to the extent the Applicant or any Restricted Subsidiary elects or is required by the terms thereof) to prepay, repay or purchase any Indebtedness or Additional Indebtedness, in accordance with the agreements or instruments governing such Indebtedness or Additional Indebtedness; and

(iii) third, to the extent of the balance of such Net Available Cash or equivalent amount after application in accordance with clauses first and second above (the amount of such balance, “Excess Proceeds”), fund any general corporate purposes (including the repayment, redemption or other acquisition or retirement of Senior Notes or the making of other Restricted Payments).

(c)    [Reserved].

(d) For the purposes of Section 8.4(a)(ii) above, the following are deemed to be cash: (1) Cash Equivalents and Temporary Cash Investments, (2) the assumption of Indebtedness of the Applicant (other than Disqualified Stock of the Applicant) or any Restricted Subsidiary and the release of the Applicant or such Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) securities received by the Applicant or any of its Subsidiaries from the transferee that are converted by the Applicant or such Subsidiary into cash within 180 days, (4) consideration consisting of Indebtedness of the Applicant or any Restricted Subsidiary, (5) Additional Assets, (6) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Applicant and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition and (7) any Designated Noncash Consideration received by the Applicant or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed when received an aggregate amount equal to the greater of $350.0 million and 1.75% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured as of the date a legally binding commitment for such Asset Disposition (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value).

(e) Notwithstanding the foregoing provisions of Section 8.4 or the definition of “Asset Disposition”, the Applicant shall not, and shall not permit any Restricted Subsidiary directly or indirectly to, sell, lease, transfer or otherwise dispose of Core Intellectual Property; provided that this clause (e) shall not prohibit (i) any license, sublicense or other grant of rights in or to, or covenant not to sue with respect to, any Core Intellectual Property (x) in the ordinary course of business or (y) in connection with any franchise, joint venture or other similar arrangement or (ii) the abandonment, lapse or other disposition of any trademark, service mark or other intellectual property (x) in the ordinary course of business or (y) that are, in the good faith determination of the Applicant, no longer economically practicable to maintain or useful in the conduct of the business of the Applicant and its Subsidiaries taken as a whole.

8.5 Limitation on Restricted Payments. (a) The Applicant shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Applicant is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Applicant or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Applicant held by Persons other than the Applicant or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than Subordinated Obligations owed to a Restricted Subsidiary and other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”).

(b)    The provisions of Section 8.5(a) will not prohibit any of the following
(each, a “Permitted Payment”):

(i) (x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Applicant (“Treasury Capital Stock”) or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Applicant (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to the Applicant and (y) if immediately prior to such acquisition or retirement of such Treasury Stock, dividends thereon were permitted pursuant to clause (xii) of this Section 8.5(b), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

(ii) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the Incurrence of, Indebtedness of the Applicant or any Restricted Subsidiary or Refinancing Indebtedness Incurred in compliance with Section 8.1, (x) from Net Available Cash or any equivalent amount to the extent permitted by Section 8.4, (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Applicant shall have made payment in full of all of the L/C Obligations and terminated the Commitments, or made a Change of Control Offer or (z) constituting Acquired Indebtedness;

(iii) any dividend paid or redemption made within 60 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or notice, such dividend or redemption would have complied with this Section 8.5;

(iv)    [Reserved];

(v) loans, advances, dividends or distributions by the Applicant to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Applicant to repurchase or otherwise acquire Capital Stock of any Parent or the Applicant (including any options, warrants or other rights in respect thereof), in each case from Management Investors (including any repurchase or acquisition by reason of the Applicant or any Parent retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x) (1) $50.0 million plus (2) $5.0 million multiplied by the number of calendar years that have commenced since December 31, 2017, plus (y) the Net Proceeds received by the Applicant since November 2, 2017 from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), plus (z) the cash proceeds of key man life insurance policies received by the Applicant or any Restricted Subsidiary (or by any Parent and contributed to the Applicant) since the Closing Date;

(vi)    [Reserved];

(vii) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the sum of (x) $500.0 million plus (y) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on July 1, 2016, to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Applicant are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number); provided that at the time the Applicant or such Restricted Subsidiary makes such Restricted Payment after giving effect thereto on a pro forma basis, (x) no Event of Default under Section 9(a) or Section 9(f) shall have occurred and be continuing (or would result therefrom) and (y) the Applicant shall be in compliance with the financial covenant set forth in Section 8.9 as of the end of the Most Recent Four Quarter Period for which financial statements have been delivered pursuant to Section 7.1; provided, further, that the Applicant or such Restricted Subsidiary shall not make any Restricted Payment that is (i) a dividend or distribution on or in respect of, or a purchase, redemption, retirement or other acquisition for value of, Capital Stock of the Applicant or (ii) an Investment in an Unrestricted Subsidiary, in each case, pursuant to this Section 8.5(b)(vii) until the RP Blocker Termination Date;

(viii) loans, advances, dividends or distributions to any Parent or other payments by the Applicant or any Restricted Subsidiary (A) pursuant to a Tax Sharing Agreement, or (B) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

(ix) payments by the Applicant, or loans, advances, dividends or distributions by the Applicant to any Parent to make payments, to holders of Capital Stock of the Applicant or any Parent in lieu of issuance of fractional shares of such Capital Stock;

(x) dividends or other distributions of, or other Restricted Payments or Investments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi)    [Reserved];

(xii) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 8.1;

(xiii) (A) dividends on any Designated Preferred Stock of the Applicant issued after the Closing Date; provided that at the time of such issuance and after giving effect thereto on a pro forma basis, (x) no Event of Default under Section
9(a) or Section 9(f) shall have occurred and be continuing (or would result therefrom) and (y) the Consolidated Total Corporate Leverage Ratio would be equal to or less than 4.00:1.00 for the Most Recent Four Quarter Period ending prior to the date of such determination for which consolidated financial statements of the Applicant are available, (B) loans, advances, dividends or distributions to any Parent to permit dividends on any Designated Preferred Stock of any Parent issued after the Closing Date if the net proceeds of the issuance of such Designated Preferred Stock have been contributed to the Applicant or any of its Restricted Subsidiaries; provided that the aggregate amount of all loans, advances, dividends or distributions paid pursuant to this clause (B) shall not exceed the net proceeds of such issuance of Designated Preferred Stock received by or contributed to the Applicant or any of its Restricted Subsidiaries or (C) any dividend on Refunding Capital Stock that is Preferred Stock; provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, the Applicant shall be in compliance with the financial covenant set forth in Section 8.9 as of the end of the Most Recent Four Quarter Period for which financial statements have been delivered pursuant to Section 7.1;

(xiv) (A) any Restricted Payment that is (x) a dividend or distribution on or in respect of, or a purchase, redemption, retirement or other acquisition for value of, Capital Stock of the Applicant or (y) a voluntary purchase, repurchase, redemption, defeasance or other voluntary acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations, provided that at the time of such Restricted Payment and after giving effect thereto on a pro forma basis, (1) no Event of Default under Section 9(a) or Section 9(f) shall have occurred and be continuing (or would result therefrom) and (2) the Consolidated Total Corporate Leverage Ratio would be equal to or less than 4.00:1.00 for the Most Recent Four Quarter Period ending prior to the date of such determination for which consolidated financial statements of the Applicant are available, and (B) any Restricted Payment that is an Investment, provided that at the time of such Restricted Payment and after giving effect thereto on a pro forma basis, (1) no Event of Default under Section 9(a) or Section 9(f) shall have occurred and be continuing (or would result therefrom) and (2) the Consolidated Total Corporate Leverage Ratio would be equal to or less than 4.50:1.00 for the Most Recent Four Quarter Period ending prior to the date of such determination for which consolidated financial statements of the Applicant are available; and

(xv) Restricted Payments in an aggregate amount outstanding at any time not to exceed an amount equal to Excess Proceeds provided, that the Applicant or any Restricted Subsidiary shall not be permitted to make any such Restricted Payments until the RP Blocker Termination Date;

provided, that (A) in the case of clauses (iii) and (ix), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments.

(c) The Applicant, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this Section 8.5 (or, in the case of any Investment, the clauses of Permitted Investments) and in part under one or more other such provisions.

8.6 Limitation on Transactions with Affiliates. (a) The Applicant will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Applicant (an “Affiliate Transaction”) involving aggregate consideration in excess of $50.0 million unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Applicant or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $50.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors. For purposes of this Section 8.6, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 8.6 if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.
(b)    The provisions of Section 8.6(a) will not apply to: (i)    any Restricted Payment Transaction,
(ii) (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer or director or consultant of or to the Applicant, any Restricted Subsidiary or any Parent heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans or any issuance, grant or award of stock, options, other equity-related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Applicant or any of its Subsidiaries or any Parent (as determined in good faith by the Applicant, such Subsidiary or such Parent, in each case), (4) any transaction with an officer or director of the Applicant or any of its Subsidiaries or any Parent in the ordinary course of business (x) not involving more than $1,000,000 in any one case or (y) approved by a majority of the Board of Directors, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii)    any transaction between or among any of the Applicant, one or more
Restricted Subsidiaries or one or more Special Purpose Entities,

(iv) any transaction arising out of agreements or instruments in existence on the Closing Date (other than any Tax Sharing Agreement referred to in Section
8.6(b)(vii)), and any payments made pursuant thereto,

(v) any transaction in the ordinary course of business on terms that are fair to the Applicant and its Restricted Subsidiaries as determined in good faith by the Applicant, or are not materially less favorable to the Applicant or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Applicant,

(vi) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Applicant or any Restricted Subsidiary and any Affiliate of the Applicant controlled by the Applicant that is a Franchisee, a Franchise Special Purpose Entity, a joint venture or similar entity,

(vii)    the execution, delivery and performance of any Tax Sharing Agreement, (viii)    [reserved], and
(ix) any issuance or sale of Capital Stock (other than Disqualified Stock) of the Applicant or any Parent or capital contribution to the Applicant or any Restricted Subsidiary.

8.7    Reserved.

8.8 Restrictive Agreements. The Applicant shall not, and shall not permit any Restricted Subsidiary to, enter into with any Person any agreement that restricts the ability of the Applicant or any of its Restricted Subsidiaries (other than any Foreign Subsidiaries or any Excluded

Subsidiaries) to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Credit Documents upon any of its property, assets or revenues constituting Collateral as and to the extent contemplated by this Agreement and the other Credit Documents, whether now owned or hereafter acquired, other than:

(a) this Agreement, the other Credit Documents and any related documents, any Credit Facility, the Intercreditor Agreements, any Other Intercreditor Agreement, the Senior Credit Agreement, the Indentures and the Senior Notes, any Permitted Debt Exchange Notes (as defined in the Senior Credit Agreement) and any related documents, any Additional Obligations Documents and any agreement in effect or entered into on the Closing Date;

(b) any agreement of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Applicant or any Restricted Subsidiary, or which agreement is assumed by the Applicant or any Restricted Subsidiary in connection with an acquisition from or other transaction with such Person, as in effect at the time of such acquisition, merger, consolidation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation or transaction); provided that for purposes of this clause (b), if a Person other than the Applicant is the Successor Company with respect thereto, any Subsidiary thereof or agreement of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Applicant or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(c) any agreement (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement referred to in clause (a) or (b) above or this clause (c) (an “Initial Agreement”), or that is, or is contained in, any amendment, supplement or other modification to any Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Applicant);

(d) any agreement relating to intercreditor arrangements and related rights and obligations, to or by which the Lenders and/or the Administrative Agent, the Collateral Agent or any other agent, trustee or representative on their behalf may be party or bound at any time or from time to time, and any agreement providing that in the event that a Lien is granted for the benefit of the Lenders another Person shall also receive a Lien, which Lien is permitted by Section 8.2;

(e) any agreement governing or relating to (x) Indebtedness of or a Franchise Financing Disposition by or to or in favor of any Franchisee or Franchise Special Purpose Entity or to any Franchise Lease Obligation, (y) Indebtedness of or a

Financing Disposition by or to or in favor of any Special Purpose Entity or (z) sale of receivables by or Indebtedness of a Foreign Subsidiary;

(f) any agreement relating to any Indebtedness Incurred after the Closing Date as permitted by Section 8.1, or otherwise entered into after the Closing Date, if the restrictions thereunder taken as a whole are consistent with prevailing market practice for similar Indebtedness or other agreements, or are not materially less favorable to the Lenders than those under the Initial Agreements, or do not materially impair the ability of the Credit Parties to create and maintain the Liens on the Collateral securing the Obligations pursuant to the Security Documents as and to the extent contemplated thereby and by Section 7.9, in each case as determined in good faith by the Applicant;

(g) any agreement governing or relating to Indebtedness and/or other obligations and liabilities secured by a Lien permitted by Section 8.2 (in which case any restriction shall only be effective against the assets subject to such Lien, except as may be otherwise permitted under this Section 8.8);

(h) any agreement for the direct or indirect disposition of Capital Stock of any Person, property or assets, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such disposition;

(i) (i) any agreement that restricts in a customary manner (as determined in good faith by the Applicant) the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (ii) any restriction by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Applicant or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii) mortgages, pledges or other security agreements to the extent restricting the transfer of the property or assets subject thereto, (iv) any reciprocal easement agreements containing customary provisions (as determined in good faith by the Applicant) restricting dispositions of real property interests, (v) Purchase Money Obligations that impose restrictions with respect to the property or assets so acquired, (vi) agreements with customers or suppliers entered into in the ordinary course of business that impose restrictions with respect to cash or other deposits, net worth or inventory, (vii) customary provisions (as determined in good faith by the Applicant) contained in agreements and instruments entered into in the ordinary course of business (including leases and licenses) or in joint venture and other similar agreements or in shareholder, partnership, limited liability company and other similar agreements in respect of non-wholly owned Restricted Subsidiaries, (viii) restrictions that arise or are agreed to in the ordinary course of business and do not detract from the value of property or assets of the Applicant or any Restricted Subsidiary in any manner material to the Applicant or such Restricted Subsidiary, (ix) Hedging Obligations, (x) any agreement or restriction in connection with or relating to any Vehicle Rental Concession Right or (xi) Bank Products Obligations;

(j) restrictions by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Applicant or any of its Subsidiaries or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Subsidiary’s status (or the status of any Subsidiary of such Subsidiary) as a Captive Insurance Subsidiary; and

(k) any agreement evidencing any replacement, renewal, extension or refinancing of any of the foregoing (or of any agreement described in this clause (l)).

It is understood that a limitation on the amount of Indebtedness or other obligations or liabilities that may be incurred, outstanding, guaranteed or secured under this Agreement or any other Credit Document (in excess of the amount thereof that may be incurred, outstanding, guaranteed and secured under this Agreement or any other Credit Document as in effect on the Closing Date) does not constitute a limitation that is restricted by this Section 8.8.

8.9 Financial Covenant. Commencing with the fiscal quarter ending December 31, 2017, the Applicant shall not permit the Consolidated First Lien Leverage Ratio as at the last day of the Most Recent Four Quarter Period ending during any period set forth below to exceed the ratio set forth below opposite such period below:

Fiscal Quarter Ending	Consolidated First Lien Leverage Ratio
December 31, 2017	3.00:1.00
March 31, 2018	3.00:1.00
June 30, 2018	3.00:1.00
September 30, 2018	3.00:1.00
December 31, 2018, and each March 31, June 30, September 30 and December 31 ending thereafter	3.00:1.00

8.10    Limitation on Corporate Indebtedness.

(a) The Applicant will not, and will not permit any Restricted Subsidiary to, Incur any Corporate Indebtedness; provided, however, that the Applicant or any Restricted Subsidiary may Incur Corporate Indebtedness if on the date of the Incurrence of such Corporate Indebtedness, after giving effect to the Incurrence thereof, either (x) the Consolidated Gross Total Corporate Leverage Ratio would be equal to or less than 6.00:1.00 or (y) the Consolidated Total Corporate Leverage Ratio would be equal to or less than 4.25:1.00.

(b)    Notwithstanding the foregoing Section 8.10(a), the Applicant and its
Restricted Subsidiaries may Incur the following Corporate Indebtedness:

(i) Indebtedness Incurred pursuant to any Credit Facility (other than the L/C Facility) (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in each case under this clause (i) in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A)
$2,400.0 million, plus (B) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing; provided, that (1) the maturity date of any Indebtedness Incurred under this clause (i) that is a Subordinated Obligation or is secured by Liens ranking junior in priority to the Liens securing the Obligations under the Credit Documents, in each case, Incurred on or after the Closing Date shall not be earlier than the Maturity Date, (2) until the first date on which either (x) the Consolidated Gross Total Corporate Leverage Ratio is equal to or less than 6.00:1.00 or (y) the Consolidated Total Corporate Leverage Ratio is equal to or less than 4.25:1.00 as of the last day of the Most Recent Four Quarter Period ending prior to the date of such determination for which consolidated financial statements of the Applicant are available (calculated after giving effect to the Incurrence thereof), any Indebtedness Incurred under this clause (i) must be either a Subordinated Obligation or secured by Liens ranking junior in priority to the Liens securing the Obligations, (3) any Indebtedness Incurred under this clause (i) that is a Subordinated Obligation or is secured by Liens ranking junior in priority to the Liens securing the Obligations under the Credit Documents shall not have a weighted average life to maturity earlier than the remaining weighted average life to maturity of the Tranche B-1 Revolving Commitments (as defined in the Senior Credit Agreement), (4) any Indebtedness Incurred under this clause (i) shall not be secured by any assets other than Collateral or incurred or guaranteed by any person that is not a Credit Party, (5) any Indebtedness (x) that is secured by Liens on the Collateral Incurred under this clause (i) shall be subject to the terms of the Intercreditor Agreements or Other Intercreditor Agreement and (y) that is a Subordinated Obligation shall be subject to the terms of a subordination agreement reasonably satisfactory to the Administrative Agent (or, alternatively, the definitive documentation for such Subordinated Obligation shall contain subordination provisions reasonably satisfactory to the Administrative Agent) and (6) for the avoidance of doubt, $533.0 million of the proceeds of the Senior Secured Second Priority 2022 Notes that were used to permanently reduce Tranche B-1 Revolving Commitments (as defined in the Senior Credit Agreement) Incurred under this clause (i) prior to, on, or substantially concurring with, the Closing Date shall not constitute Refinancing Indebtedness for purposes of this clause (i) and the proceeds in respect of such Senior Secured Second Priority 2022 Notes shall be deemed to have been Incurred under clause (xi) of this Section 8.10(b) as if such clause (xi) had been in effect at the time of the Incurrence thereof; provided, further, that, immediately after the Closing Date and after giving effect to the prepayments of term loans and/or permanent reductions of the revolving commitments Incurred under this clause (i) made with the proceeds of the Senior Secured Second Priority 2022 Notes, the Applicant can Incur $542.0 million under this clause (i);

(ii) Indebtedness (A) of any Restricted Subsidiary to the Applicant or (B) of the Applicant or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Applicant or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

(iii) any Indebtedness (other than the Indebtedness described in clauses (i) and (ii) above) outstanding on the Closing Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or Section 8.10(a) provided, that, for the avoidance of doubt, $700.0 million of the proceeds of the Senior Secured Second Priority 2022 Notes were used to prepay (including, for the avoidance of doubt, the amount of such proceeds deposited with any trustee in respect of such Indebtedness for irrevocable and unconditional application to such prepayment) Indebtedness Incurred under this clause (iii) prior to, on, or substantially concurrently with, the Closing Date and shall constitute Refinancing Indebtedness for purposes of this clause (iii);

(iv) (A) Capitalized Lease Obligations in an aggregate principal amount at any time outstanding not exceeding $50.0 million and (B) Purchase Money Obligations, and in each case any Refinancing Indebtedness with respect thereto;

(v) Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Applicant or any of its Restricted Subsidiaries;

(vi) (A) Guarantees by the Applicant or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Applicant or any Restricted Subsidiary (other than any Corporate Indebtedness Incurred by the Applicant or such Restricted Subsidiary, as the case may be, in violation of this Section 8.10), or (B) without limiting Section 8.2, Indebtedness of the Applicant or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Applicant or any Restricted Subsidiary (other than any Indebtedness Incurred by the Applicant or such Restricted Subsidiary, as the case may be, in violation of this Section 8.10);

(vii) Indebtedness of the Applicant or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii) Indebtedness of the Applicant or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees, or (E) the financing of insurance premiums in the ordinary course of business, or (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, or (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Applicant or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement or (H) Bank Products Obligations;

(ix) Indebtedness issuable upon the conversion or exchange of shares of Disqualified Stock issued in accordance with Section 8.10(a), and any Refinancing Indebtedness with respect thereto;

(x) Indebtedness of the Applicant or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding $25.0 million;

(xi) the Incurrence of Indebtedness in an aggregate principal amount of $533.0 million represented by the Senior Secured Second Priority 2022 Notes the proceeds of which were used to permanently reduce Tranche B-1 Revolving Commitments (as defined in the Senior Credit Agreement) Incurred pursuant to Section 8.10(b)(i) and any Refinancing Indebtedness with respect thereto; provided, that for the avoidance of doubt, such Senior Secured Second Priority 2022 Notes shall be deemed to have been Incurred under this clause (xi) as if this clause (xi) had been in effect at the time of Incurrence of such Senior Secured Second Priority 2022 Notes; and

(xii) Indebtedness Incurred pursuant to the L/C Facility, and (without limiting the foregoing) any Refinancing Indebtedness in respect thereof.

SECTION 9. EVENTS OF DEFAULT.    If any of the following events shall occur and be continuing:

(a)    the Applicant shall fail to pay any interest on any Reimbursement
Amount, any Reimbursement Amount or any other amount payable hereunder, within five Business Days after any such interest, Reimbursement Amount or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Credit Party herein or in any other Credit Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Credit Party pursuant to this Agreement or any such other Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made and the circumstances giving rise to such misrepresentation, if capable of alteration, are not altered so as to make such representation or warranty correct in all material respects by the date falling 30 days after the date on which written notice thereof shall have been given to the Applicant by the Administrative Agent or the Required Lenders; provided for the avoidance of doubt that if any representation or warranty made or deemed made pursuant to the second sentence of Section 5.7 shall prove to have been incorrect in any material respect, such failure to be correct shall be deemed cured if the Default or Event of Default giving rise to, or otherwise underlying, such failure to be correct, shall have been cured; or

(c) any Credit Party shall default in the observance or performance of any agreement contained in Section 8 of this Agreement; or

(d) any Credit Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Credit Document (other than as provided in paragraphs (a) through (c) of this Section 9), and such default shall continue unremedied for a period of 30 days after the date on which written notice thereof shall have been given to the Applicant by the Administrative Agent or the Required Lenders; or

(e) Holdings or the Applicant or any of its Material Restricted Subsidiaries shall (A) (i) default in any payment of principal of or interest on any Indebtedness (excluding any Material Vehicle Lease Obligation, the Reimbursement Amounts, any other Indebtedness under this Agreement, any Brazilian Indebtedness and any Guarantee in respect of Brazilian Indebtedness) in excess of $100.0 million beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness referred to in clause (i) above (excluding any Material Vehicle Lease Obligation, the Reimbursement Amounts, any other Indebtedness under this Agreement, any Brazilian Indebtedness and any Guarantee in respect of Brazilian Indebtedness) contained in any instrument or agreement evidencing, securing or relating thereto (other than the failure to provide notice of a default or an event of default under such instrument or agreement or default in the observance of or compliance with any financial maintenance covenant), the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity (an “Acceleration”), and (x) such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given, (y) such default shall not have been remedied or waived by or on behalf of such holder or holders, and (z) in the case of any such Indebtedness of any Foreign Subsidiary, such Indebtedness shall have been Accelerated and such Acceleration shall not have been rescinded; (provided that clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder) or (B) default in the observance or performance of any agreement or condition relating to any Material Vehicle Lease Obligation beyond the period of grace, and the lessor thereunder or its permitted assignee shall have terminated such Material Vehicle Lease Obligation, and such termination shall have caused an “amortization event” (or similar event however denominated) under all Special Purpose Financings to which such Material Vehicle Lease Obligation relates, and neither the Applicant nor any of its Subsidiaries shall have entered into a replacement Special Purpose Financing with respect to such terminated Material

Vehicle Lease Obligation within a period of 60 days after the date of the termination of such Material Vehicle Lease Obligation; or

(f) If (i) the Applicant or any of its Material Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the reorganization, winding-up, liquidation or dissolution of any Subsidiary of the Applicant that is not a Credit Party), or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Applicant or any of its Material Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Applicant or any of its Material Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of, in the case of any Material Restricted Subsidiaries that are Foreign Subsidiaries, 90 days, and otherwise, 60 days; or (iii) there shall be commenced against the Applicant or any of its Material Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within, in the case of any Material Restricted Subsidiaries that are Foreign Subsidiaries, 90 days, and otherwise, 60 days from the entry thereof; or (iv) the Applicant or any of its Material Restricted Subsidiaries shall take any corporate or other organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Applicant or any of its Material Restricted Subsidiaries shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due (other than in connection with any reorganization, winding-up, liquidation, dissolution of any Subsidiary of the Applicant that is not a Credit Party referred to in the parenthetical exclusion contained in clause (i)(A) above); or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) (A) any failure to satisfy minimum funding standards (as defined in Section 302 or 303 of ERISA or Section 412 or 430 of the Code), whether or not waived, shall exist with respect to any Plan or (B) any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Applicant or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v)

either of the Applicant or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency of a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) of this Section 9(g), such event or condition, either individually or together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Applicant or any of its Material Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $100.0 million or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) Except during any Collateral Suspension Period, (i) the Guarantee and Collateral Agreement shall, or any other Security Document covering a significant portion of the Collateral shall (at any time after its execution, delivery and effectiveness), cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Credit Party which is a party to any such Security Document shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(j) Subject to the Applicant’s option to make a payment in full of all outstanding Reimbursement Amounts and to terminate the Commitments, or to make a Change of Control Offer, a Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Applicant, automatically the Commitments, if any, shall immediately terminate and all amounts owing under this Agreement (including all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, as the case may be, the Administrative Agent shall, by notice to the Applicant, declare (i) the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate; and (ii) all amounts owing under this Agreement (including all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Applicant shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (and the Applicant hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other obligations of the Applicant under the Credit Documents). If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent and the Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the applicable Applicant, shall, forthwith upon demand by the Administrative Agent pay to the Administrative Agent as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim. Amounts held in such cash collateral account with respect to Letters of Credit shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Credit Parties hereunder and under the other Credit Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Amounts shall have been satisfied and all other obligations of the Credit Parties hereunder and under the other Credit Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Applicant (or such other Person as may be lawfully entitled thereto). Notwithstanding anything to the contrary in this Agreement or any other Credit Document, no Lender in its capacity as a Secured Party or as beneficiary of any security granted pursuant to the Security Documents shall have any right to exercise remedies in respect of such security without the prior written consent of the Required Lenders.

Except as expressly provided above in this Section 9, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10. THE AGENTS AND THE OTHER REPRESENTATIVES.

10.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes each agent in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the

Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent, the Collateral Agent and the Issuing Lender, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against any Agent or the Other Representatives. Each of the Agents may perform any of their respective duties under this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates). Notwithstanding the foregoing, the Administrative Agent agrees to act as the U.S. federal withholding Tax agent in respect of all amounts payable by it under the Credit Documents.

10.2 Delegation of Duties. In performing its functions and duties under this Agreement, each Agent shall act solely as agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.3 Exculpatory Provisions. None of the Agents or any Other Representative nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by such Person under or in connection with this Agreement or any other Credit Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by Holdings, the Applicant or any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents or any Other Representative under or in connection with, this Agreement or any other Credit Document, (ii) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, (iii) for any failure of Holdings, the Applicant or any other Credit Party to perform its obligations hereunder or under any other Credit Document, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, (v) the satisfaction of any of the conditions precedent set forth in Section 6, or (vi) the existence or possible existence of any Default or Event of Default. Neither the Agents nor any Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of Holdings, the Applicant or any other Credit Party. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder or given to the Agents for the account of or with copies for the Lenders, the Agents and the Other Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Holdings, the Applicant or any other Credit Party which may come into the possession of the Agents and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message or other electronic transmission, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Applicant or Holdings), independent accountants and other experts selected by each Agent. Each Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 11.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 11.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of L/C Participations.

10.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or either of the Applicant or Holdings referring to this Agreement, describing such Default or Event of Default. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Agents shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 11.1(a); provided that unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6 Acknowledgements and Representations by Lenders. Each Lender expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of the Applicant or any other Credit Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender. Each Lender represents to the Agents, the Other Representatives and each of the Credit Parties that, independently and without reliance upon any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings and the Applicant and the other Credit Parties, it has made its own decision enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Credit Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto. Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of Section 11.6 applicable to the Lenders hereunder.

10.7    Indemnification.

(a) The Lenders agree to indemnify each Agent (or any Affiliate thereof) (to the extent not reimbursed by the Applicant or any other Credit Party and without limiting the obligation of the Applicant to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date upon which the L/C Obligations shall have been paid in full, ratably in accordance with their respective Commitment Percentages, as the case may be, immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the L/C Obligations) be imposed on, incurred by or asserted against such Agent (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Credit Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate thereof) under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) such Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision or (b) claims made or legal proceedings commenced against such Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The obligations to indemnify each Issuing Lender shall be ratable among the L/C Participants in accordance with their Commitment Percentage. The agreements in this Section 10.7 shall survive the payment of all amounts payable hereunder.

(b) Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document (except actions expressly required to be taken by it hereunder or under the Credit Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c) The agreements in this Section 10.7 shall survive the payment of all Applicant Obligations and Guarantor Obligations (each as defined in the Guarantee and Collateral Agreement).

10.8 The Administrative Agent and Other Representatives in Their Individual Capacity. The Administrative Agent, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Applicant or any other Credit Party as though the Administrative Agent and the Other Representatives were not the Administrative Agent or the Other Representatives hereunder and under the other Credit Documents. With respect to any Letter of Credit issued or participated in by them, the Administrative Agent and the Other Representatives shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though they were not the Administrative Agent or an Other Representative, and the terms “Lender” and “Lenders” shall include the Administrative Agent and the Other Representatives in their individual capacities.

10.9    Collateral Matters.

(a) Each Lender authorizes and directs the Administrative Agent and the Collateral Agent to enter into (x) the Security Documents, the Intercreditor Agreements (or a joinder to an Intercreditor Agreement, as applicable) and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties and (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents, the Intercreditor Agreements and any Other Intercreditor Agreement or enter into a separate intercreditor agreement in connection with the incurrence by any Credit Party or any Subsidiary thereof of Additional Indebtedness (each an “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the relevant Credit Party or Subsidiary, to the extent such priority is permitted by the Credit Documents). Each Lender hereby agrees, and each participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, the Intercreditor Agreements or any Other Intercreditor Agreement (both as amended by any Intercreditor Agreement Supplement), and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent and the Collateral Agent are hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Obligations (as defined in the Guarantee and Collateral Agreement) unless instructed to do so by the Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

(b) The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, in each case at its option and in its discretion (A) to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the obligations under the Credit Documents at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby that are then due and unpaid, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Credit Party) upon the sale or other disposition thereof in compliance with Section 8.4, (iii) owned by any Restricted Subsidiary of the Applicant which becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary of the Applicant or constituting Capital Stock or other equity interests of an Excluded Subsidiary, (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Section 11.1), or (v) as otherwise may be expressly provided herein or in the relevant Security Documents (including in connection with any Collateral Suspension); (B) at the written request of the Applicant to subordinate any Lien on any Excluded Assets (as defined in the Guarantee and Collateral Agreement) (or to confirm in writing the absence of any Lien thereon) or any other property granted to or held by such Agent, as the case may be under any Credit Document to the holder of any Permitted Lien; (C) to release any Restricted Subsidiary of the Applicant from its Obligations under any Credit Documents to which it is a party (including its Subsidiary Guaranty) if such Person ceases to be a Restricted Subsidiary of the Applicant or becomes an Excluded Subsidiary and (D) enter into the Intercreditor Agreements and any Other Intercreditor Agreement on behalf of, and binding with respect to, the Lenders and their interest in designated assets, to give effect to any Special Purpose Financing, including to clarify the respective rights of all parties in and to designated assets. Upon request by the Administrative Agent or the Collateral Agent, at any time, the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.9.

(c) The Lenders hereby authorize the Administrative Agent and the Collateral Agent as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Section 11.1. Upon request by the Administrative Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this Section
10.9(c).

(d) No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by Holdings or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Section 10.9 or in any of the Security Documents, it being understood and agreed by the Lenders that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(e) Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by and in accordance with Section 11.1 or Section 11.18 with the written consent of the Agent party thereto and the Credit Party party thereto.

(f) The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the Collateral as such Agents may from time to time agree.

10.10 Successor Agent. Subject to the appointment of a successor as set forth herein, the Administrative Agent or the Collateral Agent may each resign upon 10 days’ notice to the Lenders and the Applicant and if the Administrative Agent or the Collateral Agent becomes a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Applicant may, upon 10 days’ notice to the Administrative Agent or the Collateral Agent as applicable, remove such Agent. If the Administrative Agent or Collateral Agent shall resign or be removed as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Credit Documents, then the Required Lenders (in the case of the Administrative Agent) shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Applicant (which approval shall not be unreasonably withheld or delayed if such successor is a commercial bank with a consolidated combined capital and surplus of at least $5,000 million), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any issuers of Letters of Credit. Each of the Syndication Agent and each Co- Documentation Agent, may resign as an Agent hereunder upon 10 days’ notice to the Administrative Agent, Lenders and the Applicant, or if any such Agent has admitted in writing that it is insolvent or becomes a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Applicant may, upon 10 days’ notice to such Agent, remove such Agent. If the Collateral Agent, the Syndication Agent or any Co-Documentation Agent shall resign or be removed as Collateral Agent, Syndication Agent or Co-Documentation Agent hereunder, as applicable, the duties, rights, obligations and responsibilities of such Agent hereunder, if any, shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by any Agent or any Lender. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Credit Documents. Additionally, after such retiring Agent’s resignation or removal as such Agent, the provisions of this Section 10.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Credit Documents. After the resignation or removal of any Administrative Agent pursuant to the preceding provisions of this Section 10.10, such resigning or removed Administrative Agent shall not be required to act as Issuing Lender for any Letters of Credit to be issued after the date of such resignation or removal, although the resigning or removed Administrative Agent shall retain all rights hereunder as Issuing Lender with respect to all Letters of Credit issued by it prior to the effectiveness of its resignation or removal as Administrative Agent hereunder.

10.11 Other Representatives. None of the Syndication Agent, any Co- Documentation Agent nor any of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of “Other Representative” contained herein, shall have any duties or responsibilities hereunder or under any other Credit Document in its capacity as such.

10.12 Withholding Tax. To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.

10.13 Application of Proceeds. The Lenders, the Administrative Agent and the Collateral Agent agree, as among such parties, as follows: subject to the terms of the Intercreditor Agreements, any Other Intercreditor Agreement and any Intercreditor Agreement Supplement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent, any Lender or any Issuing Lender on account of amounts then due and outstanding under any of the Credit Documents shall, except as otherwise expressly provided herein, be distributed and applied in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and subject to any application of any such amounts otherwise required pursuant to Section 4.4(b), or otherwise required by the Intercreditor Agreements, any Other Intercreditor Agreement and any Intercreditor Agreement Supplement): (1) first, to pay (on a ratable basis) all reasonable fees and out-of-pocket costs and expenses (including attorneys’ fees to the extent provided herein) due and owing to the Administrative Agent and the Collateral Agent under the Credit Documents, including in connection with enforcing the rights of the Agents, the Lenders and the Issuing Lenders under the Credit Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral); (2) second, to pay (on a ratable basis) all reasonable fees and out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing to each of the Lenders and each of the Issuing Lenders under the Credit Documents, including in connection with enforcing such Lender’s or such Issuing Lender’s rights under the Credit Documents; (3) third, to pay (on a ratable basis) to the applicable Issuing Lender with respect to a Letter of Credit, any L/C Participant’s Commitment Percentage of any unreimbursed payment made by such Issuing Lender under a Letter of Credit that has not been paid by the Applicant, provided that the Collateral Agent on behalf of the Secured Parties shall be subrogated to the rights of such Issuing Lender against such L/C Participant with respect to any amount paid pursuant to this clause “third”; (4) fourth, to pay (on a ratable basis) any Reimbursement Amounts then outstanding and not reimbursed pursuant to clause “third” above, and to cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent; (5) fifth, to pay (on a ratable basis) all other outstanding amounts due and payable to the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Lenders; and (6) sixth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent that any amounts available for distribution pursuant to clause “fourth” above are attributable to the issued but undrawn amount of outstanding Letters of Credit which are then not yet required to be reimbursed hereunder, such amounts shall be held by the Collateral Agent in a cash collateral account and applied (x) first, to reimburse the applicable Issuing Lender from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in such clause “fourth”. To the extent any amounts available for distribution pursuant to clause “fourth” are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the Persons entitled to payment of such obligations based on the relative amounts of such obligations.

SECTION 11. MISCELLANEOUS.

11.1    Amendments and Waivers.

(a) Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and the Collateral Agent may, from time to time, (x) enter into with the respective Credit Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or to the other Credit Documents or changing, in any manner the rights or obligations of the Lenders or the Credit Parties hereunder or thereunder or (y) waive at any Credit Party’s request, on such terms and conditions as the Required Lenders, the Administrative Agent or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to Sections 11.1(f) and (h) may be effected without the consent of the Required Lenders to the extent provided therein; provided, further, that no waiver and no amendment, supplement or modification shall:

(i) reduce or forgive the amount or extend the scheduled date of maturity of any Reimbursement Amount or reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment or change the currency in which any Reimbursement Amount is payable, in each case without the consent of each Lender directly and adversely affected thereby, subject to Sections 11.1(e) and 11.1(g) (it being understood that (x) waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitment of all Lenders shall not constitute an increase of the Commitment of any Lender, and (y) an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii) amend, modify or waive any provision of this Section 11.1(a) or reduce the percentage specified in the definition of “Required Lenders”, or consent to the assignment or transfer by Holdings or the Applicant of any of its rights and obligations under this Agreement and the other Credit Documents (other than pursuant to Section 8.3 or 11.6(a)), in each case without the written consent of all the Lenders;

(iii) release Guarantors accounting for substantially all of the value of the Guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement, or all or substantially all of the Collateral, in each case without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (including in connection with any Collateral Suspension);

(iv) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent and of any Other Representative directly and adversely affected thereby;

(v) amend, modify or waive the provisions of any Letter of Credit or any L/C Obligation without the written consent of the applicable Issuing Lender and each directly and adversely affected L/C Participant; and

(vi)    amend, modify or waive any provision of Sections 3, 10.13 or
11.5(d) in a manner that adversely affects the rights and duties of any Issuing
Lender without the written consent of such Issuing Lender;

provided further that, notwithstanding the foregoing and in addition to Liens on the Collateral that the Collateral Agent is authorized to release pursuant to Section 10.9(b), the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $10.0 million in any fiscal year without the consent of any Lender.

(b) Any waiver and any amendment, supplement or modification pursuant to this Section 11.1 shall apply to each of the Lenders and shall be binding upon the Credit Parties, the Lenders, the Administrative Agent and all future holders of the L/C Participations. In the case of any waiver, each of the Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c) Notwithstanding any provision herein to the contrary, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Credit Documents, except to the extent the consent of such Lender would be required under clause (i) in the further proviso to the second sentence of Section 11.1(a) and (y) no Disqualified Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Credit Documents.

(d)    [Reserved];

(e) Notwithstanding any provision herein to the contrary, this Agreement may be amended (or deemed amended) or amended and restated with the written consent of the Required Lenders, the Administrative Agent and the Applicant (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the existing Facility and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders hereunder and (z) to provide class protection for any additional credit facilities.

(f) Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified to better implement the intentions of this Agreement and the other Credit Documents or as required by local law to give effect to or to protect any security interest for the benefit of the Secured Parties in any property so that the security interests comply with applicable law, or as contemplated by Section 11.18, in each case with the written consent of the Agent party thereto and the Credit Party party thereto.

(g) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Credit Document as contemplated by Section 11.1(a), the consent of each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders, at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”) then the Applicant may, on notice to the Administrative Agent and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.6 (with the assignment fee and any other costs and expenses to be paid by the Applicant in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Applicant to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Credit Documents; and provided, further, that all obligations of the Applicant owing to the Non-Consenting Lender relating to the Commitments and participations so assigned shall be paid in full by the assignee Lender (or, at their option, by the Applicant) to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) if applicable, terminate the Commitments of such Non-Consenting Lender, in whole or in part, without premium or penalty. In connection with any such replacement under this Section 11.1(g), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Applicant owing to the Non-Consenting Lender relating to the Commitments and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Applicant shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.

11.2    Notices.

(a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or electronic mail, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Applicant, the Administrative Agent and the Collateral Agent, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the L/C Participations:

The Applicant: The Hertz Corporation
8501 Williams Road
Estero, Florida 33928
Attention: Treasurer
Facsimile: (866) 444-2755
Telephone: (201) 307-2607

with copies to:    The Hertz Corporation
8501 Williams Road
Estero, Florida 33928
Attention: General Counsel
Facsimile: (866) 888-3765
Telephone: (239) 301-7290

The Administrative Agent:	For Notices (other than requests for Extensions of Credit): Barclays Bank PLC
Bank Debt Management Group
745 Seventh Avenue
New York, NY 10019
Attention: Robert Walsh
Telephone: (212) 526-6047
Email: robert.xa.walsh@barclays.com

For payments and requests for Extensions of Credit: Barclays Bank PLC

Loan Operations
700 Prides Crossing
Delaware, Newark, 19713
Attention: Agency Services – Lindsay Proud
Facsimile: (917) 522 0569
Telephone: (302) 286-2350
Email: 12145455230@tls.ldsprod.com
Cc: lindsay.proud@barclays.com

The Collateral Agent:    Barclays Bank PLC
Bank Debt Management Group
745 Seventh Avenue
New York, NY 10019
Attention: Robert Walsh
Telephone: (212) 526-6047
Email: robert.xa.walsh@barclays.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 3.2, 4.2, 4.4 or 4.8 shall not be effective until received.

(b) Without in any way limiting the obligation of any Credit Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent or any Issuing Lender (in the case of the issuance of a Letter of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent or such Issuing Lender in good faith to be from a Responsible Officer.

(c) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tiff”).
The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on each Credit Party, each Agent and each Lender. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.

(d) Electronic Communications. Notices and other communications to the Lenders and any Issuing Lender hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites); provided that the foregoing shall not apply to notices to any Lender or an Issuing Lender pursuant to Section 3 if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Applicant may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that the approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes (with the Applicant’s consent), (i) notices and other communications sent to an e-

mail address shall be deemed received upon the sender’s receipt of a written acknowledgement from the intended recipient (such as by “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or any Credit Party, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Credit Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Credit Documents shall survive the execution and delivery of this Agreement and the issuance of Letters of Credit hereunder.

11.5 Payment of Expenses and Taxes. The Applicant agree, jointly and severally, (a) to pay or reimburse the Agents for (1) all their reasonable and documented out-of- pocket costs and expenses incurred in connection with (i) syndication of the L/C Facility and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions contemplated hereby and thereby and (iii) efforts in accordance with the terms of the Credit Documents to monitor the L/C Participations and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) the reasonable and documented fees and disbursements of one firm of counsel, solely in its capacity as counsel to the Administrative Agent, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Applicant, (b) to pay or reimburse each Lender, each Lead Arranger and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Credit Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents (limited to one firm of counsel for the Agents and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for the Agents), (c) to pay, indemnify, or reimburse each Lender, each Lead Arranger and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Lead Arranger, each Agent and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (in the case of fees and disbursements of counsel, limited to one firm of counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Applicant of such conflict and thereafter, after receipt of the Applicant’s consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnitee)) arising out of or relating to any actual or prospective claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory, brought by a third party or by the Applicant or any other Credit Party and regardless of whether any Indemnitee is a party thereto, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the issuance of the Letters of Credit or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Applicant or any of its Restricted Subsidiaries or any of the property of the Applicant or any of its Restricted Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Applicant shall not have any obligation hereunder to the Administrative Agent, any other Agent, any Lead Arranger or any Lender (or any Related Party of any Agent, Lead Arranger or Lender) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non- appealable decision) of such Agent, Lead Arranger or Lender (or any Related Party thereof), (ii) a material breach of any Credit Document (as determined by a court of competent jurisdiction in a final non-appealable decision) by such Agent, Lead Arranger or Lender (or any Related Party thereof), (iii) claims of any Indemnitee (or any Related Party thereof) solely against one or more Indemnitees (or any Related Party thereof) or disputes between or among Indemnitees (or any Related Party thereof) in each case except to the extent such claim is determined to have been caused by an act or omission by the Applicant or any of its Subsidiaries (provided that this clause (iii) shall not apply to indemnification of an Agent or Lead Arranger for a claim against it in its capacity as such) or (iv) claims made or legal proceedings commenced against such Agent, Lead Arranger or Lender (or any Related Party thereof) by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. Neither the Applicant nor any Indemnitee shall be liable for any consequential or punitive damages in connection with the Facilities; provided that nothing contained in this sentence shall limit the Applicant’s indemnification obligations above to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification hereunder. All amounts due under this Section 11.5 shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Credit Parties pursuant to this Section 11.5 shall be submitted to the address of the Applicant set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Applicant in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Applicant shall have no obligation under this Section 11.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this Section 11.5 shall survive repayment of the L/C Obligations and all other amounts payable hereunder. As used herein, “Related Party” means, with respect to any Person, or any of its affiliates, or any of the officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of any thereof, any of such Person, its affiliates and the officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of any thereof (other than, in each case, Holdings and its Subsidiaries and any of its controlling shareholders).

11.6    Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the applicable Issuing Lender that issues any Letter of Credit), except that (i) other than in accordance with Section 8.3, the Applicant may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Applicant without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 4.13(d), 4.14(c), 11.1(g) or this Section 11.6.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Lender (so long as the Applicant has made the list of Disqualified Lenders available to the Administrative Agent, who may make it available to all Lenders) or any natural person) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including any Commitments, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F) with the prior written consent of:

(A) the Applicant, provided that no consent of the Applicant shall be required if an Event of Default under Section 9(a) or 9(f) with respect to the Applicant has occurred and is continuing; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Applicant’s prior written consent shall be required for such assignment;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an affiliate of a Lender or an Approved Fund (as defined below); and

(C) in the case of assignments of L/C Participations or Commitments, each Issuing Lender (such consent not to be unreasonably withheld or delayed).

(ii)    Assignments    shall    be    subject    to    the    following    additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments, the amount of the Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less
$5.0 million unless the Applicant and the Administrative Agent otherwise consent, provided that (1) no such consent of the Applicant shall be required if an Event of Default under Section 9(a) or 9(f) with respect to the Applicant has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments;

(C)    the Assignee, if it shall not be a Lender, shall deliver to the
Administrative Agent an administrative questionnaire; and

(D) in the case of assignments of L/C Participations, the assignee shall have delivered to the Applicant and the Administrative Agent the documents required pursuant to Section 4.11(b).

For the purposes of this Section 11.6, the term “Approved Fund” has the following meaning: “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Lender (so long as the Applicant has made the list of Disqualified Lenders available to the Administrative Agent, who may make it available to all Lenders).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Sections 4.10, 4.11, 4.13 and 11.5, and bound by its continuing obligations under Section 11.16).

Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Sections 4.13(d), 4.14(c), 11.1(g) or this Section 11.6 shall, to the extent it would comply with Section 11.6(c) be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 11.6.

(iv) The Applicant hereby designate the Administrative Agent, and the Administrative Agent agrees, to serve as the Applicant’s agent, solely for purposes of this Section 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Applicant, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Applicant, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender (unless such assignment is made in accordance with Sections 4.13(d), 4.14(c) or 11.1(g), in which case the effectiveness of such Assignment and Acceptance shall not require execution by the assigning Lender) and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 11.6 and any written consent to such assignment required by paragraph (b) of this Section 11.6, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Applicant. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

Notwithstanding the foregoing, no Assignee, which as of the date of any assignment to it pursuant to this Section 11.6(b) would be entitled to receive any greater payment under Section 4.10, 4.11 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such sections with respect to the rights assigned, shall be entitled to receive such greater payments unless the assignment was made after an Event of Default under Section
9(a) or 9(f) with respect to the Applicant has occurred and is continuing or the Applicant has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Applicant or the Administrative Agent, sell participations (other than to any Disqualified Lender (so long as the Applicant has made the list of Disqualified Lenders available to the Administrative Agent, who may make it available to all Lenders) or a natural person) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such L/C Obligations for all purposes under this Agreement and the other Credit Documents and (D) the Applicant, the Administrative Agent, the applicable Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that, to the extent of such participation such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 11.1(a) and (2) directly and adversely affects such Participant. Subject to paragraph (d) of this Section 11.6, the Applicant agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Sections 4.10, 4.11, 4.13 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender provided that such Participant shall be subject to Section 11.7(a) as though it were a Lender. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender (so long as the Applicant has made the list of Disqualified Lenders available to the Administrative Agent, who may make it available to all Lenders). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Applicant, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Facilities or other obligations under the Credit Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest or its other obligations under any Credit Document) except to the extent that such disclosure is necessary (x) to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (y) for the Applicant to enforce its rights hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) No Credit Party shall be obligated to make any greater payment under Section 4.10, 4.11 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Applicant and the Applicant expressly waives the benefit of this provision at the time of such participation. Any Participant shall not be entitled to the benefits of Section 4.11 unless such Participant complies with Section 4.11(b) or (c), as applicable, and provides the forms and certificates referenced therein to the Lender that granted such participation.

(e) Any Lender, without the consent of the Applicant or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(f) No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Applicant if it would require the Applicant to make any filing with any Governmental Authority or qualify any Letter of Credit under the laws of any jurisdiction, and the Applicant shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(g) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the L/C Participations it may have funded hereunder to its designating Lender without the consent of the Applicant or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). The Applicant, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Applicant pursuant to this Section 11.6(g) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Applicant specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Section 11.6(g), in the event that the indemnifying Lender fails timely to compensate the Applicant for such claim, any L/C Participations held by the relevant Conduit Lender shall, if requested by the Applicant, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(h) If the Applicant wishes to replace the Commitments in whole or in part with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion) advance notice to the Lenders, instead of reducing or terminating the Commitments to be replaced, to (i) require the Lenders to assign such Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 11.1. Pursuant to any such assignment, all Commitments to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Commitments were being optionally reduced or terminated by the Applicant), accompanied by payment of any accrued interest and fees thereon. By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Commitments pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit F, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.
(i)    [Reserved]. (j)    [Reserved].
(k)    The Administrative Agent and the Collateral Agent (each in its capacity as such) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent (each in its capacity as such) shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of L/C Obligations, or disclosure of confidential information, to any Disqualified Lender.

11.7    Adjustments; Set-off; Calculations; Computations.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Reimbursement Amounts owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise (except pursuant to Section 3.1(b), 4.4, 4.10, 4.11, 4.13(d), 4.14, 11.1(g) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Reimbursement Amounts owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Reimbursement Amounts owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Applicant, any such notice being expressly waived by the Applicant to the extent permitted by applicable law, upon the occurrence of an Event of Default under Section 9(a) to set-off as appropriate and apply against any amount then due and payable under Section 9(a) by the Applicant any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Applicant. Each Lender agrees promptly to notify the Applicant and the Administrative

Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8 Judgment. (a) If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 11.8 referred to as the “Judgment Currency”) an amount due under any Credit Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 11.8 being hereinafter in this Section 11.8 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Credit Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Credit Party under this Section 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Credit Documents.

(c) The term “rate of exchange” in this Section 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Applicant and the Administrative Agent.

11.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11 Integration. This Agreement and the other Credit Documents represent the entire agreement of each of the Credit Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Credit Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

11.12 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Applicant, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 11.2 or at such other address of which the Administrative Agent, any such Lender and the Applicant shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section
11.13 any consequential or punitive damages.

11.14 Acknowledgements. Each party hereto hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither the Administrative Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to the Applicant arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Applicant, on the other hand, in connection herewith or therewith is solely that of creditor and debtor;

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Applicant and the Lenders; and

(d) neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lenders or the Applicant, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16 Confidentiality. (a) Each Agent, Arranger, Other Representative and Lender agrees to keep confidential any information (a) provided to it by or on behalf of Holdings, the Applicant or any of its Subsidiaries pursuant to or in connection with the Credit Documents or (b) obtained by such Agent, Arranger, Other Representative or Lender based on a review of the books and records of Holdings, the Applicant or any of its Subsidiaries; provided that nothing herein shall prevent any Agent, Arranger, Other Representative or Lender from disclosing any such information (i) to any Agent, Arranger, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Applicant and its obligations that agrees to comply with the provisions of this Section 11.16 pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), which Person has been approved by the Applicant (such approval not be unreasonably withheld), in respect to any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system)) for the benefit of the Applicant (it being understood that each relevant Agent, Arranger, Other Representative or Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Agent, Arranger, Other Representative or Lender shall inform each such Person of the agreement under this Section 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this Agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Section 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Agent, Arranger, Other Representative or Lender or its respective affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Agent, Arranger, Other Representative or Lender shall, unless prohibited by any Requirement of Law, notify the Applicant of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Credit Document, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Agent, Arranger, Other Representative or Lender or its respective affiliates (to the extent applicable), (viii) in connection with any litigation to which such Agent, Arranger, Other Representative or Lender may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s, an Arranger’s, an Other Representative’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to Holdings or the Applicant (or any of their respective Affiliates) being violated. Notwithstanding any other provision of this Agreement, any other Credit Document or any Assignment and Acceptance, the provisions of this Section 11.16 shall survive with respect to each Agent, Other Representative and Lender until the second anniversary of such Agent, Other Representative or Lender ceasing to be an Agent, Other Representative or a Lender, respectively.

(b) Each Lender acknowledges that any such information referred to in Section 11.16(a), and any information (including requests for waivers and amendments) furnished by the Applicant or the Administrative Agent pursuant to or in connection with this Agreement and the other Credit Documents, may include material non-public information concerning the Applicant, the other Credit Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

11.17 USA Patriot Act Notice. Each Lender hereby notifies the Applicant that pursuant to the requirements of the USA Patriot Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act, and the Applicant agrees to provide such information (including any information with respect to any Guarantor) from time to time to any Lender.

11.18 Additional Indebtedness. In connection with the incurrence by any Credit Party or any Subsidiary thereof of any Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agrees to execute and deliver the Intercreditor Agreements, Other Intercreditor Agreement or Intercreditor Agreement Supplement and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Applicant to be necessary or reasonably desirable for any Lien on the property or assets of any Credit Party permitted to secure such Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Credit Party or Subsidiary, to the extent such priority is permitted by the Credit Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

11.19 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.20 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Applicant or any other Credit Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of 29
CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more
Benefit Plans in connection with the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitment and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Letters of Credit, the Commitment and this Agreement, (C) the entrance into, participation in, administration of and performance of the Letters of Credit, the Commitment and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection

(a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Letters of Credit, the Commitment and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Applicant or any other Credit Party, that:

(i) none of the Administrative Agent, any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Letters of Credit, the Commitment and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Letters of Credit, the Commitment and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Letters of Credit, the Commitment and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Letters of Credit, the Commitment and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, any Joint Lead Arranger or any their respective Affiliates for investment advice

(as opposed to other services) in connection with the Letters of Credit, the Commitment or this Agreement.

(c) Each of the Administrative Agent and the Joint Lead Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Letters of Credit, the Commitment and this Agreement, (ii) may recognize a gain if it extended the Letters of Credit or the Commitment for an amount less than the amount being paid for an interest in the Letters of Credit or the Commitment by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[SIGNATURE PAGES TO BE PROVIDED SEPARATELY]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE HERTZ CORPORATION

By: /s/ R. Scott Massengill	Name: R. Scott Massengill
Title: Senior Vice President and Treasurer

[Signature Page to Letter of Credit Agreement (THC)]

BARCLAYS BANK PLC,
as Administrative Agent, Collateral Agent, and a
Lender

By: /s/ Craig Malloy	Name: Craig Malloy
Title:    Director

BANK OF MONTREAL, as a Lender

By: /s/ Thomas Hasenauer	Name: Thomas Hasenauer
Title:    Director

BNP PARIBAS, as a Lender

By: /s/ Tony Baratta	Name: Tony Baratta
Title:    Managing Director

If a second signature is necessary:

By: /s/ Nader Tannous	Name: Nader Tannous
Title:    Managing Director

CITIBANK, N.A., as a Lender

By: /s/ Sarah Terner	Name: Sarah Terner
Title:    Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as a Lender

By: /s/ Gordon Yip	Name: Gordon Yip
Title:    Director

If a second signature is necessary:

By: /s/ Gary Herzog	Name: Gary Herzog
Title:    Managing Director

GOLDMAN SACHS BANK USA, as a Lender

By: /s/ Ryan Durkin	Name: Ryan Durkin
Title:    Authorized Signatory

ROYAL BANK OF CANADA, as a Lender

By: /s/ Scott Umbs	Name: Scott Umbs
Title:    Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By: /s/ Jack Leong	Name: Jack Leong
Title: Director

By: /s/ Christopher J. Shaw	Name: Christopher J. Shaw
Title: Vice President

MIZUHO BANK, LTD., as a Lender

By: /s/ James Fayen	Name: James Fayen
Title:    Managing Director

NATIXIS, NEW YORK BRANCH, as a Lender

By: /s/ Gerardo Canet	Name: Gerardo Canet
Title:    Managing Director

If a second signature is necessary

By: /s/ Ronald Lee	Name: Ronald Lee
Title:    Director